EXHIBIT 2.1

ARRANGEMENT AGREEMENT

BETWEEN

URS CORPORATION

- AND -

FLINT ENERGY SERVICES LTD.

February 20, 2012

i

TABLE OF CONTENTS

	7.2	Access to Information	86
	7.3	Indemnification, Insurance and Resignations	87
	7.4	Financing Assistance	88
	7.5	Transferred Information	91

Article	8	TERMINATION, AMENDMENT AND WAIVER	92
	8.1	Termination	92
	8.2	Expenses and Termination Fees	94
	8.3	Notice and Effect of Termination	96
	8.4	Waiver	97

Article	9	GENERAL PROVISIONS	97
	9.1	Notices	97
	9.2	Injunctive Relief and Specific Performance	98
	9.3	No Recourse	98
	9.4	Assignment	99
	9.5	No Liability	99
	9.6	Counterparts, Execution	99
	9.7	Amendments	99

SCHEDULE “A” ARRANGEMENT RESOLUTION

SCHEDULE “B” PLAN OF ARRANGEMENT

SCHEDULE “C” DEPOSITARY AGREEMENT

SCHEDULE “D” CLOSING LOAN PROMISSORY NOTE

THIS ARRANGEMENT AGREEMENT dated as of February 20, 2012 (the “Agreement”),

BETWEEN:

URS CORPORATION, a corporation existing under the laws of the State of Delaware,

(the “Purchaser”),

- and -

FLINT ENERGY SERVICES LTD., a corporation existing under the laws of the Province of Alberta,

(the “Company”),

(collectively, the “Parties” and each of them a “Party”).

RECITALS:

A.
The Purchaser is desirous of acquiring, through a direct or indirect wholly-owned subsidiary of the Purchaser, all of the issued and outstanding common shares in the capital of the Company (the “Shares”) by way of an arrangement (the “Arrangement”) under the provisions of the Business Corporations Act (Alberta).

B.
After receiving financial and legal advice, the members of the Board of Directors of the Company (the “Board”) voting on the resolution unanimously determined that the Common Share Consideration (as defined herein) to be received by the Shareholders pursuant to the Arrangement is fair, from a financial point of view, and that the Arrangement is in the best interests of the Company, and have resolved to support the Arrangement and to unanimously recommend that the holders of Shares and Options vote in favour of the Arrangement, all subject to the terms and the conditions contained herein.

C.
The Purchaser and the Company have entered into voting support agreements, each dated as of the date hereof, with the directors and senior officers of the Company (collectively, the “Voting Agreements”), pursuant to which, among other things, such parties have agreed, subject to the terms and conditions thereof, to vote all Shares held by them in favour of the Arrangement.

D.	In furtherance of the foregoing, the Parties have entered into this Agreement to provide for the matters referred to in these Recitals and for other matters relating to the Arrangement.

THEREFORE the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1  Definitions

In this Agreement, unless the context otherwise requires, the following words and terms will have the respective meanings hereinafter set forth:

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c.B-9, as amended;

“Acquiror” means a corporation to be incorporated under the laws of Canada or a Province of Canada as a direct or indirect wholly-owned subsidiary of the Purchaser for purposes of acquiring the Shares pursuant to the Arrangement in the manner set out in the Plan of Arrangement;

“Acquisition Proposal” means, other than: (i) the transactions contemplated by this Agreement; (ii) any transaction involving only the transfer of the Company's interest in FT Services to Transfield Services (Canada) Limited, or an affiliate thereof; or (iii) any other transaction involving only the Company and/or one or more of its wholly-owned subsidiaries, any written or oral offer, proposal, public announcement, inquiry or request for discussions or negotiations from any Person or group of joint actors after the date hereof relating to:

(a)
a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, or involving subsidiaries of the Company or the Joint Ventures having assets or revenues, individually or in the aggregate, constituting 20% or more of the consolidated assets or consolidated revenue, as applicable, of the Company;

(b)
any direct or indirect take-over bid, issuer bid, exchange offer, treasury issuance or similar transaction, that, if consummated, would result in a Person or joint actors beneficially owning 20% or more of any class of voting or equity securities or any other equity interests (including securities convertible into or exercisable or exchangeable for equity interests) of the Company, or of subsidiaries of the Company or the Joint Ventures having assets or revenues, individually or in the aggregate, constituting 20% or more of the consolidated assets or consolidated revenue, as applicable, of the Company; or

(c)	any direct or indirect acquisition or purchase (or other arrangement having the same economic effect as a purchase), in a single transaction or a series of related transactions, of:

(i)	any assets representing greater than 20% of the Company on a consolidated basis or assets of the Company contributing 20% or more of the annual consolidated revenue of the Company; or

v

(ii)
(x) 20% or more of the voting or equity interests of the Company (or rights or interests thereto) or (y) 50% or more of the voting or equity interests of those subsidiaries of the Company or Joint Ventures whose assets and revenues, individually or in the aggregate, constitute 20% or more of the consolidated revenue of the Company; or

(d)	any similar transactions or series of transactions analogous to those described in paragraphs (a), (b) and (c) of this definition involving the Company, any of its subsidiaries or the Joint Ventures;

“affiliate” and “associate” have the respective meanings ascribed to them in the Securities Act;

“Aggregate Purchaser Closing Payment” has the meaning ascribed to it in Section 2.8(a);

“Agreement” means this Arrangement Agreement, including all schedules, and all amendments or restatements as permitted hereunder, and references to “Article” or “Section” mean the specified Article or Section to the Agreement;

“applicable privacy laws” means the applicable Laws regarding the protection of personal information applicable to the collection, use and disclosure of the Transferred Information, including, without limitation, the Personal Information Protection Act (Alberta), the Personal Information Protection Act (British Columbia) and the Personal Information Protection and Electronic Documents Act (Canada);

“ARC” has the meaning ascribed to it in the definition of “Competition Act Approval”;

“arm’s-length” has the meaning that it has for purposes of the Tax Act;

“Arrangement” has the meaning ascribed to it in the Recitals, but for greater certainty, means the arrangement involving the Acquiror, the Company, the Shareholders, the Optionholders and other parties under Section 193 of the ABCA on the terms and subject to the conditions set forth herein and in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.7 of this Agreement and Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered and voted upon by the Shareholders and the Optionholders  of record at the Company Meeting (voting together as a single class), such special resolution to be substantially in the form attached hereto as of Schedule “A”;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by Subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order has been granted, giving effect to the Arrangement, which shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;

“Board of Directors” has the meaning ascribed to it in the Recitals;

“Break Fee” has the meaning ascribed to it in Section 8.2(b);

“Break Fee Event” has the meaning ascribed to it in Section 8.2(b);

“Budget” has the meaning ascribed to it in Section 5.1(c)(viii);

“bump transactions” has the meaning ascribed to it in Section 5.2(b);

“Business Day” means any day:

(a)	which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under applicable Law in Alberta, Canada or San Francisco, United States; and

(b)	on which the principal commercial banks are generally open for business during normal banking hours in the City of Calgary and the City of San Francisco;

“Carson Escrow Agreement” means the escrow agreement among the Company, Valiant Trust Company, Ron Carson, 1589888 Alberta Ltd. and certain other parties dated October 3, 2011;

“Certificate of Arrangement” means the certificate of arrangement, amalgamation or other confirmation of filing to be issued by the Registrar pursuant to Subsection 193(11) of the ABCA in respect of the Articles of Arrangement;

“CFPOA” has the meaning ascribed to it in Section 3.1(q)(iv);

“Change in Recommendation” has the meaning ascribed to it in Section 8.1(c);

“Claims” includes claims, demands, complaints, grievances, Orders, actions, applications, suits, causes of action, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments of fines, judgments, debts, liabilities, penalties, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

“CLAC Plan” means the Christian Labour Association of Canada Pension Plan (Financial Services Commission of Ontario Registration No. 0398594);

“Closing Loan Promissory Note” means the promissory note of the Company evidencing the Company’s indebtedness under the Purchaser Closing Loan described in Section 2.8(a) substantially in the form attached as Schedule “D” to this Agreement;

“Closing Payment Calculation” has the meaning ascribed to it in Section 2.8(b);

“Collective Agreements” means, collectively, all collective bargaining agreements and agreements with unions concerning Company Employees, a complete and accurate listing of which has been set out in the Disclosure Letter;

“Common Share Consideration” means Cdn$25.00 in cash per Share to be acquired pursuant to the Arrangement (assuming there are no Dissenting Shareholders), subject to adjustment in accordance with Section 2.8(e);

“Company” means Flint Energy Services Ltd., a corporation existing under the laws of the Province of Alberta and, includes, unless the context requires otherwise, all of the subsidiaries of the Company other than:

(a)	FT Services;

(b)	the Joint Ventures; and

(c)	the Inactive Subsidiaries,

and references to the “Company taken as a whole”, or the “Company on a consolidated basis”, shall mean, collectively, the Company, each of its subsidiaries and its interest in the Joint Ventures and FT Services;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, and instruments of proxy, to be sent to, among others, the Shareholders and the Optionholders of record in accordance with the Interim Order in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

“Company Employees” means individuals employed by the Company, on a full-time, part-time or temporary basis including those Persons employed by or serving on secondment at any of the Joint Ventures or FT Services whose salary and/or benefits are paid or reimbursed by the Company, including directors, officers, employees and direct service providers, and those employees on disability leave, parental leave or other leave of absence; and for greater certainty, Company Employees includes FT Services Employees;

“Company Intellectual Property” has the meaning ascribed to it in Section 3.1(aa);

“Company Meeting” means the special meeting of the Shareholders and the Optionholders of record, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Company Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings, whether, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, regarding health, medical, dental, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive compensation, deferred compensation, change in control, retention, employment, employee loan, severance, share purchase, share compensation, fringe benefit, retiree medical, disability, pension, retirement or supplemental retirement plan, to which the Company, any members of its Controlled Group, the Joint Ventures or FT Services is a party or bound or in which any Company Employees or former Company Employees or any employee or former employee of the Joint Ventures or FT Services participates or under which the Company or any members of its Controlled Group, the Joint Ventures or FT Services has or will have, any liability or contingent liability or pursuant to which payments are made, or benefits are provided to, or any entitlement to payments or benefits may arise with respect to any Company Employees, former Company Employees or any employee or former employee of the Joint Ventures or FT Services (or any spouses, dependents, survivors or beneficiaries of any such Persons) in Canada, the United States or other jurisdiction, excluding statutory benefit plans in which the Company, any members of its Controlled Group, the Joint Ventures or FT Services is required to participate;

“Company Public Documents” has the meaning ascribed to it in Section 3.1(l)(i);

“Company Representatives” has the meaning ascribed to it in Section 7.1(a);

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c.C-34, as amended;

“Competition Act Approval” means:

(a)
the Commissioner of Competition appointed under Section 7(1) of the Competition Act or any Person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition (the “Commissioner of Competition”) shall have issued an advance ruling certificate (an “ARC”) under Section 102 of the Competition Act in respect of the transactions contemplated by the Agreement and such certificate shall have not been modified or withdrawn; or

(b)
both of: (i) the waiting period under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act in respect of the transactions contemplated by the Agreement; and (ii) the Purchaser shall have been advised in writing by the Commissioner of Competition that the Commissioner of Competition does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, any terms and conditions attached to such advice (a “no action letter”) shall be acceptable to the Purchaser and the Company, acting reasonably, and such no action letter shall have not been modified or withdrawn;

“Compliant” means, with respect to the Financing Information, that:

(a)
such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information, in light of the circumstances under which it was provided, not misleading; and

(b)	the Company’s auditors have not withdrawn or modified any audit opinion or other form of assurance with respect to any financial statements contained in the Financing Information;

“Confidentiality Agreement” means the confidentiality agreement between the Purchaser and the Company dated November 7, 2011, as amended from time to time in accordance with its terms;

“Contract” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Company is a party or by which it is bound or under which the Company has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied), and includes any quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees;

“Controlled Group” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the IRC;

“Corruption Laws” means collectively, the FCPA, the CFPOA and all other applicable Laws pertaining to bribery and the corruption of public officials;

“Court” means the Court of Queen’s Bench of Alberta in Calgary, Alberta;

“Credit Agreement” means the amended and restated credit agreement dated June 8, 2011, as amended from time to time, among the Company, Flint Energy Services Inc., the Bank of Montreal (as administrative agent), the Bank of Montreal, HSBC Bank Canada, The Toronto-Dominion Bank, Credit Suisse AG, Toronto Branch and the Bank of Oklahoma, N.A., pursuant to which: (a) the Company or Flint Energy Services Inc., may draw down on  a revolving credit facility up to a maximum of $150 million available in Canadian or U.S. dollars and which may be used for both Canadian and U.S. operations; and (b) Flint Energy Services Inc. may draw down a revolving credit facility up to a maximum of U.S.$25 million available in U.S. dollars which may be used only for U.S. operations;

“Credit Suisse” means Credit Suisse Securities (Canada), Inc.;

“CTA” means the Canada Transportation Act;

“CTA Clearance” means, in respect of the transactions contemplated by this Agreement, the notice received by the Purchaser and the Company from the Minister of Transport provided for under subsection 53.1(4) of the CTA or, if such notice has not been received, the determination by the Parties, both acting reasonably, that the completion of the transactions contemplated by this Agreement is not prohibited under subsection 53.2(1) of the CTA;

x

“D&O Insurance” has the meaning ascribed to it in Section 7.3(a);

“Data Room” means the virtual and physical data rooms established and maintained by the Company containing copies of materials disclosed by the Company to the Purchaser in connection with the Arrangement;

“Deferred Share Unit” means a deferred share unit granted in accordance with the terms of the Deferred Share Unit Plan;

“Deferred Share Unit Plan” means the deferred share unit plan of the Company with an effective date of March 18, 2008, pursuant to which Deferred Share Units may be granted to directors of the Company;

“Depositary” means Computershare Trust Company of Canada, in its capacity as depositary for the Arrangement, or such other entity chosen by the Parties to act as depositary for the Arrangement;

“Depositary Agreement” means the depositary agreement among the Acquiror, the Company and the Depositary substantially in the form attached hereto as Schedule “C”;

“Deposited Funds” has the meaning ascribed to it in Section 6.2(f);

“Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to the Purchaser prior to the execution of this Agreement by the Purchaser and which is acknowledged as being received by the Purchaser;

“Dispute” has the meaning ascribed to it in Section 2.8(c);

“Dissent Rights” means the rights of dissent exercisable by the Shareholders in respect of the Arrangement described in the Plan of Arrangement;

“Dissenting Shareholder” has the meaning ascribed to it in the Plan of Arrangement;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” has the meaning ascribed to it in the Plan of Arrangement;

“Employee Share Purchase Plan” means the employee share purchase plan of the Company adopted on July 1, 2006 and amended and restated on June 1, 2010;

“Environmental Laws” means any applicable Law regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of human health (including worker health and safety) and the environment;

“Environmental Permit” means any permit, license, approval, consent, certificate, waiver, registration, notification, exemption or authorization required or issued by any Governmental Authority under or in connection with any applicable Environmental Law;

“Equity-Based Compensation Consideration” means the aggregate amount due to the registered holders of the Equity-Based Compensation Units with vesting accelerated to ensure that all Equity-Based Compensation Units, whether vested or unvested, under the terms of the Equity-Based Compensation Plans are paid out, redeemed and cancelled at the Effective Time in accordance with the Plan of Arrangement;

“Equity-Based Compensation Plans” means collectively, the Deferred Share Unit Plan, the Performance Share Unit Plan and the Restricted Share Unit Plan;

“Equity-Based Compensation Units” means collectively, the Deferred Share Units, the Performance Share Units and the Restricted Share Units;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“Exchange” means the Toronto Stock Exchange;

“Exclusivity Agreement” means the letter agreement between the Purchaser and the Company dated January 20, 2012;

“Fairness Opinion” means the opinion of Credit Suisse, the financial advisor to the Company, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Common Share Consideration to be received by the Shareholders in connection with the Arrangement is fair, from a financial point of view, to such Shareholders;

“FCPA” has the meaning ascribed to it in Section 3.1(q)(iii);

“Filing Date” has the meaning ascribed to it in Section 2.7(c);

“Filing Time” has the meaning ascribed to it in Section 2.7(c);

“Final Order” means the final order of the Court approving the Arrangement to be granted pursuant to Subsection 193(9) of the ABCA as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

“Final Order Issuance Time” has the meaning ascribed to it in Section 7.1(c);

“Financial Statements” means:

(a)	the audited annual consolidated financial statements of the Company for the fiscal years ended December 31, 2010 and December 31, 2009, the notes thereto and the report of the auditors thereon; and

(b)	the interim unaudited condensed consolidated financial statements of the Company for the three and nine month periods ended September 30, 2011 and September 30, 2010 and the notes thereto,

copies of which have been disclosed in writing by the Company;

“Financing Information” has the meaning ascribed to it in Section 7.4(a)(vi);

“Financing Parties” means: (a) the providers of debt or equity financing to the Purchaser and/or any of its affiliates; or (b) agents or underwriters engaged in connection with financing activities undertaken by the Purchaser and/or any of its affiliates, in each case in respect of the transactions contemplated by the Agreement, and each of their respective affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives;

“FT Services” means Flint Transfield Services Limited, a corporation existing under the Laws of the Province of Alberta, in which the Company and Transfield Services (Canada) Limited each own 50% of the issued and outstanding shares, governed by the terms of a unanimous shareholders agreement dated as of January 7, 2007 among the Company, Transfield Services (Canada) Limited, Transfield Services Limited and FT Services (the “FT USA”);

“FT Services Employees” means employees of FT Services;

“FT USA” has the meaning ascribed to it in the definition of “FT Services”;

“GAAP” means Canadian generally accepted accounting principles, as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, body, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Hazardous Material” means petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, and polychlorinated biphenyls, and any other chemical, material, substance or waste in any amount or concentration:

(a)
that is, on the date hereof, defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “deleterious substances”, “dangerous goods”, “corrosive substances”, “regulated substances”, “solid wastes” or “contaminants” or words of similar import under any applicable Environmental Law, or

(b)	that is otherwise regulated under or for which liability can be imposed under applicable Environmental Law;

“HSBC Facility” means the facility letter agreement among FT Services, all of its subsidiaries and HSBC Bank Canada dated June 29, 2009, as amended from time to time, pursuant to which: (a) FT Services may draw down on a revolving credit facility up to a maximum of $60 million; (b) FT Services is provided a $15 million non-revolving residential mortgage facility; and (c) FT Services is provided a $1 million corporate MasterCard facility;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. 18a;

“HSR Approval” means any waiting period applicable to the completion of the Arrangement under the HSR Act shall have expired or been terminated, and no Governmental Authority shall have filed suit or threatened to file suit for an injunction or other Order under the antitrust laws of the United States or any state thereof to prevent the consummation of the Arrangement;

“IFRS” means the standards and interpretations adopted by the International Accounting Standards Board, as amended from time to time;

“Inactive Subsidiaries” means those subsidiaries of the Company that are not carrying on business and are otherwise inactive;

“Indemnified Person” has the meaning ascribed to it in Section 7.3(a);

“Interim Order” means the interim order of the Court concerning the Arrangement under Subsection 193(4) of the ABCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

“Interim Period” has the meaning ascribed to it in Section 5.1(a);

“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, c.28 (1st Supp.), as amended;

“Investment Canada Act Approval” means that the Minister of Industry responsible for the Investment Canada Act (the “Minister”) shall have issued to the Purchaser a notice that he is satisfied or deemed to be satisfied that the Arrangement is likely to be of net benefit to Canada;

“IRC” means the United States Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended;

“IRS” means the Internal Revenue Service of the United States;

“joint actors” means any Persons acting jointly or in concert as determined with reference to Section 1.9 of Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids;

“Joint Ventures” means collectively, the Mackenzie Valley Joint Venture, the North Venture Joint Venture and Sub-One Joint Venture, but does not include FT Services;

“Laws” means applicable laws (including common law or civil law), statutes, by-laws, rules, regulations, Orders, ordinances, codes, treaties, policies, notices, directions, decrees, judgments, awards or other requirements, in each case of any Governmental Authority or self-regulatory authority, including the Exchange;

“Leased Personal Property” has the meaning ascribed to it in Section 3.1(z)(ii);

“Leased Real Property” has the meaning ascribed to it in Section 3.1(y)(ii);

“Legacy Benefit Plan Members” means persons who are not (i) Company Employees nor, former Company Employees, (ii) employees or former employees of the Joint Ventures or FT Services, (iii) individuals working or who have worked on contract or other individuals providing services or who have provided services to the Company, the Joint Ventures or FT Services of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such person);

“Liens” means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, encroachments, options, rights of first refusal or first offer, occupancy rights, covenants, restrictions, encumbrances of any kind and adverse Claims;

“Mackenzie Valley Joint Venture” means Mackenzie Valley Construction Ltd., a corporation organized under the Laws of the Northwest Territories, Canada, in which the Company owns 49% and Gwich’in Investments Limited Partnership owns 51% of the issued and outstanding shares, and which is governed pursuant to the terms of a unanimous shareholders agreement among Mackenzie Valley Construction Ltd., Gwich’in Development Corporation and the Company dated October 31, 2005 as amended by an agreement dated March 6, 2009 among Mackenzie Valley Construction Ltd., Gwich’in Investments Limited Partnership and the Company;

“MasterCard Line” has the meaning ascribed to it in the Credit Agreement;

“Matching Period” has the meaning ascribed to it in Section 7.1(e)(iii);

“Material Adverse Change” means any event, occurrence, circumstance or state of facts that, individually or in the aggregate, is or could reasonably be expected to be material and adverse to the business, operations, results of operations, properties, net cash flow, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), condition (financial or otherwise) or prospects of the Company on a consolidated basis, other than any change event, occurrence, circumstance or state of facts resulting from or arising out of:

(a)
any adoption, proposal, implementation or change in applicable Law or interpretations thereof by any Governmental Authority (provided that such event, occurrence, circumstance or state of facts does not have a materially disproportionate effect on the Company on a consolidated basis relative to other companies providing services similar to those provided by the Company on a  consolidated basis);

(b)
any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, currency exchange or credit market conditions or in national or global financial, commodity (including oil and natural gas or related hydrocarbons) or capital markets;

(c)
any change generally affecting the industries in which the Company operates, including the oilfield services, facility infrastructure services, midstream production services or oil sands and refinery asset management and maintenance services industries in North America, as a whole (provided that such event, occurrence, circumstance or state of facts does not have a materially disproportionate effect on the Company on a consolidated basis relative to other companies providing similar services to those provided by the Company on a consolidated basis);

(d)	any change in applicable generally accepted accounting principles, including GAAP or IFRS, or as a result of any reconciliation of financial information from GAAP into IFRS;

(e)	the announcement or performance of this Agreement or consummation of the transactions contemplated hereby;

(f)
any change in the market price or trading volume of the securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Change has occurred);

(g)
the failure, in and of itself, of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Change has occurred);

(h)	any event, occurrence, circumstance or state of facts which has, prior to the date hereof, been publicly disclosed in the Company Public Documents or which is set out in the Disclosure Letter;

(i)	any action taken (or omitted to be taken) at the written request of the Purchaser; or

(j)	any event arising out of the potential or actual transfer of interests in FT Services between the shareholders of FT Services;

“Material Adverse Effect” means any effect resulting from a Material Adverse Change;

“Material Contract” means any Contract that is material to the Company on a consolidated basis, including any Contract that:

(a)	if terminated would materially impair the ability of the Company to carry on business in the ordinary course or would reasonably be expected to have a Material Adverse Effect;

(b)	provides, or could reasonably be expected to provide, for obligations or entitlements of the Company in excess of $25 million in total per annum;

(c)
is a Contract that contains any non-competition obligations or otherwise restricts in any material way the business of the Company or includes any exclusive dealing arrangement or any other arrangement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit in any material respect the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(d)
relates to indebtedness in excess of $25 million or relates to the direct or indirect guarantee or assumption by the Company (contingent or otherwise) of any payment or performance obligations of any other Person in excess of $25 million;

(e)	is a financial risk management Contract, such as a currency, commodity, interest or equity related hedge or a derivative Contract;

(f)	is a material shareholder, joint venture, alliance or partnership agreement; or

(g)
is an agency or other agreement which allows a third party to bind the Company, other than powers of attorney granted in the ordinary course of business in respect of matters which individually or in the aggregate are not material to the Company (considered on a consolidated basis);

“material fact” has the meaning ascribed to it in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Holders in Special Transactions;

“misrepresentation” has the meaning ascribed to it in the Securities Act;

“Money Laundering Laws” has the meaning ascribed to it in Section 3.1(q)(ii);

“Morgan Stanley” means Morgan Stanley & Co. LLC;

“Multi-Employer Plan” means a Pension Plan in which two or more companies that are not affiliated with one another participate, where “affiliated” implies a controlling interest, but does not include a Multiple Employer Plan governed by Section 413(c) of IRC or a multi-employer plan as defined in Section 4001(a)(3) of ERISA;

“Non-Completion Fee” has the meaning ascribed to it in Section 8.2(d);

“North Venture Joint Venture” means S.R.P. North Ventures Ltd., a corporation organized under the Laws of the Northwest Territories, Canada, in which the Company, Red Dog Mountain Contracting 2000 Ltd. and Sehleh Construction Ltd. each own, directly or indirectly, 33.3% of the outstanding equity interest pursuant to the terms of a unanimous shareholders agreement dated May 30, 2003;

“Note Indenture” means the indenture dated as of June 8, 2011 entered into by the Company, and certain of the Company’s subsidiaries as guarantors, in favour of Computershare Trust Company of Canada, pursuant to which $175 million of Notes were issued by the Company;

“Notes” means the unsecured promissory notes issued by the Company under the Note Indenture on June 8, 2011, such notes bearing interest at the rate of 7.50% per annum and maturing on June 15, 2019;

“Option” means an option to purchase Shares granted in accordance with the terms of the Stock Option Plan, whether vested or unvested, which has not been exercised, cancelled or otherwise terminated in accordance with the provisions of the Stock Option Plan;

“Option Consideration” means the aggregate consideration payable on the surrender of all outstanding Options under the Plan of Arrangement in accordance with the terms of the Stock Option Plan and the stock option agreements entered into in connection with the grant of outstanding Options as follows:

(a)
in the case of each in-the-money Option, an amount equal to the product of (i) the excess of $25.00, over the exercise price for such Option and (ii) the number of Shares that are covered by such Option; and

(b)	in the case of each out-of-money Option, an amount equal to $nil per Option;

“Optionholder” means a holder of Options;

“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator;

“Outside Date” means July 18, 2012, or such later date as the Purchaser and the Company may agree in writing, provided that if by July 18, 2012 the condition in Section 6.1(f) has not been satisfied, then either Party has the right to extend the Outside Date for up to an additional 50 days by giving written notice to the other Party to such effect by no later than 5:00 p.m. (Calgary time) on the date that is not less than 10 days prior to the original Outside Date, or such later date as may be agreed to in writing by the Parties;

“Owned Personal Property” has the meaning ascribed to it in Section 3.1(z)(i);

“Owned Real Property” has the meaning ascribed to it in Section 3.1(y)(i);

“Party” and “Parties” have the respective meanings ascribed to them in the Preamble;

“Pension Plans” means Company Plans providing pension, superannuation benefits, retirement savings or retirement benefits including pension plans, top-up pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Tax Act), “registered pension plans” (as defined in the Tax Act), “retirement compensation arrangements” (as defined in the Tax Act) and each “employee benefit pension plan” (as defined in Section 3(2) of ERISA);

“Performance Share Unit” means a performance share unit granted in accordance with the terms of the Performance Share Unit Plan;

“Performance Share Unit Plan” means the performance share unit plan of the Company with an effective date of January 1, 2010, pursuant to which Performance Share Units may be granted to officers, executives and senior management of the Company;

“Permits” has the meaning ascribed to it in Section 3.1(r)(i);

“Permitted Exceptions” has the meaning ascribed to it in Section 5.1(a);

“Permitted Liens” means:

(a)
any Liens granted by the Company to secure indebtedness and obligations owing to the lenders under or in connection with the Credit Agreement including under any Service Agreements with lenders under the Credit Agreement;

(b)	any Liens granted by the Company in respect of any equipment or other personal property in connection with leases, and other purchase money security interests and financings of personal property;

(c)	any Liens set out in the Disclosure Letter;

(d)	the reservations, limitations, provisos and conditions expressed in any original grant from the Crown and any statutory exceptions to title;

(e)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen, carriers and others arising in the ordinary course of business in respect of the construction, maintenance, repair, or operation or storage of real or immovable, or personal or movable property;

(f)
easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in real or immovable property (including easements, servitudes, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables);

(g)
Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in the Financial Statements;

(h)	zoning and building by-laws and ordinances, regulations made by public authorities and other restrictions affecting or controlling the use, marketability or development of real or immovable property;

(i)
agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including subdivision agreements, development agreements, site control agreements, engineering, grading or landscaping agreements and similar agreements; or

(j)
such other minor imperfections or irregularities of title or Liens as do not materially detract from the value or materially interfere with the use of the properties or assets subject thereto or affected thereby;

“Person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form attached hereto as Schedule “B” and any amendments or variations thereto made in accordance with Section 9.7 hereof and Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning ascribed to it in Section 5.2(a);

“Principal Customers” has the meaning ascribed to it in Section 3.1(mm);

“Proceedings” means any claim, action, suit, proceeding, arbitration, mediation or investigation, whether civil, criminal, administrative or investigative;

“Purchaser” has the meaning ascribed to it in the Preamble;

“Purchaser Closing Loan” means the loan, in Canadian dollars, made by the Purchaser, directly or indirectly, to the Company in an amount sufficient to pay:

(a)	the aggregate Option Consideration;

(b)	the aggregate Equity-Based Compensation Consideration; and

(c)	the amount described at Section 2.8(a)(ii),

such amount to be paid to the Depositary, or to such other Person or Persons as the Parties shall agree in writing in respect of the amount described in paragraph (c) of this definition, in accordance with Section 2.8(a), and evidenced by the Closing Loan Promissory Note;

“Purchaser Information” has the meaning ascribed to it in Section 2.4(d);

“Purchaser Representatives” has the meaning ascribed to it in Section 7.2(a)(i);

“Real Property” means collectively, the Owned Real Property and the Leased Real Property;

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations duly appointed pursuant to Section 263 of the ABCA;

“Regulatory Approvals” means those approvals, sanctions, rulings, consents, determinations, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that prohibits a transaction from being implemented until such prescribed time has lapsed, without objection, following the giving of notice thereunder), waivers, early terminations, authorizations, clearances, or written confirmations of no intention to initiate legal proceedings from Governmental Authorities required to consummate the Arrangement and the other transactions contemplated by this Agreement including the Competition Act Approval, the CTA Clearance, the HSR Approval and the Investment Canada Act Approval;

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, blowing, injecting, escaping, leaching, migrating, depositing, spraying, burying, abandoning, seeping, dumping or disposing of a Hazardous Material;

“Restricted Share Unit” means a restricted share unit granted in accordance with the terms of the Restricted Share Unit Plan;

“Restricted Share Unit Plan” means the restricted share unit plan adopted by the board of directors of the Company with an effective date of March 10, 2009, pursuant to which Restricted Share Units may be granted to officers, executives, managers and certain employees of the Company or FT Services;

“Returns” means all reports, forms, elections, declarations, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns filed or required by Law to be filed with or provided to a Governmental Authority with respect to Taxes or Tax information reporting, including any Claims for refunds of Taxes, and any amendments or supplements of the foregoing;

“Securities Act” means the Securities Act (Alberta), R.S.A. 2000, c.S-4, as amended;

“Securities Authorities” means, collectively, the Alberta Securities Commission and the other securities commissions and securities regulatory authorities in the Provinces and Territories of Canada in which the Company is a reporting issuer;

“Securities Laws” means the Securities Act and all rules, regulations, published notices and instruments thereunder, and all securities laws, regulations, published notices and instruments of the other Provinces and Territories of Canada;

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators;

“Service Agreement” has the meaning ascribed to it in the Credit Agreement;

“Shareholder” means a registered or beneficial holder of Shares, as the context requires;

“Shares” has the meaning ascribed to it in the Recitals;

“Significant Company Effect” means that an event, action, failure to take action or set of circumstances, has resulted in, or could reasonably be expected to result in, a financial liability to the Company on a consolidated basis, in excess of $7 million;

“Stock Option Plan” means the amended and restated stock option plan of the Company adopted by the shareholders of the Company on May 10, 2006, pursuant to which Options may be granted to directors, officers or employees of the Company;

“Sub-One Joint Venture” means Sub-One Technology, Inc., a corporation existing under the Laws of the State of California, in which the Company indirectly owns approximately 67% of the issued and outstanding shares (or approximately 58% on a fully-diluted basis) as of the date hereof pursuant to the amended and restated voting agreement, investor rights agreements, right of first refusal and co-sale agreement all dated July 9, 2010;

“subsidiary” has the meaning that it has for purposes of the ABCA; but for greater certainty, shall exclude the Sub-One Joint Venture;

“Superior Proposal” means a written, unsolicited bona fide Acquisition Proposal, not proffered or obtained in breach of Section 7.1, to acquire not less than 90% of the outstanding Shares (or all or substantially all of the assets of the Company on a consolidated basis) that the Board of Directors determines in good faith consistent with its fiduciary duties, after consultation with its financial and outside legal advisors, is a transaction:

(a)
that is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, including financing risk;

(b)
that would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), reasonably result in a transaction more favourable, from a financial point of view, to the holders of Shares than the transaction contemplated by this Agreement (after giving effect to any changes to the terms of this Agreement proposed by the Purchaser in response to such Acquisition Proposal pursuant to Section 7.1);

(c)
that is not subject to any due diligence condition which would require access to the books and records, personnel or properties of the Company beyond 5:00 p.m. (Calgary time) on the tenth Business Day after which access is first afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review after such period information provided to it by the Company during such ten (10) Business Day period); and

(d)
that is not subject to a financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Board of Directors, acting in good faith (after receipt of financial and legal advice) to have been obtained or is reasonably likely to be obtained;

“Tax” and “Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada and other government pension plan premiums or contributions;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supp.), as amended;

“Taxing Authority” means any Governmental Authority responsible for the imposition, collection or administration of Taxes and “Taxing Authorities” means more than one Taxing Authority;

“Third Party Consents” means all consents, approvals, and waivers that are required under, or that are necessary to ensure that, the Arrangement and the consummation of the other transactions contemplated by this Agreement, does not result in a violation or breach of, or give rise to any loss of material benefit to which the Company is entitled to, or termination or rights of first offer or other buy-sell rights under any contract, agreement, licence or permit to which the Company is bound, subject to or is the beneficiary of, other than the Regulatory Approvals;

“Transferred Information” has the meaning ascribed to it in Section 7.5(a); and

“WARN Act” has the meaning ascribed to it in Section 3.1(w)(vii).

1.2  Certain Rules of Interpretation

In this Agreement:

(a)
Consent – Whenever a provision of this Agreement requires an approval or consent of a Party and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(c)	Governing Law – This Agreement shall be governed by, and be construed in accordance with, the Laws of the Province of Alberta and the federal Laws of Canada applicable therein.

(d)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)
No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)	Schedules – Any capitalized terms used in any exhibit or schedule hereto but not otherwise defined therein, shall have the respective meanings ascribed to them in this Agreement.

(i)
Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of such provision in any other jurisdiction and without affecting its application to other Parties or circumstances.

(j)
Statutory References – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(k)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(l)
Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of the period is not a Business Day.

1.3  Entire Agreement

This Agreement, the Exclusivity Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties and set out all of the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement, and except as expressly set forth herein or therein, supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement, the Exclusivity Agreement and the Confidentiality Agreement.

1.4  Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the respective meanings attributable thereto under:

(a)	GAAP, for any reporting period prior to January 1, 2011; and

(b)	IFRS, for any reporting period beginning on or after January 1, 2011,

and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP or IFRS, as applicable, for the applicable reporting period, consistently applied.

1.5  Knowledge

In this Agreement, unless otherwise stated references to “the knowledge of the Company” means the actual knowledge, after reasonable inquiry, in their capacity as officers of the Company and not in their personal capacity, of W. J. Bill Lingard, President and Chief Executive Officer, Paul M. Boechler, Executive Vice President and Chief Financial Officer and Wayne Shaw, President Operations, and:

(a)
“reasonable inquiry” includes, for purposes of this Section 1.5, due inquiry of the following persons having regard to their functional responsibilities: Bryce Satter, President, Glen Greenshields, Senior Vice President, Production Services, Steve Russom, Senior Vice President, Process Equipment, Neil Wotton, Senior Vice President, Facility Infrastructure, Ray Sandhu, Senior Vice President, Corporate Services & Administration, Joel Jarding, Vice President, Business Development, Sean James, General Counsel, Brad McFarlane, Vice President, Environment Health & Safety and Sean Fitzgerald, Vice President, Human Resources; and

(b)
for the purposes of the representations and warranties in this Agreement that are given by the Company in respect of FT Services, “reasonable inquiry” shall not require any inquiry of any director, officer or employee of FT Services.

1.6  Material

The terms “material” and “materially” shall, when used in this Agreement in relation to the Company, its subsidiaries, the Joint Ventures or FT Services, be construed, measured or assessed on the basis of whether the matter would materially affect the Company on a consolidated basis.

1.7  Disclosure in Writing

The phrases “disclosed in writing by the Company”, “disclosed in writing to the Purchaser”, “except as previously disclosed in writing by the Company” and similar expressions used in this Agreement shall be construed for purposes of this Agreement as referring to:

(a)	information contained in the Disclosure Letter;

(b)	information contained in the Data Room as of 12:00 p.m. (Calgary time) on February 17, 2012;

(c)	matters disclosed in Company Public Documents filed on SEDAR subsequent to January 1, 2010 and prior to the date that is three Business Days prior to the date of this Agreement; and

(d)	matters disclosed in this Agreement or in the Schedules hereto.

1.8  Schedules
The following Schedules are attached to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A”	–	Arrangement Resolution
Schedule “B”	–	Plan of Arrangement
Schedule “C”	–	Depositary Agreement
Schedule “D”	–	Closing Loan Promissory Note

ARTICLE 2
THE ARRANGEMENT

2.1  Arrangement

The Company and the Purchaser agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement. The Purchaser shall incorporate the Acquiror, or cause Acquiror to be incorporated, for purposes of completing the Arrangement in the manner set out in the Plan of Arrangement, and, where appropriate and the context so requires, references in this Agreement to the Company shall also include the Acquiror.

2.2  Interim Order

The Company agrees that as soon as reasonably practicable following the date of execution of this Agreement, and in any event no later than the seventh Business Day thereafter (or such other date as may be agreed to by the Company and the Purchaser, each acting reasonably), the Company shall apply, in a manner reasonably acceptable to the Purchaser, pursuant to Section 193 of the ABCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and the manner in which notice is to be provided;

(b)
for the record date(s) for purposes of determining the Persons to whom notice of the Company Meeting is to be provided and for purposes of determining the Persons entitled to vote at the Company Meeting;

(c)
that the requisite approval for the Arrangement Resolution shall be 66⅔% of the votes cast on the Arrangement Resolution by the Shareholders and the Optionholders of record (voting as a single class) present in Person or represented by proxy at the Company Meeting;

(d)
that, in all other respects, the terms, restrictions and conditions of the Company’s articles of amendment and by-laws, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(e)	for the grant of the Dissent Rights;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(g)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court.

2.3  The Company Meeting

(a)
Subject to the terms of this Agreement and the Interim Order, the Company agrees to convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s articles of amendment and by-laws and applicable Laws as soon as reasonably practicable, and in any event, on or before April 24, 2012 and not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Meeting without the prior written consent of the Purchaser:

(i)	except as required for quorum purposes (in which case the Company Meeting shall be adjourned and not cancelled);

(ii)	except as required under Section 6.5(b) or Section 7.1(g); or

(iii)
except for an adjournment or postponement with the prior written consent of the Purchaser for the purpose of attempting to obtain the requisite approval of the Arrangement Resolution in accordance with Section 2.3(b).

(b)
Upon request of the Purchaser (which request can only be made if the Purchaser reasonably believes that the Arrangement Resolution will not receive the level of approval required by the Interim Order in order to become effective and advises the Company that the Purchaser wishes to undertake or implement a program intended to facilitate approval of the Arrangement Resolution), the Company shall adjourn or postpone the Company Meeting to a date specified by the Purchaser, provided that the Company Meeting, so adjourned or postponed, shall not be later than 30 days after the date on which the Company Meeting was originally scheduled and in any event shall not be later than the day that is five Business Days prior to the Outside Date.

(c)
Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including, if so requested by the Purchaser, acting reasonably, using proxy solicitation services and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution.

(d)	The Company shall allow the Purchaser’s representatives and the Purchaser’s legal counsel to attend the Company Meeting.

(e)
The Company shall advise the Purchaser as the Purchaser may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of, and the particulars of the votes for and against, the Arrangement Resolution.

(f)
The Company shall promptly advise the Purchaser of any written notice of dissent or purported exercise by any Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, shall consult with the Purchaser prior to communicating with any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.  The Company shall not make any payment or settlement offer, or agree to any such payment or settlement, prior to the Effective Time with respect to any such notice of dissent or purported exercise of Dissent Rights unless the Purchaser shall have given its prior written consent to such payment, settlement offer or settlement as applicable.

2.4  The Company Circular

(a)
Subject to compliance by the Purchaser with this Section 2.4, no later than March 20, 2012 following execution of this Agreement, the Company shall have available for mailing to the Shareholders, the Company Circular together with any other documents required by the ABCA, Securities Laws and other applicable Laws in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Company Circular and other documentation required in connection with the Company Meeting to be filed and to be sent to each Shareholder of record and other Persons as required by the Interim Order and applicable Laws, in each case so as to permit the Company Meeting to be held within the time required by Section 2.3(a).

(b)
The Company shall ensure that the Company Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Company Circular shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that the Company shall not be responsible for the accuracy of any information forming part of the “Purchaser Information” as described in Section 2.4(d)) and shall provide the Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.  The Company Circular shall include the unanimous recommendation of the Board of Directors that the Shareholders vote in favour of the Arrangement Resolution and shall include a copy of the Fairness Opinion in its entirety.

(c)
The Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Company Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by them, provided that all information relating to the Purchaser included in the Company Circular shall be in form and content satisfactory to the Purchaser, acting reasonably.

(d)
The Purchaser shall furnish to the Company all such information concerning the Purchaser as may be reasonably required by the Company in the preparation of the Company Circular and other documents related thereto.  The Purchaser shall ensure that all information provided by the Purchaser to the Company in writing specifically for inclusion in the Company Circular and relating exclusively to the Purchaser (“Purchaser Information”) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company Circular in order to make any such Purchaser Information not misleading in light of the circumstances in which it is disclosed.

(e)
The Company shall indemnify and save harmless the Purchaser, its subsidiaries and affiliates and their respective directors, officers, employees, agents, advisors and representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Purchaser, any of its subsidiaries or affiliates or any of their respective directors, officers, employees, agents, advisors or representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in the Company Circular; and

(ii)
any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Authority, to the extent based on any misrepresentation or any alleged misrepresentation in the Company Circular, provided, however, that the above-noted indemnification obligation of the Company shall not apply to any liabilities, Claims, demands, losses, costs, damages or expenses arising as a result of any misrepresentation or alleged misrepresentation in the Purchaser Information supplied by the Purchaser to the Company in accordance with Section 2.4(d) and contained in the Company Circular.

(f)
The Purchaser shall indemnify and save harmless the Company, its subsidiaries and affiliates and their respective directors, officers, employees, agents, advisors and representatives from and against any and all liabilities, Claims, demands, losses, costs, damages and expenses to which the Company, any subsidiary of the Company or any of their respective directors, officers, employees, agents, advisors or representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of any misrepresentation or alleged misrepresentation in the Purchaser Information.

(g)
The Company and the Purchaser shall promptly notify each other if at any time before the Effective Date it becomes aware that the Company Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular, and the Parties shall cooperate in the preparation of any amendment or supplement to the Company Circular, as required or appropriate, and the Company shall, subject to compliance by the Purchaser with this Section 2.4, and, if required by the Court or applicable Laws, promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to the Shareholders and file the same with the Securities Authorities and as otherwise required.

2.5  Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, subject to the terms of this Agreement, the Company shall as soon as reasonably practicable, and in any event, no later than two Business Days (or such later date as may be agreed to by the Company and the Purchaser, each acting reasonably), after the Company Meeting at which the Arrangement Resolution is approved by the Shareholders, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the ABCA.

2.6  Court Proceedings

Subject to the terms and conditions of this Agreement, the Purchaser shall cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing to the Company on a timely basis any information required to be supplied by the Purchaser concerning the Purchaser in connection therewith.  The Company shall provide legal counsel to the Purchaser with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, shall give reasonable consideration to all such comments and shall accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Purchaser and included in such material.  In addition, the Company shall not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate. The Company shall also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance, proceedings and evidence served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom.

2.7  Articles of Arrangement and Effective Date

(a)
The Articles of Arrangement shall implement and effect the Plan of Arrangement.  The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule “B” and any amendments or variations thereto made in accordance with Section 9.7 and the terms thereof or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

(b)
As soon as practicable but, subject to the proviso below and paragraph (e) below, in no event later than two (2) Business Days after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article 6, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by the Company with the Registrar; provided that the Company shall not be required to file the Articles of Arrangement with the Registrar unless it has received written confirmation of the funding referred to in Section 2.8(a).

(c)
Subject to the terms hereof, the Company shall specify in writing the date the Articles of Arrangement are to be filed (the “Filing Date”) on no less than 24 hours notice to the Purchaser, which notice shall also indicate the time on the Filing Date that the Company intends to file the Articles of Arrangement with the Registrar (the time so indicated, the “Filing Time”).

(d)
From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the ABCA.  The closing of the transactions contemplated hereby shall take place on the Effective Date at the offices of Bennett Jones LLP, 4500, 855 – 2nd Street S.W., Calgary, Alberta or at such other location as may be agreed upon by the Parties.

(e)
The Purchaser shall have the right to delay the Filing Date by not more than 15 Business Days on written notice to the Company provided that the Purchaser shall have confirmed to the Company in such written notice that:

(i)	the conditions set out at Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d) and Section 6.2(d) have been satisfied;

(ii)
it has made arrangements with the lenders under the Credit Agreement that upon payment to such lenders of the amount contemplated at Section 2.8(a)(ii), the condition set out at Section 6.2(f) will be satisfied;

(iii)
upon delivery to the Purchaser of the certificate contemplated by Section 6.2(b) (which may be delivered forthwith after receipt of the Purchaser’s notice), the conditions set forth at Section 6.2(b) will be satisfied;

(iv)
the Purchaser is not aware of any facts or circumstances that could reasonably be expected to cause any of the remaining conditions set forth in Section 6.1 and Section 6.2, which are for the benefit of the Purchaser, not to be satisfied at or prior to the Effective Time;

(v)
the Purchaser is ready and willing to complete the transactions contemplated herein and will be able to complete such transactions not later than such fifteenth Business Day and covenants to do so forthwith following satisfaction of any outstanding conditions in its favour; and

(vi)
the Purchaser acknowledges that the Purchaser shall not be entitled to assert that any of the conditions set out in Section 6.1 and Section 6.2 has not been satisfied as a result of the occurrence of a Material Adverse Change subsequent to the date on which such written notice is delivered.

2.8  Payment of Consideration

(a)
The Purchaser shall, on or prior to the Filing Date, provide to the Depositary, or to such other Person or Persons as the Parties shall agree in writing in respect of the amount described in subparagraph (ii) below, in Canadian dollars (or U.S. dollars to the extent required under subparagraph (ii) below to repay borrowings in U.S. dollars under the Credit Agreement), to be held and disbursed by the Depositary in accordance with the Depositary Agreement and the Plan of Arrangement, an amount sufficient to pay the following:

(i)	the aggregate Common Share Consideration payable to the Shareholders of record on the Effective Date in accordance with Section 3.1(c) of the Plan of Arrangement;

(ii)
the aggregate amount required to repay in full all loans, accrued interest and other amounts due under the Credit Agreement plus any additional amounts required by the lenders under the Credit Agreement to repay, secure or cash-collateralize all outstanding obligations under the Credit Agreement in respect of letters of credit, the MasterCard Line and all Service Agreements, unless other arrangements satisfactory to Bank of Montreal and the other lenders under the Credit Agreement are made to secure, assign, transfer or terminate such obligations as contemplated by Section 5.4(i);

(iii)	the aggregate Option Consideration payable to the Optionholders of record on the Effective Date in accordance with Section 3.1(a) of the Plan of Arrangement; and

(iv)
the aggregate Equity-Based Compensation Consideration payable to the holders of record of the outstanding Equity-Based Compensation Units on the Effective Date in accordance with Section 3.1(b) of the Plan of Arrangement,

(the foregoing is collectively referred to as the “Aggregate Purchaser Closing Payment”).

The amounts referred to at items (ii), (iii) and (iv) shall be loaned to the Company at the Effective Time under the Purchaser Closing Loan and evidenced by the Closing Loan Promissory Note, which amount will be forthwith repaid by the Company in the event that this Agreement is terminated prior to the Effective Time.

(b)
The Parties agree that at least five Business Days prior to the Effective Date the Company shall deliver to the Purchaser in writing its good faith calculation of the aggregate amount of the Common Share Consideration, the Option Consideration and the Equity-Based Compensation Consideration (the “Closing Payment Calculation”). The Closing Payment Calculation shall specify in reasonable detail:

(i)	the name of each registered Shareholder, together with its address and the number of Shares held by such Shareholder;

(ii)	the name of each Dissenting Shareholder that has duly exercised the Dissent Rights and the number of Shares in respect of which such rights have been exercised;

(iii)	the amount to be paid to each registered Shareholder and the calculations in respect thereof;

(iv)	the name of each holder of Options and the number of Options held by such holder;

(v)
the amount to be paid to each holder of Options and the calculations in respect thereof, including the amount of Taxes to be withheld in respect of such payments and the Governmental Authority to whom such withheld amounts must be remitted;

(vi)	the name of each holder of Equity-Based Compensation Units and the number of Equity-Based Compensation Units held by such holder; and

(vii)
the amount to be paid to each holder of Equity-Based Compensation Units and the calculations in respect thereof, including the amount of Taxes to be withheld in respect of such payments and the Governmental Authority to whom such withheld amounts must be remitted.

(c)
The Purchaser shall be entitled to review and comment on the Closing Payment Calculation and the Company shall accept the Purchaser’s reasonable comments thereon. No later than ten Business Days prior to the Filing Date the Company and the Purchaser shall agree upon the final form of the Closing Payment Calculation which shall be used for purposes of determining the Aggregate Purchaser Closing Payment for the purposes of Section 6.3(c). In the event that there is any dispute (a “Dispute”) between the Parties with respect to the calculation of the Closing Payment Calculation, it shall not give rise to a right of either Party to terminate this Agreement and instead, the Dispute shall forthwith be referred to an independent national accounting firm for resolution and the determination of such accounting firm, which the Parties shall request be delivered within five Business Days following the date on which the Dispute was delivered to it, shall be binding upon the Parties for purposes of finalizing the Closing Payment Calculation. The costs of the independent accounting firm engaged for the purposes noted above shall be shared equally by the Parties.

(d)
The Company, the Acquiror, the Purchaser and the Depositary shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement and under the Plan of Arrangement such amounts as the Company or the Purchaser determines, acting reasonably, are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, the IRC or any provision of any other applicable Law.  To the extent that amounts are so withheld or deducted, the relevant amount shall be paid over to the applicable Governmental Authority, and such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person entitled to receive the remainder of the payment in respect of which such deduction and withholding were made.

(e)
If, on or after the date hereof, the Company declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise to the holders of Shares prior to the Effective Date, or sets a record date therefor that is prior to the Effective Date, then the Common Share Consideration and the Option Consideration shall be adjusted to reflect such dividend or other distribution by way of a reduction in the Common Share Consideration and the Option Consideration by an amount equal to the value of such dividend or other distribution.

(f)
The Company will make the election described in subsection 110(1.1) of the Tax Act in respect of all Options acquired by the Company for cancellation under the Plan of Arrangement and shall provide evidence of such election to the Optionholders.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1  Representations and Warranties of the Company

The Company hereby represents and warrants to the Purchaser the following matters as at the date of this Agreement as set forth below and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the performance of its obligations hereunder:

(a)
Corporate Existence and Power.  The Company is a corporation duly amalgamated, valid and subsisting under the Laws of the Province of Alberta and has all corporate power and authority to own its assets as now owned and to carry on its business as now conducted.  The Company is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)
Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the Company’s corporate powers and have been, and shall be at the Effective Time, duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or shall be necessary at the Effective Time to authorize the transactions contemplated hereby other than the approval by the Board of Directors of the Company Circular and the approval by the Shareholders and the Optionholders of the Arrangement Resolution in the manner required by the Interim Order.  This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	Governmental Authorizations and Third Party Approvals.

(i)
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement and by the Plan of Arrangement require no consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Authority other than:

(A)	any approvals required by the Interim Order;

(B)	the Final Order;

(C)	the filings with the Registrar under the ABCA contemplated herein;

(D)	the Competition Act Approval, the CTA Clearance, the HSR Approval, and the Investment Canada Act Approval;

(E)	compliance with any applicable Securities Laws or rules and policies of the Exchange; and

(F)	any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)
Other than as set out in the Disclosure Letter, no Third Party Consents are required by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement and the completion of the Arrangement by the Company, other than those Third Party Consents the absence of which do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or which would not prevent, materially impede or materially delay the consummation of the transactions contemplated herein.

(iii)	Other than Persons that the Company controls, as defined by 16 C.F.R. 801.1(b), the Company does not own any interest in any Person, which Person or any entity controlled by such Person:

(A)	is incorporated in the United States, is organized under the Laws of the United States, or has its principal offices within the United States;

(B)	holds assets located in the United States; or

(C)	made sales in or into the United States in its most recent fiscal year.

(d)
Non-Contravention.  The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement and by the Plan of Arrangement do not and shall not:

(i)
contravene, conflict with, or result in any violation or breach of any provision of the articles, by-laws, constating documents or resolutions of the directors or shareholders of the Company or, to the knowledge of the Company, of the Joint Ventures or FT Services;

(ii)
assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with, or result in any violation or breach of any provision of any applicable Law or any license, approval, consent or authorization issued by a Governmental Authority held by the Company or, to the knowledge of the Company, held by the Joint Ventures or FT Services;

(iii)
except as set forth in the Disclosure Letter, require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is or, to the knowledge of the Company, to which the Joint Ventures or FT Services, are entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any Contract or other instrument binding upon the Company or, to the knowledge of the Company, the Joint Ventures or FT Services, or affecting any of their assets; or

(iv)	result in the creation or imposition of any Lien on any asset of the Company or, to the knowledge of the Company, the Joint Ventures or FT Services,

except, in the case of paragraphs (ii), (iii) and (iv) above, for such contraventions, conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, changes, losses, rights of first refusal, triggers or restrictions which would not, individually or in the aggregate, have a Material Adverse Effect or which would not prevent, materially impede or materially delay the consummation of the transactions contemplated herein.

True and complete copies of the constating documents of the Company and each of its subsidiaries, the Joint Ventures and FT Services as currently in effect have been made available to the Purchaser and neither the Company nor, any of its subsidiaries, the Joint Ventures or FT Services has taken any action, nor is any action pending or contemplated, to amend or succeed such documents.

(e)
Capitalization.  The authorized share capital of the Company (which, for certainty, shall not include its subsidiaries for the purposes of this paragraph (e)) consists of an unlimited number of Shares and an unlimited number of preferred shares, issuable in series.  As of February 17, 2012, there were 48,023,092 Shares issued and outstanding and no preferred shares issued and outstanding.  As of the date hereof, an aggregate of 1,292,900 Shares were issuable upon the exercise of all outstanding Options (whether or not vested).  The Company has set out in the Disclosure Letter a complete list of all holders of Options and the exercise price and date of grant of such Options.  Except with respect to the Options and the Equity-Based Compensation Units described in this paragraph (e) and in paragraph (f) below, there are no options, warrants, conversion privileges, equity-based awards or other rights, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by the Company of any shares or other securities of the Company (including Shares and preferred shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, or whose value is based on or in reference to the value or price of, any shares or other securities of the Company (including Shares and preferred shares).  All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable (and no such Shares have been issued in violation of any pre-emptive or similar rights), and all Shares issuable upon the exercise of rights under the Options in accordance with their respective terms have been duly authorized and, upon issuance, shall be validly issued as fully paid and non-assessable. With respect to the Options and the Equity-Based Compensation Units, (i) each grant of an Option or Equity-Based Compensation Unit was duly authorized no later than the date on which the grant of such Option or Equity-Based Compensation Unit was to be effective, and (ii) each grant was made, as applicable, in accordance with the Stock Option Plan or applicable Equity-Based Compensation Plan. No Person is entitled to any pre-emptive or other similar right granted by the Company. Other than as set out in the Disclosure Letter, there are no outstanding contractual or other obligations of the Company to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any subsidiary.

(f)	Equity-Based Compensation. As of February 17, 2012, there were:

(i)	160,111 Deferred Share Units issued and outstanding;

(ii)	312,700 Performance Share Units issued and outstanding; and

(iii)	660,050 Restricted Share Units issued and outstanding,

and the Company has set out in the Disclosure Letter a complete list of all holders of Equity-Based Compensation Units and amounts payable in connection therewith, where applicable, of such Equity-Based Compensation Units. All Options have been granted at a per share exercise price that is at least equal to the fair market value of a Share as of the date the Option was granted as determined in accordance with applicable Laws, including Section 409A of the IRC.

(g)	Material Subsidiaries.

(i)	The Company has set out in the Disclosure Letter the following information with respect to each such subsidiary of the Company other than Inactive Subsidiaries:

(A)	its name, the number, type and principal amount, as applicable, of its outstanding equity securities and a list of registered holders thereof; and

(B)	its jurisdiction of organization or governance.

(ii)
Each material subsidiary of the Company is a corporation, limited liability company, partnership, trust or limited partnership, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding shares or other equity interests of each of its subsidiaries, free and clear of any Liens other than Liens securing indebtedness under the Credit Agreement and other obligations to the lenders under the Credit Agreement in connection with the Service Agreements. All of such shares and other equity interests so owned directly or indirectly by the Company are validly issued, fully paid and non-assessable (and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights).

(iii)
As of the date hereof, the Company does not own, beneficially or of record, any substantial equity interest (being an interest in excess of 5% of all outstanding equity interests) of any kind in any other Person (other than its interest in its subsidiaries, the Inactive Subsidiaries, the Joint Ventures and FT Services and other than as set out in the Disclosure Letter).  Other than as set out in the Disclosure Letter, no options, rights, entitlements, understandings or commitments exist regarding the right of any third party Person to acquire shares or other ownership interests in or material assets or properties of any material subsidiary of the Company.

(iv)	Except as set out in the Disclosure Letter, the Inactive Subsidiaries have no assets or liabilities, have never carried on business and are otherwise inactive.

(h)	Joint Ventures.

(i)	The Company has set out in the Disclosure Letter the following information with respect to each Joint Venture:

(A)	its name and as of the date hereof, the number, type and principal amount, as applicable, of its outstanding equity securities or other interests and a list of registered holders thereof; and

(B)	its jurisdiction of organization or governance.

(ii)
Other than as set out in the Disclosure Letter, each Joint Venture is a corporation, limited liability company, partnership, trust or limited partnership, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(iii)
As of the date hereof, the Company owns, directly or indirectly, shares in Sub-One Joint Venture representing, as of the date hereof, approximately 67% of the outstanding voting equity securities of such Joint Venture (or approximately 58% on a fully-diluted basis) and at the Effective Time, will own the percentage of the voting equity securities of Sub-One Joint Venture set out in the certificate contemplated at Section 6.2(b), shares in the Mackenzie Valley Joint Venture representing 49% of the outstanding voting equity securities of such Joint Venture and shares in the North Venture Joint Venture representing 33.3% of the outstanding voting equity securities of such Joint Venture,  all free and clear of any Liens other than Liens securing indebtedness under the Credit Agreement and other obligations to the lenders under the Credit Agreement in connection with the Service Agreements. All such shares and other equity interests in the Joint Ventures are owned directly or indirectly by the Company and are validly issued, fully paid and non-assessable (and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights).

(i)
Distributions from Subsidiaries and Joint Ventures.  If duly authorized by its board of directors or similar governing authority and subject to applicable Law (and in the case of the Joint Ventures, if applicable, the unanimous shareholder and voting agreements governing such Joint Venture), no subsidiary of the Company or Joint Venture is prohibited, directly or indirectly, from paying any distributions, dividends or interest payments to the Company, from making any other distribution on such subsidiary’s or Joint Venture’s share capital or other ownership interest, from repaying to the Company any notes, loans or advances to such subsidiary or Joint Ventures from the Company or from transferring any of such subsidiary’s or Joint Venture’s property or assets to the Company in each case in any material respect.

xxxx

(j)	FT Services.

(i)	The Company has set out in the Disclosure Letter the following information with respect to FT Services:

(A)	as of the date hereof, the number, type and principal amount, as applicable, of its outstanding equity securities or other interests and a list of registered holders thereof; and

(B)	its jurisdiction of organization or governance.

(ii)
FT Services is a corporation that is valid and subsisting under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(iii)
The Company owns, directly or indirectly, shares in FT Services representing 50% of the outstanding voting equity securities of FT Services, free and clear of any Liens other than Liens securing indebtedness under the Credit Agreement and other obligations to the lenders under the Credit Agreement in connection with the Service Agreements. All such shares are owned directly or indirectly by the Company and are validly issued, fully paid and non-assessable (and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights).

(k)
Distributions of FT Services. If duly authorized by its board of directors and/or its shareholders in accordance with the FT USA and subject to applicable Law, and except for any restrictions under the HSBC Facility, FT Services is not prohibited, directly or indirectly, from paying any distributions, dividends or interest payments to the Company, from making any other distribution on its share capital or from repaying to the Company any notes, loans or advances to FT Services from the Company, in each case in any material respect.

xxxxi

(l)	Securities Laws Matters.

(i)
The Company (which for purposes of this paragraph (i) does not include its subsidiaries) is a “reporting issuer” or equivalent thereof in each of the provinces of Canada within the meaning of Securities Laws, is not on the list of reporting issuers in default under the Securities Laws in any jurisdiction in which the Company is a reporting issuer and is not in default of any material requirements of any applicable Securities Laws. None of the subsidiaries of the Company, the Joint Ventures or FT Services is subject to continuous or periodic disclosure requirements under Securities Laws.  No delisting, suspension of trading in or cease trading order with respect to any securities of the Company or, to the knowledge of the Company, the Joint Ventures or FT Services, and no inquiry or investigation (formal or informal) of any Securities Authority or the Exchange is in effect or, to the knowledge of the Company, pending or threatened or expected to be implemented or undertaken.  The Company has filed with the Securities Authorities and the Exchange true and complete copies of all forms, reports, press releases, annual information forms, material change reports, financial statements, management’s discussion and analysis, disclosures, offering documents and other documents required to be filed by the Company, in the manner and in the time frames required pursuant to Securities Laws (such documents are referred to herein as the “Company Public Documents”, and for the purposes of this Section 3.1(l)(i) are limited to the Company Public Documents publicly filed since January 1, 2010) and the Company Public Documents comply in all material respects with the requirements of applicable Securities Laws, including, if applicable, the requirement that the Company Public Documents not contain, at the time filed with or furnished to the Securities Authorities, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.  The Company has not filed any confidential material change report with the Securities Authorities which at the date hereof remains confidential.

(ii)
The Company has established and maintains disclosure controls and procedures within the meaning of applicable Securities Laws. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under applicable Securities Laws are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities Authorities and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to applicable Securities Laws.

xxxxii

(iii)
The Company has established and maintains a system of internal control over financial reporting within the meaning of applicable Securities Laws.  Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with IFRS. Other than as set out in the Disclosure Letter, since January 1, 2010, neither the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company, its subsidiaries, the Joint Ventures or FT Services has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its subsidiaries, the Joint Ventures or FT Services including any material complaint, allegation, assertion or claim that the Company, its subsidiaries, the Joint Ventures or FT Services has or had a “material weakness” as such terms are defined in applicable Securities Laws, in its internal control over financial reporting.

(iv)
The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of applicable Securities Laws for the year ended December 31, 2010, and such assessment concluded that such controls were effective.  The Company disclosed, based on the most recent evaluations, to the Company’s auditors and the audit committee of the Board of Directors (i) all significant deficiencies in the design or operation of internal control over financial reporting and any material weaknesses, that have more than a remote chance to materially and adversely affect the Company’s ability to record, process, summarize and report financial data as defined in applicable Securities Laws and (ii) any fraud, regardless of whether material, that involves management or other employees who have or had a significant role in the Company’s internal controls over financial reporting.

(v)
The Company is a “foreign private issuer” (as such term is defined in Rule 3b-4(c) under the 1934 Act) and the Company is not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended.

(m)
Financial Statements.  The Financial Statements (including any notes and schedules thereto and the auditors’ report thereon) included in the Company Public Documents were prepared in accordance with IFRS or GAAP, as applicable, applied on a consistent basis as in effect on the date of such Financial Statements (except as may be indicated in the notes thereto), and fairly present in all material respects, the financial position of the Company on a consolidated basis, as of the dates thereof and its consolidated statements of earnings, shareholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements).

xxxxiii

(n)
Company’s Auditors.  The Company’s auditors who have audited or reviewed the Financial Statements and delivered their reports with respect to the audited Financial Statements are independent chartered accountants with respect to the Company within the meaning of Securities Laws and during the period covered by the Financial Statements on which they reported there has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditor of the Company.

(o)	Absence of Certain Changes. Except as set out in the Disclosure Letter, since December 31, 2010, other than the transactions contemplated in this Agreement:

(i)
the business of the Company and, to the knowledge of the Company, the business of the Joint Ventures and FT Services have, been conducted only in the ordinary course of business consistent with past practices;

(ii)	there has not been a Material Adverse Change; and

(iii)
there has not been any change in the accounting practices used by the Company on a consolidated basis other than changes required as a result of any reconciliation of financial information from GAAP into IFRS.

(p)	Indebtedness and No Undisclosed Material Liabilities.

(i)
Other than as set out in the Disclosure Letter, there are no liabilities or obligations of the Company or, to the knowledge of the Company, of the Joint Ventures or FT Services, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(A)	liabilities or obligations disclosed in the Financial Statements;

(B)	liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010;

(C)	liabilities or obligations incurred in connection with the transactions contemplated hereby; and

(D)
liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or which would not prevent, materially impede or materially delay the consummation of the transactions contemplated herein.

The principal amount of all indebtedness of the Company on a consolidated basis for borrowed money, including pursuant to the Credit Agreement, the Notes, capital or financial leases and letters of credit, as of February 17, 2012 has been set out in the Disclosure Letter.

(ii)	Other than as set out in the Disclosure Letter, the Company has no obligations under the HSBC Facility.

(q)	Compliance with Laws. Except as disclosed in the Disclosure Letter:

xxxxiv

(i)	The Company and, to the knowledge of the Company, the Joint Ventures and FT Services:

(A)	are and have been in compliance with all applicable Laws; and

(B)
are not under investigation with respect to or have been threatened to be charged with or given notice of any violation of any applicable Law, or investigations related to violations of applicable Law,

except for such failures to comply with, investigations related to or violations of applicable Law that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or which would not prevent, materially impede or materially delay the consummation of the transactions contemplated herein.

(ii)
The operations of the Company and, to the knowledge of the Company, the Joint Ventures and FT Services are, and have been conducted at all times in compliance with the financial record-keeping and reporting requirements of anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authorities to which the Company, the Joint Ventures or FT Services are subject, including without limitation, Title 18 U.S. Code Section 1956 and 1957, the Bank Secrecy Act, as amended by the USA PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority or body or arbitrator involving the Company or, to the knowledge of the Company, involving the Joint Ventures or FT Services, with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(iii)
(A) The Company and, to the knowledge of the Company, the Joint Ventures and FT Services are, in material compliance with the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any other United States and foreign Laws concerning anti-corruption; (B) the Company and, to the knowledge of the Company, the Joint Ventures and FT Services are, in material compliance with all Laws concerning imports, exports or customs; and (C) to the knowledge of the Company, none of the Company, the Joint Ventures or FT Services have been investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any material violation of the FCPA or any other United States or foreign Laws concerning anti-corruption or imports, exports or customs.

xxxxv

(iv)
There have been no actions taken by the Company or, to the knowledge of the Company, on behalf of the Company or by or on behalf of the Joint Ventures or FT Services, that would cause the Company, the Joint Ventures or FT Services to be in material violation of the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”) or any similar legislation in any jurisdiction in which the Company conducts its business.

(v)
There are no Proceedings under any Corruption Laws pending against the Company or, to the knowledge of the Company, against the Joint Ventures or FT Services, or to the knowledge of the Company, threatened against or affecting, the Company, the Joint Ventures or FT Services.

(r)	Regulatory Compliance. Except as set out in the Disclosure Letter:

(i)
The Company and, to the knowledge of the Company, the Joint Ventures and FT Services have, obtained and are in substantial compliance with all material licences, permits, approvals, certificates, consents, orders, grants, procedures, standards and other authorizations of or from any Governmental Authority that are applicable to or held by the Company, the Joint Ventures or FT Services or are necessary to conduct their respective businesses as it now being conducted (collectively, “Permits”).  To the knowledge of the Company, there has not occurred within the last two years any violation of, any default under, or any event giving rise to or potentially giving rise to any right of termination, revocation, adverse modification, non-renewal or cancellation of any Permit, and no Governmental Authority has provided the Company or, to the knowledge of the Company, the Joint Ventures or FT Services, with notice of any of the foregoing, except for any such violation, default or event as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)
Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services have, been convicted of any crime or engaged in any conduct which could result in criminal liability or material debarment or disqualification by any Governmental Authority with respect to any of  the Permits, and, to the knowledge of the Company, there are no Proceedings pending or threatened that reasonably might be expected to result in criminal liability or material debarment or disqualification by any Governmental Authority with respect to any of the Permits.

(iii)	The Company and, to the knowledge of the Company, the Joint Ventures and FT Services are, in material compliance with all foreign ownership restrictions applicable to them under applicable Laws.

xxxxvi

(s)
Litigation.  Except as set out in the Disclosure Letter, there are no Proceedings against the Company, or, to the knowledge of the Company, against the Joint Ventures or FT Services, or to the knowledge of the Company, pending or threatened against or affecting, the Company, the Joint Ventures or FT Services that, if adversely determined, would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, nor to the knowledge of the Company are there any facts or circumstances that could form the basis for any such Proceeding.  The Company is and, to the knowledge of the Company, the Joint Ventures and FT Services are, not subject to any outstanding judgement, Order, writ, injunction or decree that would or would reasonably be expected to have a Material Adverse Effect or that would prevent, materially impede or materially delay the consummation of the transaction contemplated herein.

(t)	Taxes.

Except as set out in the Disclosure Letter, or other than as would not constitute, whether individually or in the aggregate, a Significant Company Effect:

(i)
The Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, duly and timely made or prepared all Returns required to be made or prepared by them, have duly and timely filed all Returns required to be filed thereby with the appropriate Governmental Authority and have duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

(ii)
The Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by them whether or not assessed by the appropriate Governmental Authority. The Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, established (or have had established on their behalf and for their sole benefit and recourse) in accordance with IFRS or GAAP, as applicable, an adequate accrual for all Taxes which are not yet due and payable through the end of the last period for which the Company, the Joint Ventures or FT Services ordinarily records items on its books. Since December 31, 2011, the Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

xxxxvii

(iii)
The Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (A) to file any Return covering any Taxes for which the Company, the Joint Ventures or FT Services are or may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which the Company, the Joint Ventures or FT Services are or may be liable; (C) the Company and, to the knowledge of the Company, the Joint Ventures and FT Services are, required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Authority may assess, reassess or collect Taxes for which the Company, the Joint Ventures or FT Services are or may be liable.

(iv)
Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services have, made, prepared and/or entered into any Tax sharing, Tax indemnification or Tax allocation agreement that has effect for any period ending after the Effective Date.

(v)
Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services have subsequent to January 1, 2001 (A) any liability for the Taxes of another Person (other than Taxes of the Company, the Joint Ventures or FT Services) under United States Treasury Regulation Section 1.1502-6 or any analogous provision of non-U.S. law (including, for greater certainty, under Section 159 or 160 of the Tax Act) or under U.S. state or local law, or as a transferee, successor or guarantor, by contract or otherwise; or (B) been a member of a group of corporations with which they have filed (or been required to file) consolidated, affiliated, combined or unitary Returns, other than a group the common parent of which was the Company.

(vi)
All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital tax liabilities of the Company and, to the knowledge of the Company, the Joint Ventures and FT Services have, been assessed by the relevant Governmental Authorities and notices of assessment have been issued to each such entity by the relevant Governmental Authorities for all taxation years or periods ending prior to and including the taxation year or period ended December 31, 2010.

(vii)
There are no proceedings, investigations, audits or Claims now pending or threatened against the Company or, to the knowledge of the Company, against the Joint Ventures or FT Services in respect of any Taxes or Tax assets and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes or any Tax asset.

xxxxviii

(viii)
The Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, duly and timely withheld all Taxes and other amounts required by Law to be withheld by them (including Taxes and other amounts required to be withheld by them in respect of any amount paid or credited or deemed to be paid or credited by them to or for the account or benefit of any Person, including any employee, officer or director and any non-resident Person), and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by them.

(ix)
The Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by them and have duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by them.

(x)
None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Company or, to the knowledge of the Company, to the Joint Ventures or FT Services at any time up to and including the Effective Date.

(xi)
Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services are, as a result of any accounting method change (whether already occurred or pending), instalment sale treatment, “open transaction” treatment or similar change or treatment, required to include amounts in income for Tax purposes after the Effective Time that relate to payments received before the Effective Time, other than as a result of any reserve reflected in an income tax return of the Company.

(xii)
Neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have, (A) engaged in any reportable transaction under Section 6011 of the IRC or any similar provision of U.S. state or local Law or (B) taken a position on a Return that could give rise to a substantial understatement of US federal income tax within the meaning of Section 6662 of the IRC or any similar provision of U.S. state or local Law.

(xiii)
For all transactions between the Company or, to the knowledge of the Company, the Joint Ventures or FT Services and any non-resident Person with whom the Company, the Joint Ventures or FT Services, as applicable, was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Effective Date, the Company, the Joint Ventures and FT Services, as applicable, have made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

xxxxix

(xiv)
The Company and its Canadian resident subsidiaries are and, to the knowledge of the Company, the Joint Ventures and FT Services are, if required, duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and their registration number have been disclosed in writing by the Company.

(xv)	Neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services are, financial institutions for the purpose of Section 142.2 of the Tax Act.

(xvi)
The Purchaser has been provided with copies of all filed Tax Returns and all material communications to or from any Governmental Authority relating to the Taxes of the Company and, to the knowledge of the Company, the Joint Ventures and FT Services, to the extent such documents were requested by the Purchaser.

(xvii)	Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services have, ever participated in an international boycott within the meaning of Section 999 of the IRC.

(xviii)
Neither the Company nor its Canadian resident subsidiaries, to the knowledge of the Company, the Joint Ventures and FT Services have, (A) ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the IRC or treated as a United States corporation under Section 7874(b) of the IRC; or (B) were created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(xix)
Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services are, (A) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the IRC (or any similar provision of state, local or foreign law), (B) a “personal holding company” as defined in Section 542 of the IRC (or any similar provision of state, local or foreign law), and (C) a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the IRC.

(xx)	Neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have, ever been a party to any transaction intended to qualify under Section 355 of the IRC.

(xxi)	The entity classification of the Company, the Joint Ventures and FT Services for United States federal income tax purposes is set out in the Disclosure Letter.

(u)	Company Plans.

Except as set out in the Disclosure Letter, or other than as would not constitute, whether individually or in the aggregate, a Significant Company Effect:

l

(i)
The Company has set out in the Disclosure Letter a true and complete list of all the Company Plans.  Complete and accurate copies of each of the Company Plans have previously been made available to the Purchaser. The following documents have previously been made available to the Purchaser:  (A) accurate and complete copies of all documents constituting each Company Plan, including all amendments thereto (or, if not written, a written summary of its material terms) and all related trust documents, (B) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the IRC in connection with each Company Plan, (C) if the Company Plan is funded, the most recent annual and periodic accounting of Company Plan assets, (D) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan, (E) all material written Contracts relating to each Company Plan, including administrative service agreements and group insurance contracts, (F) material correspondence within the past three years to or from any Governmental Authority relating to any Company Plan, (G) all nondiscrimination test reports and summaries for each Company Plan for the three most recent plan years, if applicable, (H) the most recent determination or opinion letter issued by the IRS with respect to each Company Plan, if any, and any pending request for such a letter, and (I) all filings made with any Governmental Authority within the last three years, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(ii)	Other than the CLAC Plan, no Company Plan is a Multi-Employer Plan.

(iii)
The Company, to the extent same are in the possession of the Company or reasonably available to the Company, has made available true and complete copies of: (A) all notices or opinion letters, if any, received from governmental agencies, regarding the tax qualified status of any pension or retirement plans; (B) actuarial reports, financial statements and employee booklets in respect of each Company Plan (including without limitation, all summary plan descriptions) for the two most recent years, to the extent applicable; (C) all funding agreements, policies and arrangements, to the extent funded or insured; and (D) annual reports, with all schedules and exhibits, for the two most recent years for the Company Plans.

(iv)
All of the Company Plans are and have been, to the extent applicable, established, administered, registered, funded, invested and qualified in accordance with all applicable Laws and in accordance with their terms, the terms of the material documents that support such Company Plans and the terms of agreements between the Company or, to the knowledge of the Company, the Joint Ventures or FT Services, and the Company Employees and former Company Employees (or employees or former employees of the Joint Ventures, FT Services) who are members of, or beneficiaries under, the Company Plans, including any Collective Agreements. Each Company Plan, or its related prototype plan, which is intended to be qualified within the meaning of Section 401(a) of the IRC and any trust which is a part of any such Company Plan, or its related prototype plan, and intended to be Tax exempt under Section 501(a) of the IRC are so qualified, and such Company Plan has received a favourable determination letter or opinion letter from the IRS as to its qualification, and to the knowledge of the Company nothing has occurred, whether by action or failure to act that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the Tax-exempt status of such Company Plan’s related trust.

(v)
All current obligations of the Company or, to the knowledge of the Company, the Joint Ventures or FT Services, regarding the Company Plans have, except as reflected in the Financial Statements or as set out in the Disclosure Letter, been satisfied. All payments, contributions, premiums or taxes required to be made or paid by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services, under the terms of each Company Plan or by applicable Laws in respect of the Company Plans have been made or paid in a timely fashion in accordance with applicable Laws and in accordance with the terms of the applicable Company Plan and all applicable Collective Agreements. As of the date hereof, no currently outstanding notice of non-compliance, failure to be in good standing or otherwise has been received by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services, from any applicable Governmental Authority in respect of any Company Plan.

(vi)
None of the Pension Plans currently provide benefits on a defined benefit basis.  With respect to any Pension Plan that formerly provided benefits on a defined benefit basis, all liabilities relating to such defined benefits have been transferred out of the Pension Plan, or converted into defined contribution account balances, in accordance with applicable Laws and the terms of the applicable Pension Plan, and any surplus attributable to such defined benefits has been distributed, or otherwise used, in accordance with applicable Laws and the terms of the applicable Pension Plan.

(vii)
The Company’s or, to the knowledge of the Company, the Joint Ventures’ or FT Services’ sole obligation in respect of any Multi-Employer Plan is to make the required contributions in the amounts and manner set out in the applicable Collective Agreement.

(viii)
To the knowledge of the Company, no Company Plan is subject to any pending Proceeding or Claim (including any Proceeding or Claim relating to benefits formerly provided on a defined benefit basis) initiated by any Governmental Authority, or by any other party (other than routine claims for benefits) and, to the knowledge of the Company, there exists no state of facts which would reasonably be expected to give rise to any such Proceeding or Claim or to affect the registration or qualification of any Company Plan required to be registered or qualified.

(ix)
To the knowledge of the Company no event has occurred regarding any Company Plan that would entitle any Person (without the consent of the Company) to wind-up or terminate any Company Plan, in whole or in part, or which could reasonably be expected to adversely affect the registered or tax qualified status thereof or create a significant increase in liability to the Company or, to the knowledge of the Company, to the Joint Ventures or FT Services (other than a liability for the provision of compensation or benefits as contemplated by the applicable Company Plan) if such Company Plan were terminated, in whole or in part.

(x)
No Company Plan provides benefits to Legacy Benefit Plan Members, and none of the Company or, to the knowledge of the Company, the Joint Ventures or FT Services have any liability, contingent liability, or obligation to provide employee benefits or benefits beyond retirement or other termination of service to Legacy Benefit Plan Members.

(xi)
Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services have received any payments out of any Company Plan, (other than in accordance with the terms of the applicable Company Plan) and any payments, distributions or withdrawals from, or transfers of assets to or from, any Company Plan have been made in accordance with the valid terms of such Company Plan, and all applicable Laws and have occurred with the consent of any applicable Governmental Authority, where required.

(xii)
Any merger or conversion of any Company Plan, or any transfer of assets to or from any Company Plan, has been carried out in accordance with the valid terms of the Company Plan and all applicable Laws and has been approved, without condition, by the applicable Governmental Authorities, where required.

(xiii)
No Company Plan is a “multi-employer pension plan” (as defined under Section 4001(a)(3) of ERISA) or other pension plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the IRC, and neither the Company nor, to the knowledge of the Company, the Joint Ventures nor FT Services, nor any members of their respective Controlled Group, has at any time sponsored, maintained or contributed to or has had any liability or obligation (contingent or otherwise) in respect of any such plan.

(xiv)
No Company Plan which is subject to the jurisdiction of ERISA is a “multi-employer pension plan,” as defined under Section 4001(a)(3) of ERISA and neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services, nor any members of their respective Controlled Group, has at any time sponsored or contributed to or has had any liability or obligation in respect of any such plan.

(xv)	There are no entities other than the Company, the Joint Ventures, and FT Services participating in any Company Plan.

(xvi)
To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, the Joint Ventures or FT Services, either directly or by reason of their affiliation with any members of their respective Controlled Group, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the IRC or other applicable Law in relation to a Company Plan. No prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the IRC, other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Company Plan which would reasonably be expected to result in any liability to the Company or, to the knowledge of the Company, to the Joint Ventures or FT Services.  To the knowledge of the Company, none of the Company, the Joint Ventures or FT Services, nor any other fiduciary for which any of them has any indemnity obligation has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(xvii)
Except as set out in the Disclosure Letter, no Company Plan exists that, as a result of the execution of this Agreement, Shareholder approval of the Arrangement, or completion of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could: (A) result in severance pay, change in control or similar payments or benefits or any increase in severance pay upon any termination of employment after the date of this Agreement; (B) accelerate the time of payment or vesting or result in any increase in payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other significantly greater obligation pursuant to, any of the Company Plans; (C) limit or restrict the right of the Company or, to the knowledge of the Company, the right of the Joint Ventures or FT Services, to merge, amend or terminate any of the Company Plans; (D) cause the Company or, to the knowledge of the Company, the Joint Ventures or FT Services, to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award; or  (E) result in any breach or violation of, or a default under any Company Plan.

(xviii)
No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Arrangement or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Company Employee or former Company Employee who is a “disqualified individual” (within the meaning of Section 280G of the IRC) under any Company Plan or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the IRC).  There is no Contract by which the Company is or, to the knowledge of the Company, the Joint Ventures or FT Services are. bound to compensate any Company Employee or former Company Employee for excise taxes paid pursuant to Section 4999 of the IRC.

(xix)
Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services have made any promise or commitment, to create any additional plan which, if it currently existed, would be a Company Plan or to improve or change the benefits provided under any Company Plan, except as set out in the Disclosure Letter.

(xx)
All employee data necessary to administer each Company Plan is in the possession of the Company or, to the knowledge of the Company, in the possession of the Joint Ventures and FT Services, and is in a form which is sufficient for the proper administration of the Company Plans in accordance with the terms thereof and all Laws and, to the knowledge of the Company all such data is complete and correct.

(xxi)
Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, none of the Company Plans, other than the Pension Plans with respect to cash retirement benefits, provide benefits beyond retirement or other termination of service including any post-employment life or health insurance or other welfare benefits coverage to Company Employees or former Company Employees, or to the knowledge of the Company, to current or former employees of a Joint Venture or FT Services or to the beneficiaries or dependents of any such individuals.

(xxii)
None of the Company Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Company Plans or any insurance contract relating thereto.

(xxiii)
To the knowledge of the Company, the Company, the Joint Ventures and FT Services are in compliance with all statutorily required benefit plans that are not Company Plans, in accordance with all applicable Laws, and all financial obligations with respect thereto are up to date.

(v)	Collective Agreements.

(i)
Other than the Collective Agreements or as set forth in the Disclosure Letter, neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services are, subject to any collective bargaining agreements or agreements with any union.  Neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services are, in material violation of any provision under any Collective Agreement.

(ii)
No collective bargaining agreements with unions are currently being negotiated or are currently subject to negotiation by the Company or, to the knowledge of the Company, the Joint Ventures or FT Services with respect to the Company Employees or FT Services Employees, other than in relation to the Collective Agreements and as set out in the Disclosure Letter.

(iii)
There are no outstanding material labour tribunal proceedings of any kind or other events of any nature whatsoever, including any Proceedings which, to the knowledge of the Company, could result in certification of a trade union as bargaining agent for any non-unionized Company Employees or non-unionized FT Services Employees or any Persons providing on-site services in respect of the Company, the Joint Ventures or FT Services.  To the knowledge of the Company, there are no threatened or apparent union organizing activities involving non-unionized Company Employees, non-unionized FT Services Employees or any Persons providing on-site services in respect of the Company, the Joint Ventures or FT Services.

(iv)
Other than as set out in the Disclosure Letter, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Company Employees or FT Services Employees by way of certification, interim certification, voluntary recognition, designation or successor rights, or has applied to have the Company or, to the knowledge of the Company, the Joint Ventures or FT Services, declared a related employer or successor employer pursuant to applicable labour legislation.  To the knowledge of the Company, none of the Company, the Joint Ventures or FT Services have engaged in any unfair labour practices and, no strike, lock-out, work stoppage, or other material labour dispute is occurring or has occurred during the past two years.  To the knowledge of the Company, there are no threatened or pending strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns or similar labour related disputes pertaining to the Company, the Joint Ventures or FT Services that might affect the value of the Company, the Joint Ventures or FT Services or lead to an interruption of operations of the Company, the Joint Ventures or FT Services at any location.  Neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have, engaged in any plant closing or lay-off activities within the past two years that would violate or in any way subject the Company, the Joint Ventures or FT Services to the group termination or lay-off requirements of the applicable provincial employment standards legislation.

(v)
Other than as set out in the Disclosure Letter, neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have any material grievances or pending arbitration cases outstanding, nor, to the knowledge of the Company, are there any threatened material grievances or arbitration cases relating to the Company, the Joint Ventures or FT Services.  Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services have, any labour relations problems that could reasonably be expected to materially and adversely affect the value of the Company on a consolidated basis or lead to an interruption of operations.  The Company is and, to the knowledge of the Company, the Joint Ventures and FT Services are, in material compliance with the Collective Agreements.

(vi)
Other than as set out in the Disclosure Letter, neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have, recognised any trade union, staff association, staff council, works council or other organisation or arrangement having a similar purpose and no notification to any trade union, staff association, staff council, works council or other organization or arrangement having a similar purpose is required by the Company or any of its affiliates for the purpose of consummating the transactions contemplated by this Agreement.

(w)	Employees.

Except as set out in the Disclosure Letter, or other than as would not constitute, whether individually or in the aggregate, a Significant Company Effect:

(i)
The Company has made available a true and complete list of all “named executive officers” (as such term is defined in Form 51-102F6 – Statement of Executive Compensation) of the Company.  As of the date hereof, no such named executive officer of the Company has indicated to the Company that he or she intends to resign, retire or terminate his or her engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise.

(ii)
As of the date hereof, and other than as set out in the Disclosure Letter, neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services are, a party to any Proceeding under any applicable Law relating to Company Employees or former Company Employees nor, to the knowledge of the Company, is there any factual or legal basis on which any such Proceeding might be commenced.

(iii)
All written contracts with any current Company Employee who is a senior officer of the Company and copies of all such agreements have been made available to the Purchaser. Other than as set out in the Disclosure Letter, no written contract in relation to any Company Employee contains any specific provision in relation to any employee’s termination (including change of control provisions) the application of which shall be triggered by the transactions contemplated by this Agreement.

(iv)
The Company is and, to the knowledge of the Company, the Joint Ventures and FT Services are, operating in compliance with all occupational health and safety Laws in connection with their respective businesses.  To the knowledge of the Company, there are no pending or threatened charges against the Company, the Joint Ventures or FT Services under occupational health and safety Laws.  Except as set out in the Disclosure Letter, there have been no fatal or critical accidents which have occurred in the course of the operation of the Company’s consolidated business which is reasonably expected to lead to charges under applicable Law. The Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, complied with any Orders, directives, judgments, decrees, injunctions, decisions, rulings, awards or writs of any Governmental Authority issued under occupational health and safety Laws.

(v)
The Company is and, to the knowledge of the Company, the Joint Ventures and FT Services are, in compliance with all applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, worker classification, Social Security (where applicable) and other Tax withholdings, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, workers’ compensation, leaves of absence, wages (including overtime wages), compensation, and hours of work with respect to the Company Employees.  There are no Claims pending, or to the knowledge of the Company, threatened against the Company, the Joint Ventures or FT Services brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, unfair labour practice or any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.  There are no charges, investigations, administrative proceedings or formal complaints of discrimination threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Government Authority against the Company pertaining to any Company Employee.

(vi)
To the knowledge of the Company, no Company Employee is in breach of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, fiduciary duty, or any restrictive covenant to a former employer relating to the right of any such Company Employee to be employed by the Company, the Joint Ventures or FT Services because of the nature of the business conducted or presently proposed to be conducted by the Company, the Joint Ventures or FT Services or to the use of trade secrets or proprietary information of others, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(vii)
The Company is and, to the knowledge of the Company, the Joint Ventures and FT Services are, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar Applicable Law.  Since January 1, 2004, (i) neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or, to the knowledge of the Company, the Joint Ventures or FT Services; and (iii) neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law. Neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have caused any of their respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(viii)
Except as set forth in the Disclosure Letter, each person providing services to the Company, the Joint Ventures or FT Services that have been characterized as a consultant or independent contractor and not an employee has, to the knowledge of the Company, been properly characterized as such and neither the Company nor, the Joint Ventures or FT Services have any liability or obligations, including under or on account of any Company Plan, arising out of the hiring or retention of persons to provide services to the Company, the Joint Ventures or FT Services and treating such persons as consultants or independent contractors and not as employees of the Company, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(x)	Environmental Matters. Except as set out in the Disclosure Letter:

(i)
no written notices, claims, orders, complaints or penalties have been received by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services, alleging that the Company, the Joint Ventures or FT Services, as applicable, are in violation of, or have any liability or potential liability under, any applicable Environmental Law or Environmental Permit, and there are no Proceedings or, to the knowledge of the Company, threatened Proceedings against the Company, the Joint Ventures or FT Services alleging a violation of, or any liability or potential liability under, any applicable Environmental Law or Environmental Permit or relating to Hazardous Materials as would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the knowledge of the Company, there are no facts or circumstances that reasonably could be expected to give rise to any such notice, claim, order, complaint, penalty, or Proceedings as would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially impede or materially delay the transactions contemplated herein;

(ii)
the Company holds and, to the knowledge of the Company, the Joint Ventures and FT Services hold, all of the material Environmental Permits necessary for their respective operations to comply with all applicable Environmental Laws and neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services are, aware of any reason that any such Environmental Permits might be revoked or not renewed by any Governmental Authority;

(iii)
the operations of the Company and, to the knowledge of the Company, the operations of the Joint Ventures and FT Services are and have been conducted in material compliance with all required or applicable Environmental Laws and Environmental Permits;

(iv)
neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have, in a manner that is contrary to Environmental Laws, caused any Releases of Hazardous Materials on, at, from or under any real or immovable property currently or formerly owned, operated, occupied or otherwise utilized by the Company, the Joint Ventures or FT Services as would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or would be likely to form the basis of any Claim against the Company, the Joint Ventures or FT Services having individually or in the aggregate, a Material Adverse Effect;

(v)
neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services have, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation arising under Environmental Law that is reasonably likely to form the basis of any Claim against the Company having individually or in the aggregate, a Material Adverse Effect;

(vi)
to the knowledge of the Company, neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, shall require any material notification to any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to Environmental Law by the Company, the Joint Ventures or FT Services; and

(vii)
the Company has made available all material environmental reports, investigations, studies, audits and other environmental documents that are in the Company’s possession or control and that have been completed within the past three years that relate to the operations of the Company, the Joint Ventures or FT Services or any real or immovable property currently or formerly owned, operated or occupied by the Company, the Joint Ventures or FT Services.

(y)	Real Property.

(i)
Except as disclosed in writing to the Purchaser, with respect to the material real or immovable property owned by the Company or, to the knowledge of the Company, owned by the Joint Ventures or FT Services as of the date hereof, all of which have been disclosed in writing to the Purchaser (collectively, the “Owned Real Property”): (A) the Company has and, to the knowledge of the Company, the Joint Ventures and FT Services have, valid, good and marketable fee simple title to, as both beneficial owner and legal title holder, the Owned Real Property, free and clear of any Liens, except for Permitted Liens; (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein; (C) the Owned Real Property and the current uses thereof comply with applicable Law in all material respects; (D) there are no existing or proposed expropriation Proceedings that would result in the taking of all or any part of the Owned Real Property or that would adversely affect the current use of the Owned Real Property; and (E) there are no leases, property management agreements or other contracts which relate to the title to, ownership, operation or management of the Owned Real Property other than as registered on title to the Owned Real Property.

(ii)
With respect to the material real or immovable property leased, subleased, licensed or occupied by the Company or, to the knowledge of the Company, leased, subleased, licensed or occupied by the Joint Ventures or FT Services or leased, subleased or licensed to others by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services as of the date hereof (other than Owned Real Property), all of which have been disclosed in writing to the Purchaser (collectively, the “Leased Real Property”), other than those breaches and defaults described in (A) below and those defaults referred to in the penultimate sentence of this item (ii) that would not, whether individually or in the aggregate, constitute a Significant Company Effect: (A) each lease, sublease, license or occupancy agreement for such property is valid, legally binding, enforceable in accordance with its terms and in full force and effect unamended by oral or written agreement, true and complete copies of which (including all related amendments) have been disclosed in writing to the Purchaser or are available to the Purchaser (other than in respect of Leased Real Property of FT Services), and the Company is and, to the knowledge of the Company, the Joint Ventures and FT Services are, not in material breach of or default under such lease, sublease, license or occupancy agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by the Company, the Joint Ventures or FT Services or permit termination, modification or acceleration by any third party thereunder; (B) no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; (C) the current uses of the Leased Real Property comply in all material respects with the provisions of applicable leases, subleases, licenses or occupancy agreements and applicable Law; and (D) none of the leases, subleases, licenses or occupancy agreements has been assigned by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services, in favour of any Person.  To the knowledge of the Company, no counterparty to any foregoing lease, sublease, license or occupancy agreement is in material default thereunder.  There are no material Liens, except for Permitted Liens, on the leasehold, subleasehold or occupancy rights of the Company or, to the knowledge of the Company, of the Joint Ventures or FT Services, to any Leased Real Property.

(z)	Personal Property.

(i)
Except in any such case as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to all personal or movable property owned by the Company or, to the knowledge of the Company, owned by the Joint Ventures or FT Services (collectively, the “Owned Personal Property”), (A) the Company has, or to the knowledge of the Company, the Joint Ventures or FT Services have, good and valid title to the Owned Personal Property, free and clear of any Liens other than Permitted Liens, (B) there are no outstanding options or rights of first refusal to purchase the Owned Personal Property, or any portion thereof or interest therein, and (C) the Owned Personal Property and the current uses thereof by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services, comply with applicable Law.

(ii)
Except in any such case as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to personal or movable property leased or subleased by the Company or, to the knowledge of the Company, leased or subleased to the Joint Ventures or FT Services (collectively, the “Leased Personal Property”): (A) the lease or sublease agreement, as each may have been amended or extended from time to time in accordance with its respective terms, as applicable, for such property is valid, legally binding, enforceable and in full force and effect, true and complete copies of which (including all related amendments) have been made available to the Purchaser by the Company, and, to the knowledge of the Company, neither the Company, the Joint Ventures nor FT Services are in material breach of or default under any such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services, or permit termination, modification or acceleration by any third party thereunder; (B) no third party has repudiated or, to the knowledge of the Company, has the right to terminate or repudiate any such lease or sublease agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof; (C) the current uses of the Leased Personal Property comply, in all material respects, with the provisions of the applicable lease or sublease agreements and applicable Law; and (D) none of the leases or subleases agreements has been assigned by the Company or, to the knowledge of the Company, by the Joint Ventures or FT Services, in favour of any third party. To the knowledge of the Company, no counterparty to any lease or sublease agreement referred to above is in material default thereunder, nor are there any Liens, other than Permitted Liens, on the leasehold or subleasehold of the Company, the Joint Ventures or FT Services to any Leased Personal Property.

(aa)	Intellectual Property. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)
The Company and, to the knowledge of the Company, the Joint Ventures and FT Services, directly or indirectly own or possess the right to use all of the licenses, patents, patent applications, registered trademarks or service marks, trademark or service mark applications, domain names, industrial design registrations, industrial design applications, supplemental type certificates, registered copyrights and copyright applications (collectively, the “Company Intellectual Property”) necessary to conduct their respective businesses as presently conducted, free and clear of any Liens, other than Permitted Liens, and all such Company Intellectual Property is valid, enforceable, in full force and effect, and has not expired, been cancelled, terminated or used or enforced, or failed to be used or enforced.

(ii)
Subsequent to January 1, 2010, neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services have received any written notice from any Person, nor acted in a manner that would give rise to a claim that: (A) the past or present conduct by the Company, the Joint Ventures or FT Services of their respective businesses or the use of the Company Intellectual Property has resulted or shall result in the infringement or violation of any intellectual property owned by any Person; or (B) challenging the validity or ownership of the Company Intellectual Property.

(iii)
To the knowledge of the Company, the Company Intellectual Property is not being and has not been infringed, violated or misappropriated by any other Person, except as disclosed in writing to the Purchaser.

(iv)
The Company reasonably believes that all commercially reasonable steps, given the nature and value of the applicable Company Intellectual Property, have been taken to protect and maintain the Company Intellectual Property (including any trade secrets or confidential information therein).

(bb)
Material Contracts.  The Company has set out in the Disclosure Letter a complete and accurate list of all Material Contracts as of the date hereof.  Neither the Company nor, to the knowledge of the Company, the Joint Ventures or FT Services are, in material breach or violation of or default (in each case, with or without notice or lapse of time or both) of any term of any Material Contract except as set forth in the Disclosure Letter.  As of the date hereof, to the knowledge of the Company, no other party to any Material Contract is in material breach of, or default under the terms of, or has threatened to terminate, any such Material Contract.  Each Material Contract is a valid and binding obligation of the Company or, to the knowledge of the Company, of the Joint Ventures or FT Services, as applicable, (subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered) and is in full force and effect in accordance with its terms.

(cc)	Insurance.

(i)
The Company, its subsidiaries (during such periods as such subsidiaries were subsidiaries of the Company) and, to the knowledge of the Company, the Joint Ventures and FT Services are, and have since December 31, 2010 been continuously insured by reputable and financially responsible third party insurers in respect of their operations and assets, under commercial policies, such policies having terms and providing insurance coverages comparable to those that are customarily carried and insured against by owners of comparable businesses, properties and assets. The limits contained within such policies have not been exhausted or significantly diminished and no further premiums or payments will be due following the Effective Time with respect to periods of time occurring prior to the Effective Time. The third party insurance policies of the Company, its subsidiaries and, to the knowledge of the Company, the Joint Ventures and FT Services, are in full force and effect in accordance with their respective terms and neither the Company nor, its subsidiaries and, to the knowledge of the Company, neither the Joint Ventures nor, FT Services, are in material default under the terms of any such policy.  To the knowledge of the Company, as of the date hereof, there is no threatened termination of, or material premium increase with respect to, any of such policies, except as contemplated by Section 7.3(a) of this Agreement.

(ii)
The Company, its subsidiaries and, to the knowledge of the Company, the Joint Ventures and FT Services, maintain a sufficient level of insurance to comply with (A) each of the Permits applicable to them and (B) the terms and conditions of each of the Material Contracts.

(iii)
The Company has made available to the Purchaser the complete and accurate claims history for the Company and its subsidiaries and, to the extent reasonably available to the Company, that of the Joint Ventures and FT Services, during the past two years (with the exception of any subsidiaries which were not wholly-owned by the Company during such two year period) including with respect to insurance obtained but not currently maintained, together with a statement of the aggregate amount of claims paid out, and claims pending. The Company has made available true, correct and complete copies of all such policies, bonds or binders in effect on the date hereof and reasonably available to the Company (including copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder).

(iv)
To the knowledge of the Company, and other than as set forth in the Disclosure Letter, there is no Claim pending under any insurance policy described in item (i) above that has been denied, rejected, or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All Proceedings covered by any of the insurance policies of the Company or, to the knowledge of the Company, of the Joint Ventures or FT Services have been properly reported to and accepted by the applicable insurer.

(dd)
No Collateral Benefit. Other than as set out in the Disclosure Letter, no “related party” or any “associated entity” of such related party (within the respective meanings ascribed to such terms in MI 61-101) of the Company beneficially owns or exercises control or direction over more than one percent (1%) of the outstanding securities of any class of securities of the Company.

(ee)
Non-Arm’s Length Transactions. Other than as set out in the Disclosure Letter, the Company or, to the knowledge of the Company, the Joint Ventures or FT Services are not indebted to any director, officer, employee or agent of, or independent contractor to, the Company, the Joint Ventures or FT Services or any other Person not dealing at arm’s length with the Company and its respective affiliates, associates or any other Person not dealing at arm’s length with the Company (with the exception of its subsidiaries, the Joint Ventures and FT Services), except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses, and no director, officer, employee or agent of the Company or any of its respective affiliates, associates or any other Person not dealing at arm’s length with the Company or, to the knowledge of the Company, the Joint Ventures or FT Services are a party to any loan, contract, arrangement or understanding or other transaction with the Company, the Joint Ventures or FT Services required to be disclosed pursuant to Securities Laws or that is material to the Company on a consolidated basis.

(ff)
Opinion of Financial Advisor.  The Board of Directors has received a written fairness opinion from Credit Suisse addressed to the Board of Directors to the effect that, as of the date of such opinion, subject to the assumptions, qualifications and limitations set forth therein, the Common Share Consideration to be received by the Shareholders is fair from a financial point of view, to such Shareholders and such opinion has not been withdrawn, amended, modified or rescinded.

(gg)
Board Approval.  As of the date hereof, the Board of Directors has (i) determined that the Common Share Consideration to be received by the Shareholders pursuant to the Arrangement and this Agreement is fair and that the Arrangement is in the best interests of the Company and its securityholders, and (ii) resolved to recommend that the Shareholders and the Optionholders vote in favour of the Arrangement Resolution, and such determinations and resolutions are effective and unamended as of the date hereof.  As of the date hereof, the directors and senior officers of the Company have advised the Company that they intend to vote or cause to be voted all Shares beneficially held by them in favour of the Arrangement Resolution and the Company shall make a statement to that effect in the Company Circular.

(hh)
Books and Records.  The financial books and records of the Company fairly disclose in all material respects the financial position of the Company (on a consolidated basis) and all material financial transactions relating to the businesses carried on by the Company (on a consolidated basis) have been accurately recorded in all material respects in such books and records. The corporate records and minute books of the Company have been maintained in compliance with applicable Laws and are true and complete in all material respects.

(ii)
Restrictions on Business Activities.  Other than as set out in the Disclosure Letter, there is no judgment, injunction, order or decree binding upon the Company or, to the knowledge of the Company, upon the Joint Ventures or FT Services, that has (including following the completion of the transactions contemplated by this Agreement) or could have the effect of prohibiting, restricting or impairing in any material respect the type of business which may be conducted by the Company on a consolidated basis, the geographic area in which any part of such Person’s business activities may be conducted or any business practices of such Person.

(jj)
Shareholder Rights Plan. There is not in effect with respect to the Company, any shareholder rights plan or any other analogous plan, agreement, contract or instrument that can trigger any rights to acquire Shares or other securities of the Company or rights, entitlements or privileges in favour of any Person upon the entering into of this Agreement.

(kk)
Backlog.  The Company has disclosed in writing to the Purchaser, the estimated backlog of the Company as of February 17, 2012, including the estimate as of such date of the total revenues remaining to be earned and the manner in which such amounts have been determined. Such estimates have been prepared by senior management of the Company in a reasonable manner appropriate to the respective Company service lines.

(ll)
Sufficiency of Assets.  The Company, considered on a consolidated basis, has personnel and other assets available to it (either through ownership or lease of such assets) so as to be able to conduct the consolidated business of the Company substantially in the manner in which such business was conducted in the two year period preceding the date of this Agreement.

(mm)
Customer Relations. The Company has set out in the Disclosure Letter the identity of the ten largest customers of the Company (on a consolidated basis) determined by amounts billed under contract during the 12 month period ending September 30, 2011 (the “Principal Customers”), together with, in each case, the amount so billed. The Company has not received any notice that any Principal Customer intends to cancel, terminate or otherwise modify or not renew its relationship with the Company. No Principal Customer has provided notice to the Company that it will stop or materially decrease the rate of buying materials, products or services from the Company.

(nn)
Finders’ Fees.  Except for Credit Suisse, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.  The Company has disclosed in writing to the Purchaser all of the fees and expenses to be paid to Credit Suisse under the terms of the agreement with Credit Suisse.

(oo)
Derivative Contracts.  Neither the Company nor, to the knowledge of the Company, the Joint Ventures and FT Services are, a party to, or bound by, any options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise.

(pp)
Off-Balance Sheet Arrangements.  The Company and, to the knowledge of the Company, the Joint Ventures and FT Services are not a party to, bound by or have any commitment to become a party to or become bound by any joint venture, off-balance sheet partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among the Company or, to the knowledge of the Company, the Joint Ventures or FT Services on the one hand, and any unconsolidated related entity, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any other off-balance sheet arrangements), where the effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of the Company in the Financial Statements.

(qq)
Full Disclosure. In connection with the Purchaser’s due diligence investigation of the business, assets and operations of the Company on a consolidated basis, conducted prior to the Purchaser and the Company entering into this Agreement, all information contained in the documents and materials made available by the Company and its authorized representatives in the Data Room, including the Disclosure Letter, or otherwise to the Purchaser and its counsel and other advisors (including the teleconference held between representatives of the Parties and their counsel on February 14, 2012 relating to due diligence matters), is true and correct in all material respects and does not contain any misrepresentations; provided, however, that certain of the information described above may contain forward-looking statements, and the Parties agree that this Section 3.1(qq) does not constitute any representation or warranty as to the accuracy of any such forward-looking information, although the Company hereby confirms to the Purchaser that the assumptions underlying any such forward-looking information, were, at the time such forward-looking statements were first made, reasonable in the circumstances.

3.2  Survival of Representations and Warranties of the Company

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1  Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Company the following matters as at the date of this Agreement as set forth below and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement and the performance of its obligations hereunder.

(a)
Corporate Existence and Power. The Purchaser is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as it is now being conducted.  The Purchaser is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not, prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement.

(b)
Corporate Authorization.  The Purchaser has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Purchaser and performance of this Agreement by the Purchaser of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part is necessary to authorize the execution and delivery by it of this Agreement and the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)
Governmental Authorization.  The execution, delivery and performance by the Purchaser of this Agreement and the Plan of Arrangement and the consummation by the Purchaser of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than:

(i)	any approvals required by the Interim Order;

(ii)	the Final Order;

(iii)	the filings with the Registrar under the ABCA contemplated herein;

(iv)	the Competition Act Approval, the CTA Clearance, the HSR Approval and the Investment Canada Act Approval;

(v)	compliance with any applicable Securities Laws or rules and policies of the Exchange; and

(vi)	any other actions or filings the absence of which would not reasonably be expected to prevent, adversely impair or materially delay the consummation of the transactions contemplated by this Agreement.

(d)
Non-Contravention.  The execution, delivery and performance by the Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement and by the Plan of Arrangement do not and shall not:

(i)	contravene, conflict with, or result in any violation or breach of any provision of the constating documents or resolutions of the directors or shareholders of the Purchaser;

(ii)
assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with, or result in any violation or breach of any provision of any applicable Law; or

(iii)
require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled under any provision of any material contract or instrument to which the Purchaser is a party or by which it or any of its properties or assets may be bound.

(e)
Sufficient Funds.  The Purchaser has sufficient funds or committed financing available to effect the consummation of the Arrangement on the terms set forth herein and to pay all of its related fees and expenses.

(f)
Finders’ Fees.  Except for fees that will be paid by the Purchaser to Morgan Stanley, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or its affiliates who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

4.2  Survival of Representations and Warranties of the Purchaser

The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS OF THE COMPANY AND THE PURCHASER

5.1  Covenants of the Company Regarding the Conduct of Business

(a)
The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the last moment in time prior to the Effective Time and the time that this Agreement is terminated in accordance with its terms (the “Interim Period”), except:

(i)	as required or expressly permitted by this Agreement, including the Pre-Acquisition Reorganization;

(ii)	as required by applicable Law or by a Governmental Authority;

(iii)	with the prior written consent of the Purchaser; or

(iv)	as set forth in the Disclosure Letter,

(the exceptions noted at items (i) through (iv) above are collectively referred to herein as, the “Permitted Exceptions”),

the Company shall conduct its business only in the ordinary course consistent with past practice.

(b)
Without limiting the generality of paragraph (a) above, but subject to the Permitted Exceptions, during the Interim Period the Company shall use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets, keep available the services of the Company Employees and maintain satisfactory relationships with others having business relationships with the Company and shall not make any material change in the business, assets, liabilities, operations, insurance, capital or affairs of the Company.  The Company shall comply in all material respects with all applicable Laws.

(c)
Without limiting the generality of paragraph (a) and paragraph (b) above, but subject to the Permitted Exceptions, during the Interim Period the Company shall not undertake, cause or permit, and the Company shall use reasonable commercial efforts to cause any entity in which it holds a substantial equity interest (being an interest in excess of 5% of all outstanding equity interests in such entity, excluding for the purposes of this Section 5.1(c) ProSep Inc.) not to undertake, cause or permit, any of the following:

(i)	amend its articles, by-laws or the terms of any of its securities;

(ii)	split, combine or reclassify any of its securities;

(iii)	undertake any capital reorganization;

(iv)
declare, set aside or pay any dividend, reduction of capital, or other distribution in stock or property or any combination thereof, other than dividends or distributions from a wholly-owned subsidiary;

(v)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;

(vi)
issue, deliver, sell or grant or authorize the issuance, delivery, sale or grant with respect to any of its securities, any options, warrants or such similar rights exercisable or exchangeable for or convertible into securities, or payable by reference to the value of such securities, other than, in the case of the Company, the issuance of Shares on the exercise of Options outstanding on the date hereof under the Stock Option Plan;

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation, reorganization or winding-up or reorganize, amalgamate or merge with any third party;

(viii)
in the case of the Company, except as provided for in the Company’s 2012 annual capital expenditures budget (the “Budget”), acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses having a cost in excess of $5 million and subject to a maximum of $10 million in the aggregate for all such transactions;

(ix)
sell, lease or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, having a cost or providing proceeds, as applicable, on a per transaction or series of related transactions basis, in excess of $5 million and subject to a maximum of $10 million in the aggregate for all such transactions, other than in respect of obsolete, damaged or destroyed assets;

(x)
make, in one transaction or in a series of related transactions, any loans, advances or capital contributions to, or investments in any third party Person, other than to, or in, a wholly-owned subsidiary in the ordinary course of business consistent with past practice, in an amount on a per transaction or series of related transactions basis in excess of $1 million individually or $5 million in aggregate for all such transactions;

(xi)	except in the case of the Company as expressly provided for in the Budget, make any capital expenditures in excess of $5 million in the aggregate;

(xii)
prepay any long-term indebtedness before its scheduled maturity, other than partial payments made on scheduled payment dates, or create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof in any amount other than: (A) indebtedness owing (x) to it by a wholly-owned subsidiary, or (y) by any wholly-owned subsidiary, to another wholly-owned subsidiary, in each case in the ordinary course of business consistent with past practice; or (B) borrowings and repayments under the Credit Agreement for working capital purposes in the ordinary course of business consistent with past practice with the net principal amount of all such additional borrowings after the date hereof under the Credit Agreement (including letters of credit outstanding under the Credit Agreement, the MasterCard Line or the Service Agreements) not to exceed $25 million in the aggregate;

(xiii)	amend the terms of any existing Company Plan or the terms of any existing Contract to:

(A)	increase any severance, change of control, bonus or termination pay to (or amend any existing arrangement with) any current or former Company Employee; or

(B)	increase the benefits payable under any existing severance or termination pay policies or employment agreements or any analogous agreements with any current or former director or officer;

(xiv)
enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former director or officer or, other than in the ordinary course of business consistent with past practice, any current or former employee (other than a director or officer);

(xv)
increase compensation, bonus levels or other benefits payable to any current or former director or officer or, other than in the ordinary course of business consistent with past practice, any current or former employee (other than a director or officer);

(xvi)	make or grant any individual bonus, award or the other incentive payment to any director or officer in excess of $20,000;

(xvii)	loan money or other property to any present or former director, officer or employee;

(xviii)
establish, adopt, enter into, amend or terminate any Company Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date hereof) or any collective bargaining agreement;

(xix)	grant any equity or equity-based awards (including the grant of Options or grants of awards under the Equity-Based Compensation Plans);

(xx)
increase, or agree to increase, any funding obligation or accelerate, or agree to accelerate, the timing of any funding contribution under any Company Plan unless such increase is mandated or required in accordance with the provisions of the applicable Company Plan;

(xxi)
waive, release, assign, settle or compromise any claim in a manner that could require a payment by, or release another Person of an obligation, of $1 million individually, or $3 million in aggregate, or could reasonably be expected to have a Material Adverse Effect or to adversely affect in any material respect the ability of the Company to complete the transactions contemplated by this Agreement or to conduct its business, on a consolidated basis, as currently conducted;

(xxii)	terminate, fail to renew, cancel, waive, release, assign, grant or transfer any rights of material value or amend, modify or change in any material respect any existing Material Contract;

(xxiii)	enter into any fixed-price Contract expected to generate revenues to the Company in excess of $25 million over the life of the Contract;

(xxiv)	enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or its subsidiaries from competing in any location or with any Person;

(xxv)	except in the ordinary course of business consistent with past practice, make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its Permits;

(xxvi)
make any material change in its methods of accounting, except as required by concurrent changes to applicable accounting standards, or pursuant to written instructions, comments or orders from the Alberta Securities Commission or any other applicable Securities Authority;

(xxvii)	with respect to Taxes:

(A)	change in any material respect any of its methods of reporting income or deductions or accounting for income tax purposes except as may be required by applicable Law;

(B)	make, change or revoke any material express or deemed election relating to Taxes;

(C)	settle, compromise or agree to the entry of judgment with respect to any proceeding relating to material Taxes;

(D)	surrender any rights to claim a material Tax refund;

(E)	materially amend any Return;

(F)	enter into any Tax sharing, Tax allocation or Tax indemnification agreement;

(G)	make a request for a Tax ruling;

(H)	enter into any agreement with any Taxing Authorities; and

(I)	consent to any extension or waiver of any limitation period with respect to Taxes;

(xxviii)
undertake any reorganization, or enter into or, in the case of a transaction or series of transactions undertaken or entered into by any Joint Venture or FT Services, approve any transaction or series of transactions, that would prevent the Acquiror from obtaining the substantial benefit of a “tax cost bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of non-depreciable capital property owned by the Company at the Effective Time that would otherwise be available, had such reorganization, transaction or series of transactions not occurred;

(xxix)
commence any material litigation (other than litigation in connection with the collection of accounts receivable, to enforce the terms of this Agreement or as a result of litigation commenced against such Person);

(xxx)	sell, license or otherwise transfer or encumber, in one transaction or in a series of related transactions, any of the Company Intellectual Property; or

(xxxi)	agree, resolve, commit or announce any intention to do any of the foregoing.

(d)
During the Interim Period, the Company or its subsidiaries shall, and the Company shall use reasonable commercial efforts to cause FT Services to: (i) duly and timely file all Returns required to be filed by it on or after the date hereof and all such Returns shall be true, complete and correct in all material respects; and (ii) timely withhold, collect, remit and pay all material Taxes which are to be withheld, collected, remitted or paid by it.

(e)
During the Interim Period, the Company shall consult in good faith on a reasonably regular basis with the Purchaser to report operational, business and financial developments, the status of relationships with material customers, the general status of ongoing operations and other matters reasonably requested by the Purchaser.

(f)
During the Interim Period, except as contemplated in Section 7.3, the Company shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies of the Company or its subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse or change in a manner adverse to the Company, unless simultaneously with such termination, cancellation, lapse or change, replacement policies providing coverage similar to or greater than the coverage under the cancelled, terminated, lapsed or changed policies are in full force and effect.

(g)	Forthwith upon the execution of this Agreement, the Company shall suspend the operation of the Employee Share Purchase Plan.

(h)
The Company agrees that, prior to the Effective Date, it will use its commercially reasonable efforts to terminate or dissolve Flint Financing (US) Partnership, Flint Financing (Alberta) ULC and Flint Financing (Delaware) LLC, and that it will co-operate with the Purchaser and its advisors in order to determine the nature of such transactions and the manner in which they might most effectively be undertaken.

5.2  Pre-Acquisition Reorganization

(a)
The Company agrees that, upon request by the Purchaser, the Company shall, (i) effect such reorganizations of the Company’s business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (ii) co-operate with the Purchaser and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre-Acquisition Reorganizations are not, in the opinion of the Company, acting reasonably, prejudicial to the Company or the Shareholders in any material respect (having regard to the indemnities provided herein). The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 20 Business Days prior to the Effective Time. Upon receipt of such notice, the Purchaser and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary, including obtaining any required consents or waivers under the Credit Agreement or making amendments to the Plan of Arrangement, to give effect to such Pre-Acquisition Reorganization. If the Acquiror does not acquire all of the Shares, the Purchaser shall (x) forthwith reimburse the Company for all reasonable out-of-pocket costs and expenses, including reasonable legal fees and disbursements, incurred in connection with any proposed Pre-Acquisition Reorganization; and (y) indemnify the Company for any losses or costs (other than those reimbursed in accordance with the foregoing) incurred by the Company and arising directly out of any Pre-Acquisition Reorganization, other than loss of profit, provided however, that such indemnity shall include any reasonable costs incurred by the Company in order to restore the organizational structure of the Company to a substantially identical structure of the Company as at the date hereof.

(b)
Without limiting the generality of the foregoing, the Company acknowledges that the Purchaser may enter into transactions (the “bump transactions”) designed to step up the tax basis in certain capital property of the Company for purposes of the Tax Act and agrees to (i) co-operate with the Purchaser in order to facilitate the bump transactions or other reorganizations or transactions which the Purchaser determines would be advisable to enhance the tax efficiency of the combined corporate group, and (ii) to use commercially reasonable efforts to provide such information on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the bump transactions or any such other reorganizations or transactions as is reasonably requested by the Purchaser.

5.3  Other Covenants of the Company

The Company covenants to the Purchaser and agrees:

(a)
that unless this Agreement shall have been terminated in accordance with Section 8.1, to submit the Arrangement Resolution for approval by the Shareholders and Optionholders of record at the Company Meeting in accordance with Section 2.3(a);

(b)
to use its commercially reasonable efforts to obtain all Third Party Consents required in connection with, and other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments and modifications to, the Material Contracts:

(i)	in connection with, or required to permit, the completion of the transactions contemplated by this Agreement; and

(ii)	required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement,

in each case on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation to or in respect of any such other Person without the prior written consent of the Purchaser; and

(c)
to the extent required, to release from the application of the Carson Escrow Agreement all Shares subject to such Agreement exclusively for the purpose of allowing such Shares to be acquired by the Acquiror pursuant to Section 3.1(c) of the Plan of Arrangement, and for no other purpose.

5.4  Mutual Covenants

(a)
Subject to the terms and conditions of this Agreement, each of the Purchaser and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including:

(i)
preparing and filing as promptly as practicable, and in any event prior to the expiration of any legal deadline, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and using its commercially reasonable efforts to obtain and maintain such Regulatory Approvals;

(ii)
using its commercially reasonable efforts to oppose any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, the Arrangement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the transactions contemplated hereby;

(iii)
using, and, in the case of the Company, causing its subsidiaries to use, commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement;

(iv)
carrying out the terms of the Interim Order and the Final Order applicable to it and using commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it, its subsidiaries, or affiliates, with respect to the transactions contemplated in this Agreement; and

(v)
not taking any action, nor, permitting any action to be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the completion of the Arrangement or to prevent or materially delay the completion of the transactions contemplated by this Agreement (including the satisfaction of any condition set forth in Article 6) or obtaining any required Regulatory Approval, in each case, except as specifically permitted by this Agreement.

(b)
The Parties shall reasonably coordinate and cooperate with each other in the preparation of any application for the Regulatory Approvals and any other orders, clearances, consents, rulings, exemptions, no-action letters and approvals reasonably deemed by either the Purchaser or the Company to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement.  In connection with the foregoing, each Party shall, subject to Section 5.4(h), applicable Laws and existing confidentiality covenants, furnish, on a timely basis, all information as may be reasonably required by the other Party or by any Governmental Authority to effectuate the foregoing actions, and each covenants that no information so furnished by it in writing shall contain a misrepresentation.

(c)
Subject to Section 5.4(h), each Party shall consult with, and consider in good faith any suggestions or comments made by, the other Party with respect to the documentation relating to the Regulatory Approvals process, provided that, to the extent any such document contains any information or disclosure relating to a Party or any affiliate of a Party, such Party shall have approved such information or disclosure prior to the submission or filing of any such document (which approval shall not be unreasonably withheld, conditioned or delayed).

(d)
Subject to applicable Laws, the Parties shall cooperate with and keep each other informed on a timely basis as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Authority in respect of the Arrangement or this Agreement, and, subject to the other covenants of the Parties in this Section 5.4, shall not make any submissions or filings (including draft and final undertakings to be submitted in respect of the Investment Canada Act Approval), participate in any meetings or any material conversations with any Governmental Authority in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Authority, gives the other Party the opportunity to review drafts of any submissions or filings, (including draft and final undertakings to be submitted in respect of the Investment Canada Act Approval) or attend and participate in any communications or meetings.  Unless otherwise agreed, the Parties shall request that the Regulatory Approvals be processed by the applicable Governmental Authority on an expedited basis, to the extent applicable, and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Regulatory Approvals.

(e)	Each of the Purchaser and the Company shall promptly notify the other if at any time before the Effective Time it becomes aware that:

(i)
any application for a Regulatory Approval or other filing under applicable Laws made in connection with this Agreement, the Arrangement or the transactions contemplated herein contains a misrepresentation; or

(ii)
any Regulatory Approval or other order, clearance, consent, ruling, exemption, no-action letter or other approval applied for as contemplated herein which has been obtained contains or reflects or was obtained following submission of any application, filing, document or submission as contemplated herein that contained a misrepresentation, such that an amendment or supplement to such application, filing, document or submission or order, clearance, consent, ruling, exemption, no-action letter or approval may be necessary or advisable.  In such case, the Parties shall cooperate in the preparation of such amendment or supplement as required.

(f)
Notwithstanding anything in this Agreement to the contrary, if any objections are asserted with respect to the transactions contemplated under this Agreement under any applicable Law, or if any proceeding is instituted or threatened by any Governmental Authority challenging or which could lead to a challenge of any of the transactions contemplated under this Agreement as a violation of or not in compliance with the requirements of any applicable Law, the Parties shall use their commercially reasonable efforts consistent with the terms hereof to resolve such objections or proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

(g)
The Purchaser and the Company shall file the requisite pre-merger notification forms prescribed under the Competition Act in Canada and the HSR Act in the United States in connection with the Competition Act Approval and the HSR Approval within ten Business Days of the date hereof.  In connection with obtaining the Competition Act Approval, the Parties shall request an ARC or, in lieu thereof, a no action letter under the Competition Act, in addition to submitting the pre-merger notification forms prescribed under the Competition Act. Concurrent with the filings made in connection with the Competition Act Approval, the Parties shall file a copy of the pre-merger notification forms or filings filed in connection with the Competition Act Approval and the Purchaser shall file a copy of the request for an ARC and a submission in support of obtaining the CTA Clearance with the Minister of Transport in accordance with the CTA. The Purchaser shall file an application for review prescribed under the Investment Canada Act within ten Business Days of the date hereof.  The Parties shall take such further steps as are necessary or desirable in order for all applicable statutory waiting periods to expire or be waived or terminated, and to obtain all required approvals in connection with the Competition Act Approval, the CTA Clearance, and the HSR Approval and the Investment Canada Act Approval (including commercially reasonable and usual undertakings requested of the Purchaser by the Investment Review Division of Industry Canada in connection with the Investment Canada Act Approval). In connection with obtaining HSR Approval, the Parties shall request early termination of the waiting period and shall take such further steps as are necessary or desirable in order for all applicable statutory waiting periods to expire or be terminated.

(h)
The Purchaser and the Company shall each use commercially reasonable efforts to promptly respond to and comply with any request for information regarding the Regulatory Approvals or transactions contemplated by this Agreement from any Governmental Authority.  The Parties will consult in good faith with respect to any presentations made to, and positions taken with respect to, any and all Governmental Authorities with respect to the Regulatory Approvals, the content of which will be determined by the Purchaser.  Further, the Parties will keep each other informed of any such matters and provide the others the opportunity to participate in any substantive communications with any Governmental Authority, although such participation may be restricted as appropriate to outside counsel only.  The Parties may designate confidential information that may be shared in connection with obtaining the Regulatory Approvals, in which case such information will only be shared with external legal counsel of the other Party. Notwithstanding anything to the contrary contained in this Section 5.4, the Purchaser shall be entitled to direct the competition/anti-trust Law and Investment Canada Act process regarding the transactions contemplated by this Agreement, including any actions or steps taken to obtain the Competition Act Approval, the CTA Clearance, the HSR Approval or the Investment Canada Act Approval, and in any investigation by a Governmental Authority or other Person.

(i)
Notwithstanding anything to the contrary contained in this Section 5.4, in seeking to obtain the Regulatory Approvals, the Purchaser shall not be required to agree, and the Company shall not agree without the approval of the Purchaser, to any Order from a Governmental Authority which:

(i)
prohibits or limits the ownership or operation by the Company or the Purchaser and its affiliates of any material portion of the business or assets of the Company or FT Services or the Purchaser and its affiliates, or compels the Company or the Purchaser and its affiliates to dispose, licence or divest of or hold separate any material portion of the business or assets of the Company or FT Services or the Purchaser and its affiliates;

(ii)	imposes material limitations on the ability of the Purchaser to acquire or exercise full rights of ownership of the Shares;

(iii)	prohibits the Purchaser from effectively controlling in any material respect the business or operations of the Company; or

(iv)	requires the Purchaser, the Company or any of their respective affiliates to agree to any other material restrictions.

(j)	Each of the Purchaser and the Company shall cooperate in making arrangements acceptable to the lenders under the Credit Agreement to:

(i)
cause all outstanding letters of credit under the Credit Agreement to be effectively transferred to the Purchaser’s credit facilities so that they are no longer considered to be outstanding under the Credit Agreement, and if such transfer is not completed by the Effective Time, then the Purchaser shall effective as of the Effective Time provide Bank of Montreal as agent under the Credit Agreement with either a back-to-back letter of credit or cash collateral or such other security as Bank of Montreal may reasonably request to secure such letter of credit obligations; and

(ii)
provide Bank of Montreal as agent under the Credit Agreement with either a letter of credit issued by the Purchaser’s bank or cash collateral from the Purchaser or such other security as Bank of Montreal may reasonably request to secure all obligations of the Company to Bank of Montreal in connection with the MasterCard Line, and to secure all obligations of the Company to Bank of Montreal, Bank of Oklahoma N.A. and any other lenders under the Credit Agreement in connection with any Service Agreements, or make other arrangements reasonably acceptable to the Purchaser and the Company to permit such MasterCard Line and Service Agreements to be terminated effective as of the Effective Time.

5.5  Public Communications

Subject to Section 2.4, none of the Company or the Purchaser shall, and each shall cause its respective representatives not to, issue any press release or otherwise make any disclosure relating to this Agreement or the Arrangement, other than:

(a)	press releases and other public disclosures which are agreed to by the Parties, acting reasonably;

(b)
any reasonable disclosure required in order to obtain consents from the counterparties to those Contracts disclosed in writing to the Purchaser and which are required to give effect to the transactions set forth herein or which are otherwise required to obtain a Third Party Consent; or

(c)	any reasonable disclosure required by the Financing Parties in connection with any financing,

provided, however, that the foregoing shall be subject to the Company’s and the Purchaser’s overriding obligation to make any disclosure or filing required under applicable Laws, and in such circumstances the Company or the Purchaser, as applicable, shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for such Party, and its legal counsel to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing) and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

ARTICLE 6
CONDITIONS

6.1  Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangements and the other transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent:

(a)
the Interim Order shall have been granted in substance and form satisfactory to the Parties on terms consistent with this Agreement, and shall not have been set aside or materially modified in a manner unacceptable to the Company or the Purchaser, each acting reasonably, on appeal or otherwise;

(b)	the Arrangement Resolution shall have been approved by the Shareholders of record at the Company Meeting in accordance with the Interim Order;

(c)
the Final Order (including the Plan of Arrangement) shall have been granted in substance and form satisfactory to the Parties on terms consistent with this Agreement, and shall not have been set aside or materially modified in a manner unacceptable to the Company or the Purchaser, each acting reasonably, on appeal or otherwise;

(d)	the Articles of Arrangement shall be in form and substance consistent with this Agreement, the Plan of Arrangement and the Final Order and shall be satisfactory to the Parties, each acting reasonably;

(e)
no applicable Law shall be in effect that makes the consummation of the Arrangement or any other transactions contemplated herein, illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement or the other transactions contemplated by this Agreement;

(f)	the Competition Act Approval, the CTA Clearance, the HSR Approval and the Investment Canada Act Approval shall have been obtained; and

(g)	this Agreement shall not have been terminated pursuant to Article 8.

The foregoing conditions are for the mutual benefit of the Company, on the one hand, and Purchaser, on the other hand, and may be waived, in whole or in part, jointly by the Company and the Purchaser, at any time.  If any of the foregoing conditions precedent shall not be complied with or waived by both of the Parties as aforesaid on or before the Outside Date then, subject to Section 6.5, either the Company or Purchaser may terminate this Agreement by written notice to the other Party in accordance with the procedures set forth in Article 8 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of Purchaser’s breach of this Agreement, in the event of a proposed termination by Purchaser, or the Company’s breach of this Agreement, in the event of a proposed termination by the Company.

6.2  Additional Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchaser to complete the Arrangement and the other transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent:

(a)
all covenants of the Company under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Company in all material respects, and the Purchaser shall have received a certificate of the Company addressed to the Purchaser and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)
the representations and warranties of the Company in this Agreement which are qualified by the expression “material”, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the date of this Agreement and as of the Effective Date, as though made on and as of the Effective Date (except to the extent such representations and warranties expressly speak of a specified date, in which event, such representations and warranties shall be true and correct as of such specified date) and all other representations and warranties of the Company in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date, as though made on and as of the Effective Date (except to the extent such representations and warranties expressly speak of a specified date, in which event, such representations and warranties shall be true and correct in all material respects as of such specified date), and the Purchaser shall have received a certificate of the Company, addressed to the Purchaser and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the same as of the Effective Date;

(c)	since the date hereof, there shall not have occurred or been disclosed a Material Adverse Change;

(d)
the aggregate number of Shares held, directly or indirectly, by those holders of such Shares who have validly exercised Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Dissent Rights) shall not exceed 5% of the aggregate number of Shares outstanding as of the Effective Time;

(e)
there shall not be pending or threatened, any suit, action or proceeding by any Person other than a Governmental Authority which in the judgement of the Purchaser has a reasonable likelihood of success, or by any Governmental Authority:

(i)
seeking to prohibit, restrict or materially delay the acquisition by the Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Arrangement or any of the material terms and conditions of the transaction contemplated herein or seeking to obtain from the Company any material damages directly or indirectly in connection with the Arrangement;

(ii)
seeking to prohibit or limit the ownership or operation by the Company, the Purchaser or any of their respective affiliates of any material portion of the business or assets of the Company or to compel the Purchaser to dispose or divest of or hold separate any material portion of the business or assets of the Company (other than as a result of the consummation of the transactions referenced at paragraph (j) of the definition of “Material Adverse Change”);

(iii)	seeking to impose material limitations on the ability of the Purchaser to acquire, hold, or exercise full rights of ownership of the Shares;

(iv)
seeking to prohibit the Purchaser from effectively controlling in any material respect the business or operations of the Company (other than as a result of the consummation of the transactions referenced at paragraph (j) of the definition of “Material Adverse Change”); or

(v)	which, if successful, in the judgement of the Purchaser is reasonably likely to have a Material Adverse Effect; and

(f)
all loans outstanding under the Credit Agreement together with accrued interest and other amounts then due under the Credit Agreement including all amounts due under or in respect of outstanding letters of credit, the MasterCard Line and the Service Agreements, shall be either (x) repaid effective as of the Effective Time from the funds deposited by the Purchaser pursuant to Section 2.8(a)(ii) (“Deposited Funds”) or (y) transferred to the Purchaser’s credit facilities, been replaced or secured by a letter of credit issued by the Purchaser’s bank, or otherwise cash collateralized by the Purchaser in the manner contemplated by Section 5.4(i), and the Company shall have cancelled its right to borrow under the Credit Agreement, shall have terminated its rights under the Credit Agreement effective as of the Effective Time and all security granted in connection with the Credit Agreement shall be released and discharged (or the Bank of Montreal shall have undertaken to release and discharge such security) on payment of the Deposited Funds, except in respect of any cash collateral noted above; and

(g)	the Company shall have duly executed and delivered to the Purchaser the Closing Loan Promissory Note.

The foregoing conditions precedent are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in writing at any time.  If any of the foregoing conditions shall not be complied with or waived by the Purchaser on or before the Outside Date, then subject to Section 6.5, the Purchaser may terminate this Agreement in accordance with the procedures set forth in Article 8 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of the Purchaser’s breach of this Agreement.

6.3  Additional Conditions Precedent to the Obligations of the Company

The obligations of the Company to complete the Arrangement and the other transactions contemplated by this Agreement shall also be subject to the following conditions precedent:

(a)
all covenants of the Purchaser under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Purchaser in all material respects, and the Company shall have received a certificate of the Purchaser, addressed to the Company and dated the Effective Date, signed on behalf of the Purchaser by two of its senior executive officers (on the Purchaser’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)
the representations and warranties of the Purchaser in this Agreement which are qualified by the expression “material”, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the date of this Agreement and as of the Effective Date, as though made on and as of the Effective Date (except to the extent such representations and warranties expressly speak of a specified date, in which event, such representations and warranties shall be true and correct as of such specified date) and all other representations and warranties of the Purchaser in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date, as though made on and as of the Effective Date (except to the extent such representations and warranties expressly speak of a specified date, in which event, such representations and warranties shall be true and correct in all material respects as of such specified date), and the Company shall have received a certificate of the Purchaser, addressed to the Company and dated the Effective Date, signed on behalf of the Purchaser by two senior executive officers of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as of the Effective Date; and

(c)
the Purchaser shall have deposited the Aggregate Purchaser Closing Payment with the Depositary, or with such other Person or Persons as the Parties shall agree in writing in respect of the amount described in Section 2.8(a)(ii), to be held and disbursed by the Depositary in accordance with the Depositary Agreement and, to the extent applicable, the Plan of Arrangement, or in respect of the amount described in Section 2.8(a)(ii) in accordance with the Parties’ written instructions.

The foregoing conditions precedent are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in writing at any time.  If any of the foregoing conditions shall not be complied with or waived by the Company on or before the Outside Date, then subject to Section 6.5, the Company may terminate this Agreement in accordance with the procedures set forth in Article 8 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of the Company’s breach of this Agreement.

6.4  Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Registrar following the filing of the Articles of Arrangement in accordance with the terms of this Agreement.

6.5  Notice and Cure Provisions

(a)
Each Party shall give prompt written notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time;

(ii)	result in the failure to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time; or

(iii)	result in the failure to satisfy any of the conditions precedent in its favour set forth in Sections 6.1, 6.2 or 6.3, as the case may be.

(b)
The Purchaser may not exercise its right to terminate this Agreement pursuant to Section 8.1(c)(ii) and the Company may not exercise its right to terminate this Agreement pursuant to Section 8.1(d)(ii) unless the Party seeking to terminate this Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right.  If any such notice is delivered, provided that the Party to whom the notice was delivered is proceeding diligently to cure such matter and such matter is reasonably capable of being cured (it being agreed that matters arising out of the failure to make appropriate disclosure in writing to the Purchaser are not capable of being cured), the Party delivering such notice may not exercise such termination right until the earlier of (i) the Outside Date; and (ii) the date that is 30 days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date.  If such notice has been delivered prior to the date of the Company Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the earlier of (A) five Business Days prior to the Outside Date and (B) the date that is 30 days following receipt of such notice by the Party to whom the notice was delivered (without causing any breach of any other provision contained herein).

(c)	Subject to Section 5.4(d), each Party shall promptly notify the other Party of:

(i)
any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries or its representatives); and

(ii)
any material legal actions or proceedings threatened or commenced against or otherwise affecting such Party or any of its subsidiaries or affiliates that are related to the transactions contemplated by this Agreement.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1  Non-Solicitation

(a)
Except as expressly provided in this Section 7.1, from and after the date of this Agreement, the Company, its subsidiaries and the Joint Ventures shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Company (collectively, the “Company Representatives”):

(i)
solicit, assist, facilitate, knowingly encourage or initiate (in each case including by way of discussion, negotiation, furnishing information, permitting any visit to any facilities or properties or entering into any understanding, arrangement or agreement) any inquiries, requests or proposals or offers regarding an Acquisition Proposal;

(ii)
encourage or participate in any discussions or negotiations, including by furnishing any information relating to the Company or affording access to the business, properties, assets, books or records of the Company, with any Person (other than the Purchaser) regarding an Acquisition Proposal;

(iii)	make a Change in Recommendation;

(iv)	accept, approve, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal; or

(v)
accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 7.1(c)).

(b)
The Company shall, and shall cause the Company Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to any actual or potential Acquisition Proposal, and, in connection therewith, the Company shall discontinue access to any virtual or physical data room established by the Company (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Company, its subsidiaries, the Joint Ventures or FT Services previously provided to any such Person.  The Company agrees that it shall not terminate, waive, release, amend, modify or otherwise forebear from the enforcement of, and agrees to actively prosecute and enforce, any agreement containing standstill provisions and any provision of any existing confidentiality agreement or any standstill agreement to which it is a party. The Company represents and warrants that, as of the date of this Agreement, it has not waived any standstill provisions that would otherwise be in effect at the date of this Agreement.

(c)
Notwithstanding Section 7.1(a), Section 7.1(b) and any other provision of this Agreement, if at any time following the date of this Agreement and prior to the time at which the Final Order is granted by the Court (the “Final Order Issuance Time”), the Company receives a written Acquisition Proposal not resulting from a breach of this Section 7.1 and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal advisors, (A) that such Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal, and (B) that the failure to take the relevant action would be inconsistent with its fiduciary duties under applicable Law, then the Company may, following compliance with Section 7.1(d):

(i)	furnish information with respect to the Company to the Person making such Acquisition Proposal; and/or

(ii)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal;

provided that the Company shall not, and shall not allow the Company Representatives to, disclose any non-public information to such Person without having entered into a confidentiality and standstill agreement with such Person that contains provisions that are no less favourable to the Company than those contained in the Confidentiality Agreement (a correct and complete copy of which confidentiality and standstill agreement shall be provided to the Purchaser before any such non-public information is provided), provided that such confidentiality and standstill agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company or the Company Representatives from complying with this Section 7.1, and shall promptly provide to the Purchaser any material non-public information concerning the Company on a consolidated basis provided to such other Person which was not previously provided to the Purchaser.

(d)
The Company shall promptly (and in any event within 24 hours following receipt) notify the Purchaser (at first orally and thereafter in writing) in the event it receives after the date hereof but prior to the Final Order Issuance Time, an Acquisition Proposal (including any request for non-public information relating to the Company on a consolidated basis or for access to the properties, books or records of the Company, in each case, in connection with an Acquisition Proposal), and shall provide a copy thereof and all written communications relating to the terms and conditions of the Acquisition Proposal to the Purchaser together with such details of the proposal, offer, inquiry or request as the Purchaser may reasonably request (including the identity of the Person making the Acquisition Proposal and the terms and conditions thereof), and shall regularly and promptly inform the Purchaser in writing as to the status of developments and negotiations with respect to such Acquisition Proposal, including any changes to the material terms or conditions, of such Acquisition Proposal.

(e)
Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to the Final Order Issuance Time the Company receives an Acquisition Proposal not resulting from a breach of this Section 7.1 that the Board of Directors concludes in good faith, after consultation with its financial and outside legal advisors, constitutes a Superior Proposal, the Board of Directors may, subject to compliance with the procedures set forth in Section 8.2, authorize the Company to pay the Break Fee and terminate this Agreement and thereafter enter into such definitive agreement with respect to such Superior Proposal if the Board of Directors determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and if and only if:

(i)	the Company has complied fully with all of its obligations under this Section 7.1;

(ii)
it has provided the Purchaser with a copy of the Superior Proposal document and all supporting materials, including any financing documents supplied to the Company in connection therewith, and written confirmation from the Company that the Board of Directors has determined that the proposal constitutes a Superior Proposal;

(iii)	five Business Days (the “Matching Period”) shall have elapsed from the date that is the later of:

(A)
the date the Purchaser received written notice advising the Purchaser that the Board of Directors has resolved, subject only to compliance with this Section 7.1, to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; and

(B)	the date the Purchaser has received all of the materials set forth in Section 7.1(e)(ii); and

(iv)
the Purchaser has offered to amend the terms of the Arrangement and this Agreement during the Matching Period pursuant to Section 7.1(f), such Acquisition Proposal continues to be a Superior Proposal compared to the amendment offered by the Purchaser at the termination of the Matching Period.

(f)
During the Matching Period, the Company agrees that the Purchaser shall have the right, but not the obligation, to offer to amend the terms of the Arrangement and this Agreement.  The Board of Directors shall review any offer by the Purchaser to amend the terms of the Arrangement and this Agreement in good faith in order to determine, in the exercise of its fiduciary duties and in consultation with its financial and outside legal advisors, whether the Purchaser’s amended offer, upon acceptance by the Company would cause the Superior Proposal giving rise to the Matching Period to cease to be a Superior Proposal.  If the Board of Directors so determines, the Company shall enter into an amended agreement with the Purchaser reflecting the Purchaser’s amended offer.  If, after the expiry of the Matching Period, the Board of Directors continues to believe, in good faith, in the exercise of its fiduciary duties and after consultation with its financial and outside legal advisors, that such Superior Proposal remains a Superior Proposal and therefore rejects the Purchaser’s amended offer, if any, or the Purchaser fails to enter into an agreement with the Company reflecting such amended offer, the Company and the Board of Directors may, subject to compliance with the other provisions hereof including payment of the Break Fee as set forth in Section 8.2(b), effect a Change in Recommendation and/or, terminate this Agreement, in order to enter into a definitive agreement in respect of the Superior Proposal.

(g)
In the event that the Company provides the notice contemplated by Section 7.1(e)(ii) on a date which is less than five Business Days prior to the Company Meeting, the Purchaser shall be entitled to require the Company to adjourn or postpone the Company Meeting to a date that is not more than seven Business Days after the date of such notice.

(h)
The Company acknowledges that each amendment or modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Section 7.1(e)(iii) and shall initiate a new five Business Day Matching Period.

(i)
The Company shall ensure that the Company Representatives are aware of the obligations in this Section 7.1 and the Company shall be responsible for any breach of this Section 7.1 by the Company Representatives.

(j)
Notwithstanding anything to the contrary contained in this Section 7.1, the Company shall not be entitled to effect a Change in Recommendation, undertake any of the activities set out in Section 7.1(c)(i) or Section 7.1(c)(ii), accept an offer or proposal from, or enter into an agreement with, any third party in respect of any Acquisition Proposal following the Final Order Issuance Time.

7.2  Access to Information

(a)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, subject to compliance with applicable Law and the terms of any Contract of the Company or the Joint Ventures existing on the date hereof and in the form on such date, the Company shall:

(i)
give to the Purchaser and its subsidiaries, affiliates, and their respective officers, directors, employees, representatives, any financial or other advisors (including its financing sources) or agents, (collectively, the “Purchaser Representatives”) reasonable access to the management offices, properties (including for the purpose of conducting environmental assessments and investigations), books and records, including correspondence with regulators and work papers, of the Company, its subsidiaries and the Sub-One Joint Venture, and the Company will use its commercially reasonable efforts to provide such access in respect of the other Joint Ventures; and

(ii)
furnish to the Purchaser and the Purchaser Representatives such financial and operating data and other information in respect of the Company, its subsidiaries and the Joint Ventures as such Persons may reasonably request, in each case, for the purpose of confirming environmental matters, planning any Pre-Acquisition Reorganization and for other Tax Planning purposes and facilitating the orderly integration and combination of the Parties’ organizations and other administrative functions following the Effective Time.

(b)
Any access to Persons or materials pursuant to Section 7.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company, its subsidiaries, the Joint Ventures or FT Services.

(c)
For greater certainty, the Purchaser shall treat, and shall cause the Purchaser Representatives to treat, all confidential or proprietary information furnished to the Purchaser or the Purchaser Representatives in connection with the transactions contemplated by this Agreement (including information furnished pursuant to Section 7.4) in accordance with the terms of the Confidentiality Agreement; provided that the Purchaser shall be entitled to provide such information to the Financing Parties in connection with any financing activities undertaken in connection with the Arrangement as well as their respective representatives and to rating agencies, subject to the confidentiality conditions set forth in the Confidentiality Agreement.

7.3  Indemnification, Insurance and Resignations

(a)
Prior to the Effective Time, the Company shall be entitled to extend, and fully pay the applicable premium for an extension to the Company’s existing insurance policy (the “D&O Insurance”) maintained for the benefit of the directors and officers of the Company, as well as for Persons serving in any analogous capacity at the request of the Company including those Persons serving as officers or directors of FT Services at the request of the Company (collectively, the “Indemnified Persons”), to provide coverage in respect of any Claims arising prior to the Effective Time against any such Indemnified Person in his or her capacity as a director and/or officer of the Company, a subsidiary of the Company or FT Services, or in such other analogous capacity, provided that (i) the extension of such D&O Insurance is not for a period longer than 10 years from the Effective Date, and (ii) the total cost of such extension does not exceed $500,000.

(b)
The rights of the Indemnified Persons under Section 7.3(a) shall be in addition to any rights such Indemnified Persons may have under the constating or other charter or governance documents of the Company, its subsidiaries, the Joint Ventures and FT Services, or under any applicable Law or under any Contract of any Indemnified Person with the Company, its subsidiaries and the Joint Ventures or FT Services.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favour of any Indemnified Person as provided in the constating documents of the Company, its subsidiaries and the Joint Ventures or FT Services or any Contract between such Indemnified Person and the Company, its subsidiaries and the Joint Ventures or FT Services shall survive the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(c)
The provisions of this Section 7.3 shall survive the consummation of the transactions contemplated by this Agreement and are intended for the benefit of, and shall be enforceable by, the Indemnified Persons, and their respective heirs, executors, administrators and personal representatives and shall be binding on the Company and its successors and assigns, and, for such purpose only, the Company hereby confirms that it is acting as trustee on their behalf.

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(d)
The Company shall cause to be delivered to the Purchaser on the Effective Date resignations, effective on the Effective Date, of the officers and directors of the Company and its subsidiaries as designated in writing by the Purchaser at least five Business Days prior to the Effective Date. The Company shall also cause to be delivered by such designated officers and directors concurrently with the delivery of the resignations as aforesaid duly executed mutual releases in form and content satisfactory to the Purchaser, acting reasonably, which shall contain, without limitation, a release from each such individual of all their Claims against the Company and its subsidiaries (except for any Claims of unpaid remuneration, including bonus, severance and change of control payments), and from the Company and its subsidiaries, a release from each such entity of all its Claims against such designated director and officers, except for Claims relating to fraud, intentional misrepresentation or wilful misconduct.

7.4  Financing Assistance

(a)
Between the date hereof and the Effective Time, the Company shall, and shall cause the Company Representatives to, provide such cooperation to the Purchaser as the Purchaser may reasonably request in connection with the arrangements by the Purchaser to obtain financing relating to the transactions contemplated by this Agreement (provided that (x) to the extent reasonably practicable, such request is made on reasonable notice, (y) cooperation does not unreasonably interfere with the ongoing operations of the Company, its subsidiaries or the Joint Ventures or unreasonably interferes with or hinders or delays the performance by the Company of its obligations hereunder, and (z) the Company shall not be required to provide cooperation that involves any binding commitment by the Company (other than those set out below at items (i) through (xi)) which commitment is not conditional on the completion of the Arrangement and does not terminate without liability to the Company upon the termination of this Agreement), including as so requested, by:

(i)	participating in meetings (including meetings with rating agencies), drafting sessions and due diligence sessions;

(ii)	furnishing the Purchaser and the Financing Parties with such financial and other pertinent information regarding the Company on a consolidated basis as may be reasonably requested by the Purchaser;

(iii)	assisting the Purchaser and the Financing Parties in the preparation of, and providing the Purchaser a written authorization for the release of:

(A)
offering materials (including offering memoranda, bank books, road show materials and bank syndication materials) for any monies raised to complete the Arrangement (including, if reasonably requested by the Purchaser, the execution and delivery of customary representation letters); and

(B)	materials for rating agency presentations;

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(iv)
cooperating with the Purchaser in connection with the Purchaser’s applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with any such financing;

(v)
cooperating with the marketing efforts of the Purchaser and the Financing Parties for any monies raised by the Purchaser to complete the Arrangement (including, if requested by the Purchaser, participating in “road shows” and bank meetings for such purpose);

(vi)
preparing and furnishing the Purchaser and the Financing Parties with financial and other information regarding the Company on a consolidated basis as may be reasonably requested by the Purchaser, including financial statements prepared in accordance with applicable accounting standards which shall be Compliant (all information required to be delivered pursuant to this clause (vi) being referred to as the “Financing Information”);

(vii)
using commercially reasonable efforts to obtain customary auditors’ comfort letters and legal opinions and other documentation and items relating to such financing and any security related thereto and the collateral pledged therein as reasonably requested by the Purchaser and, if requested by the Purchaser, to cooperate with and assist the Purchaser in obtaining such documentation and items;

(viii)	using commercially reasonable efforts to provide:

(A)	monthly financial statements as soon as possible and in no event later than 25 days after the end of each month;

(B)	quarterly financial statements as soon as possible and in no event later than 45 days after the end of each fiscal quarter (other than the fourth quarter); and

(C)	annual financial statements prepared in accordance with IFRS including an auditors’ report thereon, as soon as possible and in no event later than 90 days after the end of the fiscal year.

Notwithstanding the foregoing the Company shall deliver to the Purchaser its audited annual consolidated financial statements for the fiscal year ended December 31, 2011, the notes thereto and the report of the auditors thereon, such financial statements being prepared and reported in accordance with IFRS, no later than March 5, 2012.

(ix)	executing and delivering, to be effective as of the Effective Time, any definitive financing documents;

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(x)
providing such certificates, legal opinions or documents, as may be reasonably requested by the Purchaser (including a customary Canadian certificate of the Chief Financial Officer of the Company with respect to solvency matters and consents of auditors for use of their reports in any materials relating to such financing) and cooperating in connection with the pay-off at the Effective Time of existing indebtedness of the Company under the Credit Agreement and the release of related Liens under the Credit Agreement and other Liens identified by Purchaser, if applicable;

(xi)
using commercially reasonable efforts to take actions necessary to permit the Financing Parties to evaluate the Company’s business, current assets, cash management and accounting systems, policies and procedures relating thereto;

(xii)
using commercially reasonable efforts to obtain waivers, consents and approvals from other parties to Material Contracts to which the Company is a party and to arrange discussions among the Purchaser and the Financing Parties with other parties to Material Contracts as of the Effective Time; and

(xiii)
taking all corporate actions, to be effective at the Effective Time, requested by the Purchaser that are necessary or customary to permit the consummation of any such financing and to permit the proceeds thereof, together with the cash at the Company to be made available to the Purchaser on the Effective Date to consummate the transactions contemplated hereby.

(b)	Notwithstanding Section 7.4(a), the Company shall not be required to:

(i)	pay any commitment, consent or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time;

(ii)	take any action or do anything that would:

(A)	contravene any applicable Law;

(B)	contravene any Contract of the Company or any subsidiary of the Company that relates to borrowed money; or

(C)	be capable of impairing or preventing the satisfaction of any condition set forth in Article 6;

(iii)
commit to take any action set forth in Section 7.4(a)(ix), Section 7.4(a)(xii) or 7.4(a)(xiii) that is not contingent on the consummation of the transactions contemplated by this Agreement at the Effective Time; or

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(iv)
except as required to comply with applicable Securities Laws, disclose any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or similar information or violate any obligations of the Company or any other Person with respect to confidentiality.

7.5  Transferred Information

(a)
For the purposes of this Section 7.5, “Transferred Information” means the personal information (namely, information about an identifiable individual, including, without limitation, information about an employee, former employee or prospective employee of the Company, other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as a representative of an organization and for no other purpose) to be disclosed or conveyed to the Purchaser or any of its affiliates by or on behalf of the Company as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Purchaser or any of its affiliates prior to the execution of this Agreement; and

(b)
The Company covenants and agrees to, upon request, use commercially reasonable efforts to advise the Purchaser or its affiliates, as the case may be, of the purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and the additional purposes where the Company has notified the individual of such additional purpose.

(c)	In addition to its other obligations hereunder, the Purchaser covenants and agrees:

(i)
prior to the completion of the transactions contemplated herein, to collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

(ii)
after the completion of the transactions contemplated herein, to collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) the Company or Purchaser have first notified such individual of such additional purpose, and where required by Law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual; and

(iii)	to return or destroy the Transferred Information, at the option of the Company, should the transactions contemplated herein not be completed; and

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(iv)
notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Purchaser or its affiliates requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Company has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Law, obtained the individual's consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Law.

(d)
The Company and the Purchaser shall co-operate in the provision of such notifications as are required by applicable privacy laws to the individuals to whom the Transferred Information relates that the Arrangement has taken place and of any disclosure or transfers of the Transferred Information to the Purchaser or its affiliates.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1  Termination

This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Arrangement Resolution or the Arrangement by the Shareholders and/or the Court):

(a)	by mutual written agreement of the Parties; or

(b)	by either the Company or the Purchaser, if:

(i)
the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Effective Time to occur by such date; or

(ii)
the Arrangement Resolution shall have failed to receive the requisite vote of the Shareholders and Optionholders of record (voting together as a single class) for approval at the Company Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order; or

(c)	by the Purchaser, if:

(i)	a “Change in Recommendation” occurs as described in paragraphs (A) through (F) below:

(A)	the Board of Directors fails to recommend this Agreement or the Arrangement in the manner contemplated by Section 2.4(b);

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(B)
the Board of Directors withdraws, amends, modifies or qualifies, in a manner adverse to the Purchaser, the approval or recommendation by the Board of Directors of the Arrangement, or publicly proposes or publicly states its intention to do so or shall have resolved to do so prior to the Effective Date;

(C)	the Board of Directors fails to publicly reconfirm its recommendation in support of this Agreement and the Arrangement within two Business Days of receipt of such a request from the Purchaser;

(D)	the Board of Directors accepts, approves, endorses or recommends to Shareholders, to the extent applicable, an Acquisition Proposal;

(E)	the Company enters into a written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.1(c)); or

(F)	the Company shall have publicly announced the intention to do any of the foregoing;

(ii)
provided that the Purchaser is not then in breach of this Agreement, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such breach or failure is incapable of being cured or is not cured by the earlier of:

(A)	the date that is 30 days following the Purchaser’s delivery of notice of such breach; and

(B)	the Outside Date,

such that if determined on such date any of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; or

(d)	by the Company, if:

(i)
on payment of the Break Fee payable pursuant to Section 8.2 in the event that the Company determines to enter into an agreement in connection with a Superior Proposal in the circumstances set out in Section 7.1(f) and otherwise after having complied with its obligations in Section 7.1;

(ii)
provided that the Company is not then in breach of this Agreement, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such breach or failure is incapable of being cured or is not cured by the earlier of:

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(A)	the date that is 30 days following the Company’s delivery of notice of such breach; and

(B)	the Outside Date,

such that if determined on such date any of the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; or

(iii)
the Purchaser does not provide or cause to be provided to the Depositary funds equal to the Aggregate Purchaser Closing Payment to complete the transactions contemplated by this Agreement and the Plan of Arrangement as required pursuant to Section 2.8.

8.2  Expenses and Termination Fees

(a)
The Purchaser and the Company shall each pay half of all filing fees payable in connection with the Regulatory Approvals.  Except as otherwise provided herein, each Party shall pay all other fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.

(b)
If a Break Fee Event occurs, the Company shall pay in cash as directed by the Purchaser in writing (by wire transfer of immediately available funds) the Break Fee in accordance with Section 8.2(c).  For the purposes of this Agreement, “Break Fee” means an amount equal to $42 million and “Break Fee Event” means:

(i)	the termination of this Agreement:

(A)	by the Purchaser pursuant to Section 8.1(c)(i); or

(B)	by the Company pursuant to Section 8.1(d)(i); or

(ii)	within a period of 12 months following termination of this Agreement in accordance with the provisions hereof:

(A)	an Acquisition Proposal is consummated;

(B)	a definitive agreement with respect to an Acquisition Proposal is entered into; or

(C)	the Board of Directors recommends an Acquisition Proposal,

(and in the case of (B) or (C) such Acquisition Proposal is subsequently consummated, as such proposal may be amended or modified by the parties); or

(iii)
prior to the date of the Company Meeting, the Company or any of the Company Representatives shall have breached Section 7.1 and the Arrangement Resolution is not approved at the Company Meeting by the Shareholders and Optionholders in the manner required by the Interim Order.

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(c)	If a Break Fee Event occurs in circumstances described in:

(i)	Section 8.2(b)(i) (other than as set out in Section 8.1(c)(i)(E)), the Break Fee shall be paid within two Business Days of the occurrence of such Break Fee Event;

(ii)
Section 8.2(b)(i), in the circumstances set out in Section 8.1(c)(i)(E), the Break Fee shall be paid within two Business Days of the determination of the Board of Directors to enter into such a written agreement and prior to the Company entering into such agreement;

(iii)	Section 8.2(b)(ii), the Break Fee shall be paid immediately upon consummation of the Acquisition Proposal; or

(iv)	Section 8.2(b)(iii), the Break Fee shall be paid within two Business Days following the date of the Company Meeting.

(d)
In the event that this Agreement is terminated pursuant to the exercise by the Company or the Purchaser of their respective termination rights pursuant to Section 8.1(b)(ii) or Section 8.1(c)(ii), then the Company shall pay to the Purchaser, within two Business Days of such termination, by wire transfer in immediately available funds to an account designated by the Purchaser, an amount equal to $5 million in the event the Agreement is terminated pursuant to Section 8.1(b)(ii) or $7 million in the event the transaction is terminated pursuant to Section 8.1(c)(ii) (in either case, the “Non-Completion Fee”).

(e)
If the Company fails to pay the Break Fee or the Non-Completion Fee when due hereunder, and, in order to obtain such payment, the Purchaser commences a suit that results in a judgement against the Company for such amount, the Company shall pay the costs and expenses (including reasonable fees and expenses of legal counsel) incurred by the Purchaser in connection with such suit.

(f)
If the Company pays to the Purchaser the Break Fee as a result of the occurrence of any of the Break Fee Events then, notwithstanding Section 9.2, the Purchaser shall have no other remedy with respect to the occurrence of such event (subject to Section 8.2(e) and other than in the case of a material breach of Section 7.1), and without limitation shall not be required to pay a Non-Completion Fee.  For greater certainty, the Company shall not be required to pay the Break Fee more than once.

(g)	In the event that:

(i)	this Agreement is terminated and the Company pays the Non-Completion Fee to the Purchaser as described in Section 8.2(d); and

(ii)	within a period of 12 months following such termination of this Agreement, any of the events in Section 8.2(b)(ii) occurs such that the Company is obligated to pay the Break Fee to the Purchaser,

the amount of the Break Fee payable to the Purchaser shall be reduced by the amount of the Non-Completion Fee already paid by the Company to the Purchaser.

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(h)
Any Break Fee or Non-Completion Fee payable by the Company shall be paid free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Law. If the Company is required by applicable Laws to deduct or withhold any Taxes from any payment of a Break Fee or Non-Completion Fee, (i) the amount payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of, the payment of additional amounts under this Section 8.2(h)), the Purchaser receives an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) the Company shall make such required deductions or withholdings, and (iii) the Company shall remit the full amount deducted or withheld to the appropriate Governmental Authority in accordance with applicable Laws.

(i)
Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement.  Each Party acknowledges that the Break Fee and the Non-Completion Fee set out in this Section 8.2 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Purchaser will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties.  The Company irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive.

8.3  Notice and Effect of Termination

(a)
The Party desiring to terminate this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other Party setting out in reasonable detail the facts and circumstances giving rise to such Party’s right to terminate this Agreement in accordance with Section 8.1.

(b)
If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party hereto, except that:

(i)
the provisions of this Section 8.3 – Notice and Effect of Termination, Section 2.4(e) and (f) – The Company Circular, Section 5.2(a) – Pre-Acquisition Reorganization, Section 7.2(c) – Access to Information, Section 8.2 – Expenses and Termination Fees and Article 9 – General Provisions (other than Section 9.7 – Amendments) shall survive any termination hereof pursuant to Section 8.1; and

(ii)	neither the termination of this Agreement nor, anything contained in this Section 8.3(a) shall relieve any Party of any liability for any breach of this Agreement.

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8.4  Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor, shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor, shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

ARTICLE 9
GENERAL PROVISIONS

9.1  Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other Parties given in accordance with these provisions):

(a)	if to the Purchaser:

URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California  94111-2728

Attention:                      H. Thomas Hicks
Fax:                         1.415.398.1905
E-mail:                            tom.hicks@urs.com

with a copy to:

Osler, Hoskin & Harcourt LLP
Suite 2500, 450 – 1st Street S.W.
Calgary, Alberta T2P 5H1

Attention:                      Frank J. Turner
Fax:                         1.403.260.7024
E-mail:                            fturner@osler.com

(b)	if to the Company:

Flint Energy Services Ltd.
700, 300 – 5th Avenue S.W.
Calgary, Alberta  T2P 3C4

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Attention:                      Paul Boechler
E-mail:                             pboechler@flintenergy.com

with a copy to:

Bennett Jones LLP
4500, 855 – 2nd Street S.W.
Calgary, Alberta  T2P 4K7

Attention:                      David Spencer
Fax:                         1.403.265.7219
E-mail:                            spencerd@bennettjones.com

9.2  Injunctive Relief and Specific Performance

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed by the Company or the Purchaser in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each Party shall be entitled to specific performance, an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement by the other Party or their representatives or to otherwise obtain specific performance by the other Party of any such provisions, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

9.3  No Recourse

This Agreement may only be enforced against, and any Claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative or Financing Party of either Party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limitation of the foregoing, the Parties agree that no Claim or cause of action shall be asserted against a Financing Party and that any proceeding or action to which a Financing Party is or is sought to be made a party shall be brought exclusively in the courts of the State of New York or the Federal Courts of the United States of America, in each case, located in the County of New York and the Borough of Manhattan and each Party waives, to the fullest extent permitted by Law, any right it may have to trial by jury in any proceeding or action involving a Financing Party.  The Financing Parties are hereby expressly made third-party beneficiaries of the provisions of this Section 9.3.

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9.4  Assignment

Neither this Agreement nor, any of the rights, interests or obligations hereunder may be assigned by either Party without the express, prior written consent of the other Party. Notwithstanding the foregoing, the Purchaser shall be entitled, without the consent of the Company, to assign any of its rights or obligations under this Agreement to one or more affiliates of the Purchaser, including the Acquiror, who agree to be bound by the applicable covenants of the Purchaser contained herein and comply with the applicable provisions of this Agreement and who deliver to the Company a duly executed undertaking to such effect provided that any such assignment shall not relieve the Purchaser of any of its obligations hereunder, and provided further that if such assignment takes place, the Purchaser shall continue to be fully liable as primary obligor, on a joint and several basis with any such entity, to the Company for any default in performance by the assignee of any of the Purchaser's obligations hereunder.

9.5  No Liability

No director or officer of the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser.  No director, officer or employee of the Company and its subsidiaries, the Joint Ventures or FT Services shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.

9.6  Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

9.7  Amendments

This Agreement may at any time and from time to time be amended by mutual written agreement of the Parties.  The Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, subject to the Interim Order and Final Order and applicable Laws.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Arrangement Agreement to be executed as of the date first written above.

URS CORPORATION

Per:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks
Title: Chief Financial Officer

FLINT ENERGY SERVICES LTD.

Per:	/s/ Stuart O'Connor
Name: Stuart O'Connor
Title: Chairman of the Board

Per:	/s/ W.J. Lingard
Name: W.J. Lingard
Title: President, Chief Executive Officer and Director

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SCHEDULE “A”
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) of Flint Energy Services Ltd. (the “Company”), as more particularly described and set forth in the management information circular (the “Company Circular”) of the Company accompanying the notice of meeting, as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement between the Company and URS Corporation dated February 20, 2012 (the “Arrangement Agreement”), is hereby authorized, approved and adopted.

2.
The plan of arrangement of the Company, as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out in Appendix A to the Company Circular, is hereby authorized, approved and adopted.

3.
The (a) Arrangement Agreement, the Plan of Arrangement and related transactions, (b) actions of the directors of the Company in approving the Arrangement Agreement and the Plan of Arrangement, and (c) actions of the directors and officers of the Company in executing and delivering and giving effect to the Arrangement Agreement, the Plan of Arrangement and any amendments, modifications or supplements thereto and the transactions contemplated thereby, are hereby ratified and approved.

4.
Any officer or director of the Company is hereby authorized and directed for and behalf of the Company to make an application to the Court of Queen’s Bench of Alberta for an order to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented in accordance with their respective terms and as described in the Company Circular).

5.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of the Company and the holders of options to acquire common shares, or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta, the directors of the Company are hereby authorized and empowered to, at their discretion and without further notice to or approval of the shareholders and optionholders of the Company, (a) amend, modify, supplement or terminate the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions, at any time prior to the issue of a certificate giving effect to the Arrangement.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Registrar under the ABCA, articles of arrangement and such other documents as are necessary or desirable to give full effect to the Arrangement and related transactions in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

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7.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery

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SCHEDULE “B”
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 193
OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1
INTERPRETATION

1.1  Definitions

Unless otherwise provided for herein, capitalized terms used but not otherwise defined in this Plan of Arrangement shall have the respective meanings ascribed to such terms in the Arrangement Agreement (as defined below) and the following words and terms shall have the respective meanings hereinafter set forth:

“ABCA” means the Business Corporations Act (Alberta), R.S.A 2000, c.B-9, as amended;

“Acquiror” means ●, a corporation incorporated under the laws of ● as a direct or indirect wholly-owned subsidiary of the Purchaser for purposes of acquiring the Shares pursuant to the Arrangement in the manner set out in this Plan of Arrangement;

“affiliate” has the meaning ascribed to it in the ABCA;

“Arrangement” means the arrangement under Section 193 of the ABCA as set out in this Plan of Arrangement, as the same may be amended in accordance with Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated February 20, 2012 between the Purchaser and the Company (including the schedules thereto) as such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof, providing for, among other things, the Arrangement;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement voted upon by the Shareholders and Optionholders of record at the Company Meeting (voting together as a single class);

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by Subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order has been granted, giving effect to the Arrangement, which shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;

“Business Day” means any day:

(a)	which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under applicable Law in Alberta, Canada or San Francisco, United States; and

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(b)	on which the principal commercial banks are generally open for business during normal banking hours in the City of Calgary and the City of San Francisco.

“Certificate of Arrangement” means the certificate of arrangement, amalgamation  or other confirmation of filing issued by the Registrar pursuant to Subsection 193(11) of the ABCA in respect of the Articles of Arrangement;

“Closing Payment Calculation” has the meaning ascribed to it in Section 2.8(b) of the Arrangement Agreement;

“Company” means Flint Energy Services Ltd., a corporation existing under the laws of the Province of Alberta;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and instrument of proxy, sent to, among others, the Shareholders of record in accordance with the Interim Order in connection with the Company Meeting;

“Company Meeting” means the special meeting of the Shareholders and Optionholders of record, held in accordance with the Interim Order to consider the Arrangement Resolution;

“Common Share Consideration” means Cdn$25.00 in cash per Share, subject to adjustment in accordance with Section 2.8(e) of the Arrangement Agreement;

“Court” means the Court of Queen’s Bench of Alberta in Calgary, Alberta;

“Deferred Share Unit” means a deferred share unit granted in accordance with the terms of the Deferred Share Unit Plan;

“Deferred Share Unit Plan” means the deferred share unit plan of the Company with an effective date of March 18, 2008, pursuant to which Deferred Share Units may be granted to directors of the Company;

“Depositary” means Computershare Trust Company of Canada, in its capacity as depositary for the Arrangement;

“Depositary Agreement” means the depositary agreement among the Acquiror, the Company and the Depositary;

“Dissent Rights” has the meaning ascribed to it in Section 4.1;

“Dissenting Shareholder” means a registered holder of Shares who validly dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights at the Effective Time, but only in respect of the Shares in respect of which Dissent Rights are validly exercised by such registered holder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

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“Effective Time” means 12:01 a.m. (Calgary time), or such other time as may be agreed to in writing by the Company, the Acquiror and the Purchaser, on the Effective Date;

“Equity-Based Compensation Consideration” means the aggregate amount due to the registered holders of the Equity-Based Compensation Units at the Effective Time in accordance with the terms of the Equity-Based Compensation Plans and to be paid to such holders in accordance with this Plan of Arrangement;

“Equity-Based Compensation Plans” means collectively, the Deferred Share Unit Plan, the Performance Share Unit Plan and the Restricted Share Unit Plan;

“Equity-Based Compensation Units” means collectively, the Deferred Share Units, the Performance Share Units and the Restricted Share Units;

“Exchange” means the Toronto Stock Exchange;

“Filing Time” has the meaning ascribed to it in Section 2.7(c) of the Arrangement Agreement;

“Final Order” means the final order of the Court, as contemplated by Section 2.5 of the Arrangement Agreement, approving the Arrangement;

“Former Equity-Based Compensation Holder” means a person who is a holder of Equity-Based Compensation Units as shown on the records of the Company immediately prior to the Effective Time;

“Former Optionholder” means a person who is a holder of Options as shown on the records of the Company immediately prior to the Effective Time;

“Former Shareholder” means a person who is a registered holder of Shares as shown on the share register of Shares immediately prior to the Effective Time;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, body, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity:

having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(c)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Interim Order” means the interim order of the Court in respect of the Arrangement;

“Law” or “Laws” means applicable laws (including common law or civil law), statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority or self-regulatory authority, including the Exchange;

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“Letter of Transmittal” means the letter of transmittal sent by the Company to Shareholders for use in connection with the Arrangement;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, encroachments, options, rights of first refusal or first offer, occupancy rights, covenants, restrictions, encumbrances of any kind and adverse claims;

“New Directors” has the meaning ascribed to it in Section 3.1(d);

“Option” means an option to purchase Shares granted in accordance with the terms of the Stock Option Plan, whether vested or unvested, which has not been exercised, cancelled or otherwise terminated in accordance with the provisions of the Stock Option Plan;

“Option Consideration” means the aggregate consideration payable on the surrender of all outstanding Options under the Plan of Arrangement in accordance with the terms of the Stock Option Plan and the stock option agreements entered into in connection with the grant of outstanding Options as follows:

in the case of each in-the-money Option, an amount equal to the product of (i) the excess of $25.00, over the exercise price for such Option and (ii) the number of Shares that are covered by such Option; and

in the case of each out-of-money Option, an amount equal to $nil per Option;

“Optionholder” means a holder of Options;

“Parties” means collectively, the Purchaser, the Acquiror and the Company, and “Party” means any one of them;

“Performance Share Unit” means a performance share unit granted in accordance with the terms of the Performance Share Unit Plan;

“Performance Share Unit Plan” means the performance share unit plan of the Company with an effective date of January 1, 2010, pursuant to which Performance Share Units may be granted to officers, executives and senior management of the Company;

“Person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement under Section 193 of the ABCA, and any amendments or variations thereto made in accordance with Section 9.7 of the Arrangement Agreement and Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Purchaser” means URS Corporation, a corporation existing under the laws of the State of Delaware;

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“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations duly appointed pursuant to Section 263 of the ABCA;

“Restricted Share Unit” means a restricted share unit granted in accordance with the terms of the Restricted Share Unit Plan;

“Restricted Share Unit Plan” means the restricted share unit plan adopted by the board of directors of the Company with an effective date of March 10, 2009, pursuant to which Restricted Share Units may be granted to officers, executives, managers and certain employees of the Company or FT Services;

“Shareholder” means a registered or beneficial holder of Shares, as the context requires;

“Shares” means the common shares in the capital of the Company, as constituted on the Effective Date;

“Stock Option Plan” means the amended and restated stock option plan of the Company adopted by the shareholders of the Company on May 10, 2006, pursuant to which Options may be granted to directors, officers or employees of the Company; and

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c.l (5th Supp.), as amended.

1.2  Certain Rules of Interpretation

In this Agreement:

(a)
Consent – Whenever a provision of this Plan of Arrangement requires an approval or consent of a Party and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(c)	Governing Law – This Plan of Arrangement shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

(d)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(e)	Including – Where the word “including” or “includes” is used in this Plan of Arrangement, it means “including (or includes) without limitation”.

(f)
No Strict Construction – The language used in this Plan of Arrangement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)
Statutory References – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(i)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(j)
Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of the period is not a Business Day.

ARTICLE 2
THE ARRANGEMENT

2.1  Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of and forms part of the Arrangement Agreement.

2.2  Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, shall become effective, and be binding on the Purchaser, the Acquiror, the Company, all Shareholders (including those Shareholders exercising Dissent Rights described in Section 4.1), all Optionholders, all holders of Equity-Based Compensation Units, the registrar and transfer agent in respect of the Shares and the Depositary at and after the Effective Time without any further act or formality required on the part of any Person.

ARTICLE 3
ARRANGEMENT

3.1  The Arrangement

The following events set out in this Section 3.1 shall occur and shall be deemed to occur consecutively in the following order and beginning at the Effective Time without any further authorization, act or formality:

(a)
All Options shall be transferred and surrendered by the holders thereof to the Company in exchange for the Option Consideration for each such Option.  Each such Option surrendered and all option agreements related thereto shall be cancelled and terminated and the holder thereof shall thereafter only have the right to receive the consideration specified in Section 5.1(c) (and, for greater certainty the Company shall be entitled to withhold or deduct any amounts in accordance with Section 5.3).  The Stock Option Plan shall thereafter be terminated and be of no further force and effect.

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(b)
All Equity-Based Compensation Units shall be disposed of and surrendered by the holders thereof to the Company in accordance with the terms of the Equity-Based Compensation Plans in exchange for the Equity-Based Compensation Consideration.  Each such Equity-Based Compensation Unit disposed of and surrendered to the Company and all agreements related thereto shall be cancelled and terminated and the holder thereof shall thereafter only have the right to receive the consideration specified in Section 5.1(d) (and, for greater certainty the Company shall be entitled to withhold or deduct any amounts in accordance with Section 5.3).  All Equity-Based Compensation Plans shall thereafter be terminated and be of no further force and effect.

(c)	Simultaneously:

(i)
each Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Acquiror and thereupon such holder’s name will be removed from the securities register of the Company in respect of such Share, the Acquiror shall be entered in the securities register of the Company as the holder thereof and shall be deemed to be the legal and beneficial owner thereof, and at such time each Dissenting Shareholder will have the rights set out in Section 4.1; and

(ii)
each outstanding Share, other than Shares acquired by the Acquiror pursuant to Section 3.1(c)(i), shall be transferred to, and acquired by the Acquiror, free and clear of any and all Liens, in exchange for the Common Share Consideration (and, for greater certainty, the Acquiror or the Depositary shall be entitled to withhold or deduct any amounts  in accordance with Section 5.3) and, in respect of each Share so acquired:

(A)
each Former Shareholder, other than Dissenting Shareholders in respect of Shares acquired by the Acquiror pursuant to Section 3.1(c)(i), shall cease to be the holder of such Share so exchanged concurrently with the exchanges referred to in this Section 3.1(c)(ii) and such holder’s name shall be removed from the securities register of the Company in respect of such Share at such time; and

(B)
the Acquiror shall be deemed to be the legal and beneficial owner of such Share (free and clear of any and all Liens) at the time of the exchange pursuant to this Section 3.1(c)(ii) and shall be entered in the securities register of the Company as the holder thereof.

(d)	All directors of the Company shall cease to be directors and the following persons shall become the directors of the Company:

(i)	●;

(ii)	●; and

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(iii)	●

(the “New Directors”).

ARTICLE 4
RIGHTS OF DISSENT

4.1  Rights of Dissent

Registered holders of Shares may exercise, pursuant to and in the manner set forth in Section 191 of the ABCA, the right of dissent in connection with the Arrangement, as same may be modified by the Interim Order and this Section 4.1 (“Dissent Rights”); provided that notwithstanding, (i) subsection 191(5) of the ABCA, the written notice setting forth such registered holder’s objection to the Arrangement Resolution referred to in subsection 191(5) of the ABCA must be received by the Company not later than 5:00 p.m. (Calgary time) on the Business Day which is two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time); and (ii) subsection 191(3) of the ABCA, the Acquiror and not the Company, shall be required to pay the amount set out in Section 4.1(a). Registered holders of Shares who duly and validly exercise such Dissent Rights and who:

(a)
are ultimately entitled to be paid fair value for such Shares, shall be entitled to be paid by the Acquiror in consideration for the transfer of such Shares to the Acquiror as set out in Section 3.1(c)(i), the fair value of such Shares (less any amounts which the Acquiror is entitled to withdraw or deduct in accordance with Section 5.3), which fair value, notwithstanding anything to the contrary in the ABCA, if permitted by the Court, shall be determined as of the close of business on the day before the Arrangement Resolution is adopted, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Shares; or

(b)
ultimately are not, for any reason, entitled to be paid fair value for such Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Shares as set out in Section 3.1(c)(ii).

4.2  Recognition of Dissenting Shareholders

(a)
In no circumstances shall the Purchaser, the Acquiror, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless (i) such Person is the registered holder of those Shares in respect of which such rights are sought to be exercised, and (ii) such Person has strictly complied with the procedures for exercising Dissent Rights described in Section 4.1 and the ABCA and does not withdraw such dissent prior to the Effective Time.

(b)
For greater certainty, in no case shall the Purchaser, the Acquiror, the Company or any other Person be required to recognize a Dissenting Shareholder as a holder of Shares after the Effective Time and the names of such Dissenting Shareholders shall be removed from the registers of holders of Shares and the Acquiror shall be recorded as the holder of the Shares so transferred and shall be deemed the legal and beneficial owner thereof free and clear of all Liens.  In addition to any other restrictions under the ABCA, holders of Options and Equity-Based Compensation Units shall not be entitled to exercise Dissent Rights.

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ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1  Payment of Consideration

(a)
Upon the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred, or deemed to be transferred, pursuant to Section 3.1(c)(ii) together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of the Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the Depositary shall deliver to such holder as soon as practicable, a cheque (or other form of immediately available funds) representing the cash which such holder has the right to receive under the Arrangement for such Shares, less any amounts withheld or deducted pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(b)
Until surrendered for cancellation as contemplated by Section 5.1(a), each certificate that immediately prior to the Effective Time represented Shares shall be deemed after the time specified in Section 3.1(c) to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in Section 3.1(c)(ii) or Section 4.1, as the case may be, less any amounts withheld or deducted pursuant to Section 5.3.  Any such certificate formerly representing Shares not duly surrendered on or before the day prior to the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Purchaser, the Company or the Acquiror.  On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Acquiror immediately prior to the application of any applicable Laws pertaining to unclaimed property then in effect including, pursuant to the Unclaimed Personal Property and Vested Property Act (Alberta), the Unclaimed Property Act (British Columbia), the Public Curator Act (Québec) or other analogous legislation.

(c)
On or as soon as practicable after the Effective Date, the Depositary shall deliver, on behalf of the Company, to each Former Optionholder in respect of his or her Options, in the amount set out in the Closing Payment Calculation, a cheque (or other form of immediately available funds) representing the cash payment, if any, which such Former Optionholder is entitled to receive in connection with the exchange described in Section 3.1(a), less any amounts withheld or deducted pursuant to Section 5.3.

(d)
On or as soon as practicable after the Effective Date, the Depositary shall deliver, on behalf of the Company, to each Former Equity-Based Compensation Holder in respect of his or her Equity-Based Compensation Units, in the amount set out in the Closing Payment Calculation, a cheque (or other form of immediately available funds) representing the cash payment, if any, which such Former Equity-Based Compensation Holder is entitled to receive in connection with the exchange described in Section 3.1(b), less any amounts withheld or deducted pursuant to Section 5.3.

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(e)
Any payment made by way of cheque by the Depositary on behalf of the Company or the Acquiror pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on the third anniversary of the Effective Time, less one (1) day, and any right or claim to payment hereunder that remains outstanding on the third anniversary of the Effective Time, less one (1) day, shall, and any certificates, instruments or other documents previously evidencing ownership of Shares, Options or Equity-Based Compensation Units outstanding on such day, shall cease to represent a right or claim of any kind or nature, and the right of the holder to receive any consideration for the Shares, Options or Equity-Based Compensation Units held by such Person pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Acquiror for no consideration.

(f)
No holder of Shares shall be entitled to receive any consideration with respect to any Shares other than any cash payment to which such holder is entitled to receive pursuant to Section 3.1(c) or Section 4.1, as applicable, and Section 5.1(a) and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date.  No dividend or other distribution declared or made after the Effective Time with respect to the Shares with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Shares.

(g)
Subject to the rights of Dissenting Shareholders set out in this Plan of Arrangement, the right of each Former Shareholder, Former Optionholder and Former Equity-Based Compensation Holder to receive an amount of cash under this Arrangement shall be satisfied only out of the amounts deposited with the Depositary and payable by the Depositary pursuant to this Article 5, and no such Former Shareholder, Former Optionholder or Former Equity-Based Compensation Holder shall have any further right or claim as against the Purchaser, the Acquiror or the Company or any of their respective successors.

5.2  Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 3.1(c) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal (including the certificate of loss).  When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser, the Acquiror and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser, the Acquiror and the Company in a manner satisfactory to the Purchaser, the Acquiror and the Company, acting reasonably, against any claim that may be made against the Purchaser, the Acquiror and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

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5.3  Withholding Rights

The Purchaser, the Acquiror, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from or in respect of, all dividends (including deemed dividends), distributions, other payments (including without limitation any payments pursuant to Section 4.1) or consideration otherwise payable to any Person, and from, or in respect of, all payments or distributions to or in respect of Shares, Options or Equity-Based Compensation Units, such amounts as any of the Purchaser, the Acquiror or the Company determines, acting reasonably, are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986, or any provision of any other applicable Law, in each case, as amended. To the extent that amounts are so withheld or deducted and are remitted to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the person in respect of which such deduction and withholding was made.

5.4  Letter of Transmittal

At the time of mailing of the Company Circular or as soon as practicable thereafter, the Company shall forward a Letter of Transmittal to each holder of Shares at the address of such holder as it appears on the register maintained by or on behalf of the Company in respect of the holders of Shares.

5.5  Tax Election

The Company shall timely elect in accordance with subsection 110(1.1) of the Tax Act in respect of all Options acquired by the Company for cancellation under the Plan of Arrangement and provide evidence in writing of such election to each Former Optionholder

ARTICLE 6
AMENDMENTS

6.1  Amendments to Plan of Arrangement

(a)
The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be:

(i)	set out in writing;

(ii)	approved in writing in advance by the Purchaser;

(iii)	filed with the Court and, if made following the Company Meeting, approved by the Court; and

(iv)	communicated to holders of the Shares if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that the Purchaser shall have consented thereto in writing and in advance) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

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(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting and prior to the Effective Time shall be effective only if:

(i)	it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably); and

(ii)	if required by the Court, it is consented to by holders of the Shares voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser or the Acquiror, provided that it concerns a matter which, in the reasonable opinion of the Purchaser or the Acquiror, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Shares, Options or Equity-Based Compensation Units.

ARTICLE 7
FURTHER ASSURANCES

7.1  Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required in order further to document or evidence any of the transactions or events set out herein.

7.2  Paramountcy

From and after the Effective Time (a) this Plan of Arrangement shall take precedence and priority over any and all rights related to Shares, Options or Equity-Based Compensation Units issued prior to the Effective Time, (b) the rights and obligations of the holders of Shares, Options or Equity-Based Compensation Units and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Shares, Options or Equity-Based Compensation Units shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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SCHEDULE “C”
DEPOSITARY AGREEMENT

●, 2012

Computershare Investor Services Inc.
Suite 600 – 530 8th Avenue S.W.
Calgary, Alberta T2P 3S8

Attention: Jacky Patterson

Dear Ms. Patterson:

●, a wholly-owned subsidiary of URS Corporation (the “Acquiror”) and Flint Energy Services Ltd. (the “Company” and together with the Acquiror, the “Companies”) wish to engage Computershare Investor Services Inc. (“Computershare”) to act as depositary in connection with a proposed arrangement pursuant to Section 193 of the Business Corporations Act (Alberta) (the “Arrangement”) involving URS Corporation, the Acquiror, the Company, the holders (the “Shareholders”) of common shares in the capital of the Company (“Shares”) and the holders (the “Optionholders”, and together with the Shareholders, the “Securityholders”) of options to purchase Shares (“Options”), such Arrangement to be completed on the terms and conditions set forth in the arrangement agreement between URS Corporation and the Company dated February ●, 2012 (the “Arrangement Agreement”), and in accordance with the plan of arrangement in respect of the Arrangement attached to this agreement as Appendix “A” (the “Plan of Arrangement”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Arrangement Agreement.  Any reference herein to the Arrangement Agreement includes any amendment or modification thereof.

Pursuant to the Arrangement, the Shareholders will receive the Common Share Consideration for each Share held, the Optionholders will receive the Option Consideration for each Option held (in each case, less any amounts withheld on account of Taxes) and certain other payments shall be made in the manner set forth in the Arrangement Agreement and the Plan of Arrangement.

A special meeting of Securityholders to consider, and if thought advisable, to approve the Arrangement is scheduled for April ●, 2012.  A management information circular, forms of proxy for the Securityholders and a letter of transmittal (the “Letter of Transmittal”) for Shareholders (collectively, the “Arrangement Documents”) are to be mailed to Securityholders by Computershare Trust Company of Canada in its capacity as transfer agent and registrar for the Company on or about March ●, 2012.

The Companies wish to confirm the terms of Computershare’s appointment as depositary under the Arrangement on the terms set forth herein.

1.	Appointment

1.1	Computershare is hereby appointed by the Companies to act as depositary under the Arrangement, including:

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(a)	to accept, review, hold and deal with the Letters of Transmittal and any share certificates representing the Shares delivered with such Letters of Transmittal;

(b)	to receive, hold, deal with and distribute pursuant to and in accordance with the Plan of Arrangement the Common Share Consideration to which Shareholders are entitled under the Arrangement Agreement;

(c)	to receive, hold, deal with and distribute pursuant to and in accordance with the Plan of Arrangement the Option Consideration to which Optionholders are entitled under the Arrangement Agreement;

(d)
to receive, hold, deal with and distribute pursuant to and in accordance with the Plan of Arrangement the Equity-Based Compensation Consideration to which the holders of Equity-Based Compensation Units are entitled under the Arrangement Agreement; and

(e)
to receive, hold, deal with and distribute the funds representing the aggregate amount required to repay in full all loans, accrued interest and other amounts due under the Credit Agreement plus any additional amounts required by the lenders under the Credit Agreement to repay, secure or cash-collateralize all outstanding obligations under the Credit Agreement in respect of letters of credit, the MasterCard Line and all Service Agreements, unless other arrangements satisfactory to the Bank of Montreal and the other lenders under the Credit Agreement are made to secure, assign, transfer or terminate such obligations as contemplated by Section 5.4(j) of the Arrangement Agreement;

and Computershare accepts such appointment in accordance with the terms and conditions of this agreement (the “Agreement”).

1.2
Computershare is to satisfy the oral or written requests of brokers, bankers and other persons for copies of the Arrangement Documents.  The Company will supply Computershare with sufficient copies of the Arrangement Documents for this purpose.  Computershare is not authorized to offer, or to pay, any concessions or commission to brokers, bankers or other persons.

1.3
After the six month anniversary of the Effective Date, Computershare shall mail to each registered Shareholder who has not deposited Shares under the Arrangement at the time of such mailing (a) a letter reminding the Shareholder of the Arrangement, (b) a revised Letter of Transmittal and (c) a self-addressed envelope for use by such Shareholder (collectively, the “Reminder Notice”).  The Reminder Notice will be sent by first class mail to the address of the Shareholder as shown on the register of Shareholders maintained by the transfer agent for the Shares.

2.	Deposit of Shares

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2.1
Computershare is hereby authorized to accept certificates for Shares which are deposited to Computershare and to hold same upon the terms and conditions set forth herein.  In doing so, Computershare will ascertain that all deposits of Shares under the Arrangement are accompanied by a signed and completed Letter of Transmittal, with signatures guaranteed, as applicable.  Computershare shall be entitled to treat as issued and outstanding the shares represented by any certificate for Shares deposited with Computershare under the Arrangement, if the name on such certificate conforms to the name of the registered holder of the shares as it appears on the register maintained by Computershare Trust Company of Canada, as registrar and transfer agent of the Company.  Upon request by the Acquiror or the Company, Computershare will promptly provide it with copies of any Letters of Transmittal received by Computershare and certificates representing Shares deposited with Computershare as of the date of such request.

2.2
Computershare will direct any holder of Shares whose certificate for Shares has been lost, stolen or destroyed to submit a Letter of Transmittal completed to the best of their ability and to submit a letter describing the loss.  Computershare will supply a declaration of loss and indemnity bond in the forms supplied by the Companies or the Companies will otherwise inform Computershare of the requirements to be communicated to any holder of Shares inquiring as to the procedures to be followed to obtain a replacement certificate for a certificate lost, stolen or destroyed and instruct such holder to properly complete such documents.

2.3
If applicable, the Companies hereby agree to the use of the Automated Tender Offer Program (“ATOP”) currently utilized by The Depositary Trust Company (“DTC”) and its Participants.  It is hereby understood and agreed by the Companies that the use of ATOP requires that Computershare execute a Letter of Agreement with DTC.  The Companies hereby authorize and direct Computershare to execute the Letter of Agreement with DTC, in such form as the parties may agree, acting reasonably.

2.4
The Companies acknowledge and accept that the delivery by DTC of an Agent’s Message (in accordance with the provisions of the ATOP Agents Procedures) to Computershare shall satisfy the terms of the Arrangement as to the execution and delivery of a Letter of Transmittal by the Participant identified in such Agent’s Message, without such Participant physically completing and surrendering such Letter of Transmittal.

2.5	The Companies hereby authorize and direct Computershare to use the clearing and settlement system (“CDSX”) currently utilized by CDS Clearing and Depositary Services Inc. (“CDS”) and its Participants.

2.6
The Companies acknowledge and accept the use of CDSX by a Participant of CDS (in accordance with the provisions of the CDS Participant Rules) shall satisfy the terms of the Arrangement Agreement as to the execution and delivery of a Letter of Transmittal by the Participant, without such Participant physically completing and surrendering such Letter of Transmittal.

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2.7
No payment shall be made with respect to any Shares held by Dissenting Shareholders.  As promptly as practicable before the Effective Time, the Company shall provide Computershare with a list of the names of all Dissenting Shareholders, if any.  Computershare shall inform the Companies in writing promptly upon the receipt of any Letters of Transmittal and any accompanying certificates representing Shares from any Dissenting Shareholder and provide such further information about the certificates surrendered by a Dissenting Shareholder and the documents accompanying such surrender as the Companies may request.

3.	Improper Deposits

3.1
If a Letter of Transmittal or other required document has been improperly completed or signed, or the certificate(s) representing Shares accompanying a Letter of Transmittal are not in proper form for deposit, or some other irregularity in connection with a deposit exists, Computershare will make reasonable efforts to contact such holder of Shares to cause such irregularity to be corrected.

3.2
If Computershare has any doubt whether any Shares have been properly deposited under the Arrangement, Computershare will seek the advice of the Acquiror’s legal counsel as to the acceptability of the deposit, with a copy of the Computershare’s request for advice to the parties listed under Section 7. If reasonable efforts to correct an improper deposit prove to be unsuccessful, Computershare will seek the advice of such legal counsel with respect to the procedures to be followed. Computershare will reject any deposit if, in the opinion of the Acquiror’s legal counsel, the deposit has been made improperly and Computershare will take such action as directed to by such legal counsel.

3.3
Notwithstanding any other provision of this Agreement, in the case of the loss, theft or destruction of a certificate for Shares, the holder of such certificate must deliver to the the Companies and Computershare (a) evidence satisfactory to the Companies and Computershare of the loss, theft or destruction of such certificate and (b) an indemnity bond satisfactory to the Companies and Computershare, before such Shares will be considered properly deposited under the Arrangement.

3.4
Subject to Section 3.3 above, and notwithstanding any other provision of this Agreement, the Acquiror shall have full discretion to determine whether any type of deposit is complete and proper and the Acquiror has the absolute right to determine whether to accept or reject any category of deposit not in proper form.

4.	Payment

4.1
The Acquiror shall, on or prior to the Filing Date, deliver to Computershare (by wire transfer), or to such other person as the Company and URS Corporation shall agree in writing, an amount sufficient to pay the following:

(a)	the aggregate Common Share Consideration;

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(b)
the aggregate amount required to repay in full all loans, accrued interest and other amounts due under the Credit Agreement plus any additional amounts required by the lenders under the Credit Agreement to repay, secure or cash-collateralize all outstanding obligations under the Credit Agreement in respect of letters of credit, the MasterCard Line and all Service Agreements, unless other arrangements satisfactory to the Bank of Montreal and the other lenders under the Credit Agreement are made to secure, assign, transfer or terminate such obligations as contemplated by Section 5.4(j) of the Arrangement Agreement;

(c)	the aggregate Option Consideration; and

(d)	the aggregate Equity-Based Compensation;

(the foregoing is collectively referred to as the “Aggregate Purchaser Closing Payment”).  Computershare hereby waives any and all rights of lien, attachment or set-off whatsoever, if any, against the Aggregate Purchaser Closing Payment, whether such rights arise by reason of statutory or common law, by contract or otherwise.

4.2
In accordance with the Plan of Arrangement, for properly deposited Shares received prior to the Effective Date, Computershare will, as soon as practicable upon Computershare’s receipt of funds representing the Common Share Consideration in accordance with Section 4.1 and written notice from the Acquiror that the Effective Time has occurred, arrange for the delivery of the Common Share Consideration for such Shares by first class mail in accordance with the instructions of the depositing holders of Shares as set forth in the Letters of Transmittal.  Computershare will not arrange for payment of the Shares until the certificate(s), Letters of Transmittal and all required documents are received by Computershare unless Computershare is otherwise instructed in writing by the Acquiror. Thereafter, for deposits of Shares received by Computershare on or after the Effective Date, payment will be made as soon as practicable.

4.3
It is agreed that payments to Shareholders in excess of $25 million shall be made by electronic transfer, rather than by cheques, bank drafts or other, traditional, paper-based payment items. For payments to Shareholders in amounts less than $25 million, cheques will be drawn on a designated account maintained by Computershare. If no address is specified on a Letter of Transmittal, cheques will be forwarded to the address of the Shareholder as shown on the register maintained by Computershare Trust Company of Canada, the transfer agent and registrar for the Shares (the “Transfer Agent”).

4.4
In accordance with the Plan of Arrangement, for the Options outstanding on the Effective Date, Computershare will, as soon as practicable upon Computershare’s receipt of funds representing the Option Consideration in accordance with Section 4.1 and written notice from the Acquiror that the Effective Time has occurred, arrange for the delivery of the Option Consideration, less any amounts that the Company shall be entitled to withhold or deduct under the Plan of Arrangement, which amounts will be set out in the Optionholder List (defined below), for such Options by first class mail to the address of the Optionholder as shown on the register of Optionholders maintained by the Company.  The Company shall, at least five Business Days prior to the Effective Date provide Computershare and the Acquiror with the list of Optionholders (the “Optionholder List”).  The Optionholder List will show, for each Optionholder: (a) name; (b) address for delivery of the Option Consideration payable to the Optionholder; and (c) entitlement of the Optionholder to the Option Consideration, including (i) the total Option Consideration attributable to the Optionholder, (ii) the amount to be withheld from the Option Consideration payable to the Optionholder and paid to the Company (or as the Company may direct in writing) in respect of applicable employment source deductions, and (iii) the resulting net Option Consideration to be paid to the Optionholder.

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4.5
In accordance with the Plan of Arrangement, for the Equity-Based Compensation Units outstanding on the Effective Date, Computershare will, as soon as practicable upon Computershare’s receipt of funds representing the Equity-Based Compensation Consideration in accordance with Section 4.1 and written notice from the Acquiror that the Effective Time has occurred, arrange for the delivery of the Equity-Based Compensation Consideration, less any amounts that the Company shall be entitled to withhold or deduct under the Plan of Arrangement, which amounts will be set out in the Equity-Based Compensation List (defined below) for such Equity-Based Compensation Units by first class mail to the address of the holder of Equity-Based Compensation Units as shown on the register of holders of Equity-Based Compensation Units maintained by the Company.  The Company shall, at least five Business Days prior to the Effective Date provide Computershare and the Acquiror with the list of holders of Equity-Based Compensation Units (the “Equity-Based Compensation List”).  The Equity-Based Compensation List will show, for each holder of Equity-Based Compensation Units: (a) name; (b) address for delivery of the Equity-Based Compensation Consideration payable to the holder of Equity-Based Compensation Units; and (c) entitlement of the holder of Equity-Based Compensation Units to the Equity-Based Compensation Consideration, including (i) the total Equity-Based Compensation Consideration attributable to the holder of Equity-Based Compensation Units, (ii) the amount to be withheld from Equity-Based Compensation Consideration payable to the holder of Equity-Based Compensation Units and paid to the Company (or as the Company may direct in writing) in respect of applicable employment source deductions, and (iii) the resulting net Equity-Based Compensation Consideration to be paid to the holder of Equity-Based Compensation Units.

4.6
In accordance with the Arrangement Agreement, Computershare will, as soon as practicable upon Computershare’s receipt of funds representing the aggregate amount required to repay in full all loans, accrued interest and other amounts due under the Credit Agreement plus any additional amounts required by the lenders under the Credit Agreement to repay, secure or cash-collateralize all outstanding obligations under the Credit Agreement in respect of letters of credit, the MasterCard Line and all Service Agreements and written notice from the Acquiror that the Effective Time has occurred, arrange for payment of such amount under the Credit Agreement as so directed by the Acquiror.

4.7
If the Companies determine and advise Computershare in writing that delivery by mail may be delayed, Computershare will make arrangements for Shareholders, Optionholders and holders of Equity-Based Compensation Units to take delivery of the Common Share Consideration, Option Consideration and Equity-Based Compensation Consideration, as the case may be, at Computershare’s office in Calgary until the Companies determine that delivery by mail will no longer be delayed.  Any additional costs associated therewith shall be paid by the Companies.

4.8
In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Transfer Agent, a cheque representing the proper cash payment shall be delivered to a transferee if the certificate representing such Shares is presented to Computershare, accompanied by all documents and instruments required to evidence and effect such transfer.

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4.9	In connection with the Arrangement, all of the issued and outstanding Shares are to be transferred to and registered in the name of the Acquiror as of the Effective Date.

4.10
Until deposited as described above, each certificate which immediately prior to the Effective Date represented outstanding Shares shall be deemed at any time after the Effective Date, subject to the terms of the Plan of Arrangement, to represent only the right to receive upon such deposit a cheque(s) representing the Common Share Consideration which such Shareholder is entitled to receive pursuant to the Arrangement in exchange for the Shares.

4.11
Any payment made by way of cheque by Computershare on behalf of the Company or the Acquiror pursuant to the Plan of Arrangement or Arrangement Agreement that has not been deposited or has been returned to Computershare or that otherwise remains unclaimed, in each case, on the third anniversary of the Effective Time, less one (1) day, and any right or claim to payment hereunder that remains outstanding on the third anniversary of the Effective Time, less one (1) day, shall cease to represent a right or claim of any kind or nature, and the right of the holder to receive any consideration for the Shares, Options or Equity-Based Compensation Units held by such person shall terminate and be deemed to be surrendered and forfeited to the Acquiror for no consideration.  In such case, Computershare shall return such amounts to the Acquiror.

5.	Placement of Amount Held

5.1
The funds initially delivered to Computershare pursuant to Section 4.1 hereunder, less any amounts paid pursuant to this Agreement (collectively, the “Amount Held”), shall be held in an account of Computershare’s designated in the name of the Acquiror.

5.2
Until paid out in accordance with this Agreement, the Amount Held shall be kept segregated in Computershare’s records and shall be deposited in one or more trust accounts to be maintained by Computershare in Computershare’s name at one or more banks listed in Appendix “C” to this Agreement (each such bank, an “Approved Bank”).  If the Acquiror directs Computershare at any time prior to the issuance of the Certificate of Arrangement to return all or any part of the funds, Computershare shall comply with such direction.

Prior to the Effective Time, all amounts held by Computershare pursuant to this Agreement shall be held by Computershare for the Acquiror.  After the Effective Time, amounts held by Computershare under Section 4.1(a) shall be held for the Acquiror and under Sections 4.1(b), (c) and (d) shall be held by Computershare for the Company.  The amounts held by Computershare pursuant to this Agreement, provided the amounts are deposited by Computershare with an Approved Bank at the direction of the Acquiror, are at the sole risk of the Acquiror and, without limiting the generality of the foregoing, Computershare shall have no responsibility or liability for any diminution of the Amount Held which may result from any deposit made with an Approved Bank pursuant to this Section 5.2, including any losses resulting from a default by the Approved Bank.  The Acquiror acknowledges and agrees that Computershare may deposit the Amount Held at any Approved Bank, and that Computershare is not required to make any further inquires in respect of any such bank.

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At any time and from time to time, the Acquiror shall be entitled to direct Computershare by written notice (a) not to deposit any new amounts in any Approved Bank specified in the notice and/or (b) to withdraw all or any of the Amount Held that may then be deposited with any Approved Bank specified in the notice.  With respect to any withdrawal notice, Computershare will endeavour to withdraw such amount specified in the notice as soon as reasonably practicable and the Acquiror acknowledges and agrees that such specified amount remains at the sole risk of the Acquiror prior to and after such withdrawal.

5.3
Computershare does not have any interest in the Amount Held but is serving as depositary only and is not a debtor of the Acquiror in respect of the Amount Held. All interest accruing on the Amount Held shall be on account of the Acquiror.

6.	Return of Deposited Shares

If the Companies give Computershare written notice that the Arrangement Agreement has been terminated and the Arrangement has not been consummated in accordance therewith, Computershare will arrange, as soon as practicable after receipt of such written notice, for the return of deposited certificates for Shares to the presenter/depositor of such certificates.

7.	Notices

Any demand, notice or communication required or contemplated by this Agreement shall be in writing and sent by personal delivery, courier, mail or facsimile transmission addressed as indicated below, and to Computershare as indicated in the heading of this Agreement or to a facsimile number, or to such other address, individual or facsimile number as may be designated by notice provided by any party to the others.  In the event of actual or anticipated postal disruption, courier service personal delivery or facsimile transmission shall be used.  Any demand, notice or other communication shall be deemed conclusively to have been received by the addressee (i) if sent by mail, five (5) business days after posting; (ii) if sent by courier service or personal delivery, upon actual delivery; and (iii) if sent by facsimile transmission, upon the same business day if given during the ordinary business hours of the addressee, or the next following business day if given outside of such hours.

(a)	if to the Acquiror:

c/o URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

Attention:                      H. Thomas Hicks
Fax:                         1.415.398.1905
E-mail:                            tom.hicks@urs.com

with a copy to:

Osler, Hoskin & Harcourt LLP
Suite 2500, 450 – 1st Street S.W.
Calgary, Alberta T2P 5H1

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Attention:                     Frank J. Turner
Fax:                         1.403.260.7024
E-mail:                            fturner@osler.com

(b)	if to the Company:

Flint Energy Services Ltd.
700, 300 – 5th Avenue S.W.
Calgary, Alberta T2P 3C4

Attention:                     Paul Boechler
E-mail:                            pboechler@flintenergy.com

with a copy to:

Bennett Jones LLP
4500, 855 – 2nd Street S.W.
Calgary, Alberta  T2P 4K7

Attention:                      David Spencer
Fax:                         1.403.265.7219
E-mail:                             spencerd@bennettjones.com

8.	Fees

Computershare’s fees for acting hereunder will be those set forth in Appendix “B” attached hereto. The Companies will pay all Computershare’s reasonable out-of-pocket expenses in connection with Computershare’s duties hereunder (including, without limitation, overtime expenses, postage, courier, long distance calls, G.S.T., mailing insurance, photocopying, and expert consultant and counsel fees and disbursements).  All fees and reasonable out-of pocket expenses will be paid by the Companies within thirty (30) days from the date of invoice and the Companies acknowledge that late payment may be subject to interest charges as indicated on the invoice.  The Companies acknowledge and agree that Computershare’s fees are confidential information.  As such, the Companies agree not to disclose any such fees to any third party without Computershare’s prior written consent, save and except for disclosure (a) to the Companies’ professional advisors, held to strict confidence; and (b) as required or otherwise compelled by law.

9.	Liability and Indemnity

9.1
Computershare shall not be liable for any error of judgement or any act or omission or for any mistake of fact or law except by reason of Computershare’s gross negligence or wilful misconduct.  Computershare shall not be answerable for the default or misconduct of any agent or counsel provided that any such party selected by Computershare was chosen with reasonable care.

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9.2
The Companies jointly and severally indemnify and hold Computershare, its successors and permitted assigns, as well as Computershare’s and their respective directors, officers, employees and agents, harmless from and against any and all claims, demands, assessments, interest, penalties, actions, suits, proceedings, liabilities, losses, damages, costs and expenses, including, without limiting the foregoing, expert, consultant and counsel fees and disbursements on a solicitor and client basis, arising from or in connection with any actions or omissions that Computershare or they take pursuant to this Agreement or the Arrangement Agreement, provided that any such action or omission is taken in good faith and without gross negligence or wilful misconduct or is taken on advice and instructions given to Computershare or them by the Companies, the Companies’ representatives, or counsel consulted by Computershare or them.

9.3
Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, Computershare shall not be liable under any circumstances whatsoever for any (a) breach by any other party of securities law or other rule of any securities regulatory authority, (b) lost profits or (c) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages, except to the extent such losses or damages are caused directly or indirectly by Computershare’s gross negligence or wilful misconduct.

9.4
In the event of any claim, action or proceeding brought or commenced against Computershare, Computershare shall notify the Companies promptly after Computershare has received written assertion of such claim or shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim, action or proceeding. The Companies shall undertake the investigation and defence of any such claim, action or proceeding and Computershare shall have the right to retain other counsel, at Computershare’s own expense, to act on Computershare’s behalf, provided that, if Computershare reasonably determines that a conflict of interest or other circumstance wherein Computershare’s best interests would not be adequately represented exists that make representation by counsel chosen by the Companies not advisable, the fees and disbursements of such other counsel shall be paid by the Companies.

9.5
Notwithstanding any other provision in this Agreement, the provisions of this Article 9 shall survive indefinitely, including the removal of or resignation by Computershare in connection with any and all of Computershare’s duties and obligations under this Agreement.

9.6
Computershare shall retain the right not to act and shall not be liable for refusing to act under this Agreement if, due to a lack of information or for any other reason whatsoever, Computershare, in its sole judgment, determines that such act might cause Computershare to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline.  Further, should Computershare, in its sole judgment, determine at any time that Computershare’s acting under this Agreement has resulted in it being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then Computershare shall have the right to resign on ten (10) days written notice to the Companies, provided (i) that Computershare’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to Computershare’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

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10.	Tax

10.1
The Company shall be solely responsible for all tax processing relating to or arising from the duties or actions contemplated by this Agreement, including evaluation, reporting, remittance, filing, and issuance of tax slips, summaries and reports, except as is specifically delegated to Computershare pursuant to this Agreement or as may be agreed subsequently, as confirmed in writing by the parties.

10.2
Computershare is hereby authorized and instructed to deduct from any payment to an Optionholder or a holder of Equity-Based Compensation Units such amount as is specified on the Optionholder List or the Equity-Based Compensation List as the required employment source deductions in respect of such Optionholder or holder of Equity-Based Compensation Units and to pay the aggregate of such withheld amounts to the Company in accordance with the Optionholder List or Equity-Based Compensation List.

10.3
Computershare shall process only such tax matters as have been specifically delegated to Computershare pursuant to this Agreement or as may be agreed subsequently, and, in so doing, Computershare does not undertake to carry out any inquiry, evaluation, reporting, remittance, filing or issuance of tax slips, summaries and reports necessarily incidental thereto, which shall remain the sole responsibility of the Companies. Computershare shall be entitled to rely upon and assume, without further inquiry or verification, the accuracy and completeness of any tax processing information, documentation or instructions received by Computershare, directly or indirectly, from or on behalf of the Companies. It is agreed that any such direction must be supplied to Computershare prior to processing any deposits of the Shares.

11.	Termination

11.1
Computershare may terminate this Agreement for any reason whatsoever upon thirty (30) days prior written notice to the other parties or such shorter period as the parties may agree to in writing.  In addition, the parties may by written instrument terminate this Agreement.

12.	General

12.1	In acting as depositary, Computershare:

(a)	shall have no duties or obligations other than those set forth herein or as may subsequently be agreed to by Computershare and the Companies;

(b)	shall have no obligation to make any payments hereunder unless Computershare shall have been provided the necessary funds in advance to pay in full all amounts due and payable with respect thereto;

(c)
shall not be obliged to take any legal action that might in Computershare’s judgment involve any expense or liability unless Computershare shall have been furnished with reasonable funding and indemnity;

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(d)
may consult counsel satisfactory to Computershare at the Company’s expense and the advice or opinion of such counsel shall be full and complete authorization or protection in respect of any action or omission taken by Computershare thereunder, acting reasonably and in good faith, in accordance with the advice or opinion of such counsel;

(e)
shall not be called upon at any time to advise any person depositing or considering depositing Shares under the terms of the Arrangement as to the wisdom in making such deposit or as to the increase or decrease in the market value of the Shares; and

(f)
may rely upon any instruction, instrument, certificate, report or paper believed by Computershare to be genuine and to have been signed or presented by the proper person(s) and Computershare shall be under no duty to make any investigation or inquiry as to any signature or statement contained therein, but may accept the same as having been properly given and as conclusive evidence of the truth and accuracy of any statements therein contained.

12.2
It is agreed that Computershare and the Companies shall treat all Shareholders in the same manner and shall not provide preferential treatment to any Shareholder or Shareholders in connection with deposits, deficiency of such deposits and payment.

12.3	This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties.

12.4	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.5	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

12.6	This Agreement may be signed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.7	Time shall be of the essence of this Agreement.

12.8	All dollar references in this Agreement are in Canadian dollars unless otherwise noted.

12.9
Any inconsistency between this Agreement and the Arrangement Agreement, shall be resolved in favour of the latter, except with respect to the duties, liabilities and indemnifications of Computershare as depositary, which will be resolved in favour of this Agreement.

12.10
No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto.  This Agreement and the schedules attached hereto represent the entire Agreement between the parties with respect to the subject matter hereof.

12.11	The use of headings and division of sections and paragraphs is for convenience of reference only and does not affect the construction or interpretation of the Agreement.

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12.12
Computershare shall not be liable, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

12.13
The Companies hereby represent that any account to be opened by Computershare, and any money, securities or other assets to be held by Computershare, in connection with this Agreement, for or to the credit of the Companies, are not intended to be used by or on behalf of any party other than the Companies.

12.14
The parties hereto confirm that it is their wish that this Agreement as well as all other documents relating hereto, including notices, have been and shall be drawn up in English. Les parties aux présentes confirment leur consentement à ce que cette convention de même que tous les documents, ainsi que tout avis s’y rattachant, soient rédigés en anglais.

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Kindly indicate Computershare’s acceptance of the terms of this letter by signing and returning to the Companies the duplicate hereof, in which case this letter will form an Agreement between us.

FLINT ENERGY SERVICES LTD.

By:	/s/
Name
Title

[THE ACQUIROR]

Date	By:	/s/
Name
Title

Accepted and agreed to as of the ___ day of _______________, 2012.

COMPUTERSHARE INVESTOR SERVICES INC.

Date	Per:	/s/
Name
Title

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APPENDIX  “A”

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APPENDIX “B”

[Fees referred to in Section 8]

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APPENDIX “C”

APPROVED BANKS
Bank	Relevant S&P Issuer Credit Rating (as at February 2, 2011)
Bank of Montreal	A+
Citibank NA	A+
Bank of America NA	A+
Harris Bancorp Inc.	A+
PNC Bank NA	A+
The Bank of Nova Scotia	AA-
Royal Bank of Canada	AA-
The Toronto-Dominion Bank	AA-

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SCHEDULE “D”

DEMAND PROMISSORY NOTE

___________________, 2012	Principal Amount: CDN$●

FOR VALUE RECEIVED, Flint Energy Services Ltd. (the “Company”) unconditionally promises to pay to or to the order of [the Acquiror], a corporation governed by the laws of the Province of Alberta, ON DEMAND, the principal sum of ● (CDN$●) in lawful money of Canada (the “Principal Amount”) pursuant to Section 2.8(a) of the Arrangement Agreement between URS Corporation and the Company dated February 20, 2012.

The Principal Amount outstanding at any time shall not bear interest.

The undersigned hereby waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonour, bringing of suit and diligence in taking any action.

This Demand Promissory Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

-signature page follows-

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IN WITNESS WHEREOF the undersigned has executed this Demand Promissory Note effective the day noted above.

FLINT ENERGY SERVICES LTD.

By:	/s/ Stuart O'Connor
Name: Stuart O'Connor
Title: Chairman of the Board

By:	/s/ W.J. Lingard
Name: W.J. Lingard
Title: President, Chief Executive Officer and Director

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